  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1996.

                                                     REGISTRATION NO. 333-03979

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          GIBRALTAR STEEL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     3316                    16-1445150
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                             3556 LAKE SHORE ROAD
                                 P.O. BOX 2028
                         BUFFALO, NEW YORK 14219-0228
                                (716) 826-6500
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                BRIAN J. LIPKE
                     CHAIRMAN OF THE BOARD, PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                          GIBRALTAR STEEL CORPORATION
                             3556 LAKE SHORE ROAD
                                P. O. BOX 2028
                         BUFFALO, NEW YORK 14219-0228
                                (716) 826-6500
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:

        GERALD S. LIPPES, ESQ.                  ALAN G. STRAUS, ESQ.
       ROBERT J. OLIVIERI, ESQ.         SKADDEN, ARPS, SLATE, MEAGHER & FLOM
 LIPPES, SILVERSTEIN, MATHIAS & WEXLER            919 THIRD AVENUE
                  LLP                         NEW YORK, NEW YORK 10022
         700 GUARANTY BUILDING                     (212) 735-3000
           28 CHURCH STREET
     BUFFALO, NEW YORK 14202-3950
            (716) 853-5100

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                          GIBRALTAR STEEL CORPORATION

                                    FORM S-1

                             REGISTRATION STATEMENT
        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

 1.  Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus..... Forepart of the Registration Statement;
                                                 Outside Front Cover Page of the Prospectus
 2.  Inside Front and Outside Back Cover Pages
     of Prospectus.............................. Inside Front and Outside Back Cover Pages
                                                 of the Prospectus
 3.  Summary Information, Risk Factors and Ratio
     of Earnings to Fixed Charges............... Prospectus Summary; Summary Financial and
                                                 Operating Data; Risk Factors; Selected
                                                 Financial Data; Unaudited Pro Forma
                                                 Financial Data
 4.  Use of Proceeds............................ Use of Proceeds; Management's Discussion
                                                 and Analysis of Financial Condition and
                                                 Results of Operations
 5.  Determination of Offering Price............ Risk Factors; Underwriting
 6.  Dilution................................... Not Applicable
 7.  Selling Security Holders................... Principal and Selling Stockholders
 8.  Plan of Distribution....................... Underwriting
 9.  Description of Securities to be
     Registered................................. Capitalization; Description of Capital
                                                 Stock; Shares Eligible for Future Sale
10.  Interests of Named Experts and Counsel..... Legal Matters; Certain Transactions
11.  Information with Respect to the
     Registrant................................. Prospectus Summary; Risk Factors; Use of
                                                 Proceeds; Capitalization; Price Range of
                                                 Common Stock; Dividend Policy; Selected
                                                 Financial Data; Unaudited Pro Forma
                                                 Financial Data; Management's Discussion
                                                 and Analysis of Financial Condition and
                                                 Results of Operations; Business;
                                                 Management; Certain Transactions;
                                                 Principal and Selling Stockholders;
                                                 Description of Capital Stock; Financial
                                                 Statements
12.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities................................ Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                               JUNE 18, 1996

PROSPECTUS

3,000,000 SHARES

GIBRALTAR STEEL CORPORATION                                  [LOGO OF GIBRALTAR]

COMMON STOCK
($.01 PAR VALUE)

Of the 3,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), of Gibraltar Steel Corporation (the "Company") being offered hereby, 2,000,000 shares are being issued and sold by the Company and 1,000,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders".

The Common Stock is traded on the NASDAQ Stock Market ("NASDAQ") under the symbol "ROCK". On June 17, 1996, the last reported sale price of the Common Stock was $20.50 per share. See "Price Range of Common Stock".

SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                          PRICE TO UNDERWRITING PROCEEDS TO PROCEEDS TO
                          PUBLIC   DISCOUNT     COMPANY(1)  SELLING STOCKHOLDERS
Per Share................   $      $            $           $
Total(2).................   $      $            $           $
- --------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company, estimated at $800,000.

(2) The Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 450,000 shares of Common Stock at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $   , $    and $   ,
    respectively. See "Underwriting".

The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares of Common Stock will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York,
or through the facilities of The Depository Trust Company, on or about       ,
1996.

SALOMON BROTHERS INC                                           SMITH BARNEY INC.

The date of this Prospectus is       , 1996.

                                     [MAP]




IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON NASDAQ, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under "Risk Factors". Unless otherwise indicated, all information in this Prospectus assumes no exercise of the over-allotment option. Unless the context otherwise requires, the "Company" refers to Gibraltar Steel Corporation and its subsidiaries.

                                  THE COMPANY

  Gibraltar Steel Corporation (the "Company"), through its subsidiaries, is a leading processor of high value-added steel products. The Company's primary focus is on a broad range of products and services based on cold-rolled strip and coated sheet steel, and also heavy duty steel strapping. To complement these products and services, the Company offers specialized metallurgical heat treating services, operates two state-of-the-art materials management facilities, and has an equity interest in two commercial steel pickling operations.

  Processed cold-rolled strip steel products comprise a segment of the cold-rolled sheet steel market that is defined by more precise widths, improved surface conditions and tighter gauge tolerances than are supplied by primary manufacturers of flat-rolled steel products. The Company's cold-rolled strip steel products are sold to manufacturers in the automotive, hand tool, appliance and hardware industries, as well as to other customers who demand critical specifications in their raw material needs. The Company's coated steel products, which include galvanized, galvalume and pre-painted sheet products, are sold primarily to the commercial and residential metal building industry for roofing and siding applications. The Company's strapping products are used in heavy duty industrial applications. Heat treating, which refines the metallurgical properties of steel and other metals, is required to achieve critical performance characteristics in a wide variety of consumer and industrial applications.

  The Company attributes its operating and financial success to the aggressive pursuit of its business strategy, the key elements of which include: a focus on high value-added, high margin products and services; a commitment to internal growth and continuous cost reductions; a commitment to external expansion through the acquisition of related businesses with long-term growth potential; and a dedication to quality, service and customer satisfaction.

  The pursuit of its business strategy has allowed the Company to limit the impact of the cyclical nature of the steel industry and has enabled the Company to achieve pre-tax profits in every year since 1976. In addition, over the past five years the Company has increased its revenues and pre-tax profits by compound annual growth rates of approximately 22% and 38%, respectively.

  In implementing its business strategy, the Company has:

  . Acquired the Wm. R. Hubbell Steel Corporation ("Hubbell Steel") in April 1995, a leading national supplier and processor of coated sheet steel products for the commercial and residential metal building industry. Hubbell Steel contributed approximately $63 million to the Company's revenues in 1995.

  . Acquired Carolina Commercial Heat Treating, Inc. ("CCHT") in February 1996, a leading metallurgical heat treater in the southeastern United States. CCHT had 1995 revenues from processing customer-owned parts and materials of approximately $21.5 million.

  . Started up a new cold-rolled processing facility in Chattanooga, Tennessee in late 1994, increasing the Company's customer base and product distribution in the southeastern United States. This facility has a design capacity of approximately 84,000 tons per year.

  . Opened a second state-of-the-art materials management facility in Woodhaven, Michigan in the second half of 1995, which provides dedicated, specialized inventory management services and has a design throughput capacity of approximately 600,000 tons per year.

  . Through its joint venture, started up a second steel pickling operation in the second half of 1995, which added over 400,000 tons of annual pickling capacity.

  . During the second quarter of 1996, committed to substantially increase its cold-rolling capacity at its Cleveland operation through the construction of a new mill. The Company believes that this new mill, with a design capacity of approximately 120,000 tons per year and a maximum rolling width of 50 inches, will be the widest mill for the production of cold-rolled strip steel in North America, yielding substantial production efficiencies. Start-up of the new mill is expected in late 1997.

  The Company was incorporated under the laws of the State of Delaware in 1993. The Company's executive offices are located at 3556 Lake Shore Road, Buffalo, New York 14219, and its telephone number is (716) 826-6500.

                                  THE OFFERING

Common Stock being offered by:
    The Company....................... 2,000,000 shares
    The Selling Stockholders.......... 1,000,000 shares
                                       ----------------
      Total........................... 3,000,000 shares
                                       ================
Common Stock to be outstanding after
 the offering......................... 12,173,900 shares(1)
Use of proceeds from the sale of
 Common Stock by the Company.......... To repay outstanding bank indebtedness.
                                       See "Use of Proceeds".
NASDAQ symbol......................... ROCK

- --------

(1) Excludes (i) an aggregate of 400,000 shares of Common Stock reserved for issuance under the Non-Qualified Plan (as hereinafter defined), of which 200,000 shares were subject to outstanding options as of June 17, 1996 at a weighted average exercise price of $10.75 per share, (ii) an aggregate of 600,000 shares of Common Stock reserved for issuance under the Incentive Plan (as hereinafter defined) of which 270,000 shares were subject to outstanding options as of June 17, 1996 at a weighted average exercise price of $10.81 per share, and (iii) an aggregate of 100,000 shares of Common Stock reserved for issuance under the Restricted Stock Plan (as hereinafter defined). See "Management--Employee Plans".

                      SUMMARY FINANCIAL AND OPERATING DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               THREE MONTHS
                                   YEAR ENDED DECEMBER 31,(a)                 ENDED MARCH 31,
                          ------------------------------------------------  -----------------
                            1991      1992      1993      1994    1995(b)    1995    1996(c)
                          --------  --------  --------  --------  --------  -------  -------
INCOME STATEMENT
 DATA(d):
Net Sales...............  $128,982  $145,680  $167,883  $200,142  $282,833  $58,765  $82,034
Cost of Sales...........   110,222   120,311   138,559   166,443   240,370   48,579   68,005
                          --------  --------  --------  --------  --------  -------  -------
Gross Profit............    18,760    25,369    29,324    33,699    42,463   10,186   14,029
Selling, General and
 Administrative.........    11,924    14,915    16,390    17,520    22,095    5,090    7,354
                          --------  --------  --------  --------  --------  -------  -------
Income from Operations..     6,836    10,454    12,934    16,179    20,368    5,096    6,675
Other Income (Expense):
 Interest Expense.......    (2,262)   (1,873)   (1,621)   (1,374)   (3,984)    (559)  (1,073)
 Other Income...........       --        --        200       --        --       --       --
                          --------  --------  --------  --------  --------  -------  -------
                            (2,262)   (1,873)   (1,421)   (1,374)   (3,984)    (559)  (1,073)
                          --------  --------  --------  --------  --------  -------  -------
Income Before Taxes.....     4,574     8,581    11,513    14,805    16,384    4,537    5,602
Income Taxes(e).........       454       339     6,300     5,996     6,662    1,860    2,268
                          --------  --------  --------  --------  --------  -------  -------
 Net Income.............  $  4,120  $  8,242  $  5,213  $  8,809  $  9,722  $ 2,677  $ 3,334
                          ========  ========  ========  ========  ========  =======  =======
 Net Income Per Share...                                $    .87  $    .96  $   .26  $   .33
                                                        ========  ========  =======  =======
Pro Forma Net
 Income(f)..............  $  3,278  $  5,853  $  7,337
                          ========  ========  ========
Pro Forma Net Income Per
 Share(g)...............  $    .32  $    .58  $    .72
                          ========  ========  ========
OTHER DATA:
Capital
 Expenditures(h)........  $  3,478  $  5,750  $ 10,468  $ 16,171  $ 14,504  $ 5,527  $ 3,262
Depreciation and
 Amortization...........     3,217     3,226     3,399     3,445     4,538      924    1,395

                                                        DECEMBER 31,
                                                      ----------------
                                                                       MARCH 31,
                                                        1994    1995     1996
                                                      -------- ------- ---------
BALANCE SHEET DATA(i):
Current Assets....................................... $ 70,552 $86,995 $101,472
Current Liabilities..................................   22,028  29,480   40,048
Total Assets.........................................  126,380 167,423  208,370
Total Debt...........................................   38,658  59,054   82,847
Stockholders' Equity.................................   60,396  70,244   73,578

- --------
(a) One of the Company's subsidiaries historically had a fiscal year end of October 31. Effective with the year ended December 31, 1993, such entity adopted a calendar year end. See Note 1 to the Consolidated Financial Statements (as hereinafter defined). As a result of such change, other income for the year ended December 31, 1993 includes $200,000 of net income attributable to November and December 1992 for such entity.
(b) Includes the results of Hubbell Steel from its acquisition on April 3, 1995.
(c) Includes the results of CCHT from its acquisition on February 14, 1996.
(d) See "Selected Financial Data" for unaudited pro forma presentations of the results of operations had the following occurred on January 1, 1995: (i) the consummation of the acquisitions of both Hubbell Steel and CCHT and borrowings to finance such acquisitions; and (ii) the consummation of this offering and the application of the estimated net proceeds therefrom to reduce indebtedness and the related reduction in interest expense.
(e) Includes $5,100,000 for reinstatement of deferred income taxes upon termination of the S Corporation status of certain of the Company's subsidiaries during the year ended December 31, 1993.
(f) Certain of the Company's subsidiaries historically were treated as S Corporations for federal and certain state income tax purposes. Immediately prior to consummation of the Company's initial public offering in November 1993, such S Corporation status was terminated. Pro forma net income assumes that each of the Company's subsidiaries had been subject to corporate income taxation as a C Corporation during periods prior to November 1993. See "Unaudited Pro Forma Financial Data".

(g) Pro forma net income per share has been computed by dividing pro forma net income by the pro forma weighted average number of common shares outstanding during 1993. Such pro forma weighted average number of common shares was computed giving effect to the number of shares the Company would have had to issue to retire $15,576,000 of indebtedness and pay an S Corporation distribution of $10,485,000 to the pre-public offering stockholders.
(h) Excludes expenditures for acquisition of Hubbell Steel during 1995 of $20,859,000, net of cash acquired, and expenditures for acquisition of CCHT during the first three months of 1996 of $23,715,000, net of cash acquired.
(i) See "Capitalization" for unaudited pro forma balance sheet data assuming that consummation of this offering and application of the estimated net proceeds therefrom to reduce indebtedness had occurred on March 31, 1996.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective purchasers should evaluate the following risk factors.

IMPACT OF CHANGING STEEL PRICES

  The principal raw material used by the Company is flat-rolled carbon steel, which the Company purchases from certain primary steel producers. The steel industry as a whole is very cyclical, and at times pricing in the steel industry can be volatile due to numerous factors beyond the control of the Company, including general economic conditions, labor costs, competition, import duties, tariffs and currency exchange rates. This volatility can significantly affect the Company's raw material costs.

  Steel processing companies are required to maintain substantial inventories of steel to accommodate the short lead times and just-in-time delivery requirements of their customers. Accordingly, the Company purchases steel on a regular basis in an effort to maintain its inventory at levels that it believes to be sufficient to satisfy the anticipated needs of its customers based upon historic buying practices and market conditions. In an increasing price environment, competitive conditions will determine how much of the steel price increases can be passed on to the Company's customers. If the Company is unable to pass on to its customers some or all of future steel price increases, the Company's business, financial condition and results of operations could be adversely affected.

DEPENDENCE ON AUTOMOTIVE INDUSTRY; CYCLICALITY OF DEMAND

  Sales of the Company's products for use in the automotive industry accounted for approximately 58%, 61% and 51% of the Company's net sales in 1993, 1994 and 1995, respectively, and approximately 48% of net sales for the first three months of 1996. Such sales include sales directly to auto manufacturers and to manufacturers of automotive components and parts. The automotive industry experiences significant fluctuations in demand based on numerous factors such as general economic conditions and consumer confidence. The automotive industry is also subject, from time to time, to labor problems. The contracts between the United Automobile Workers ("UAW") and the Canadian Auto Workers ("CAW") and General Motors Corporation ("GM"), Chrysler Corporation ("Chrysler") and The Ford Motor Company ("Ford") in both the United States and Canada expire in September 1996 and there can be no assurance that new agreements will be ratified by the UAW and CAW without a work stoppage. Any prolonged disruption in business arising from such a work stoppage could have a material adverse effect on the Company's results of operations.

  The Company also sells its products to customers in other industries that experience cyclicality in demand for products, such as the steel, appliance, metal building and office equipment industries. None of these industries individually represented more than 10% of the Company's annual net sales in 1995, with the exception of the metal building industry, which accounted for approximately 18% of net sales in 1995 and 19% in the first quarter of 1996. Downturns in demand from these industries, or in the prices that the Company can realize from sales of its products to customers in these industries, could have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON CERTAIN CUSTOMERS

  The Company's largest customer is GM, which accounted for approximately 16%, 14% and 11% of the Company's net sales for 1993, 1994 and 1995, respectively, and approximately 10% of net sales for the first three months of 1996. The loss of GM as a customer or a significant reduction in the business generated by GM would have a material adverse effect on the Company's results of operations. Sales to GM are made through various subsidiaries, divisions and affiliates that the Company believes act independently in their purchasing decisions. Accordingly, the Company believes that it is unlikely that it would lose all of the business generated by GM. There can be no assurance, however, that the historic levels of business from GM will be maintained.

  No other customer accounted directly or indirectly for more than 10% of the Company's annual net sales in 1993, 1994 or 1995; however, the Company's materials management facilities provide services almost exclusively to Ford. If Ford terminated or significantly decreased its use of the materials management facilities, the Company might not be able to fully utilize these facilities.

RISKS ASSOCIATED WITH FUTURE EXPANSION

  Historically, the Company has grown through a combination of internal growth and external expansion through acquisitions and a joint venture. The Company intends to actively pursue its growth strategy in the future and currently has certain new projects and facilities in various stages of development. See "Business--Business Strategy". The expansion of an existing facility or construction of a new facility could have adverse effects on the Company's results of operations due to the impact of start-up costs and the potential for under-utilization in the start-up phase of a facility. A substantial portion of the Company's recent growth has been the result of its ability to acquire businesses and successfully integrate them into the operations of the Company. There can be no assurance that suitable acquisition candidates will continue to be available or, if they are, that the Company will have sufficient qualified personnel and financial resources available when needed to successfully complete any acquisition and integration of these businesses into its operations. Acquisitions could divert a disproportionate amount of management time and attention. Moreover, the incurrence of additional indebtedness to pay for expansion costs or acquisition costs could adversely affect the Company's liquidity and financial stability. The issuance of Common Stock to effect acquisitions could result in dilution to the Company's stockholders. There can be no assurance that any new facility or operation would be profitable.

COMPETITION

  The steel processing market is highly competitive. The Company competes with a number of other steel processors, some of which have greater financial and other resources than the Company. The Company competes primarily on the basis of the precision and range of achievable tolerances, quality, price and the ability to meet delivery schedules dictated by customers. See "Business-- Competition".

CONTROL BY CERTAIN STOCKHOLDERS; ANTI-TAKEOVER PROVISIONS

  Upon the consummation of this offering, 51.7% of the outstanding Common Stock (including shares of Common Stock issuable under options granted which are exercisable within 60 days) of the Company (approximately 49.8% if the Underwriters' over-allotment option is exercised in full) will be owned by Brian J. Lipke, Curtis W. Lipke, Neil E. Lipke and Eric R. Lipke, each an executive officer of the Company, and Meredith A. Lipke-de Blok, an employee of the Company (collectively, the "Lipke Family"), all of whom are siblings; certain trusts for the benefit of each of them; and a trust under the will of Kenneth E. Lipke for the benefit of his widow, Patricia K. Lipke (the "Lipke Trusts"). See "Management". As a result, the Lipke Family will continue to have the effective power to elect the Company's Board of Directors and to approve all actions requiring stockholder approval. See "Principal and Selling Stockholders" and "Description of Capital Stock". In addition, certain provisions of the Company's Certificate of Incorporation and By-Laws, as well as provisions of the Delaware General Corporation Law, could have the effect of deterring takeovers or delaying or preventing changes in control or management of the Company. See "Description of Capital Stock".

DEPENDENCE ON KEY MANAGEMENT

  The success of the Company's business is dependent upon the management and leadership skills of Brian J. Lipke, the Company's Chairman of the Board, President and Chief Executive Officer, and other members of the Company's senior management team. The loss of any of these individuals or an inability to attract, retain and maintain additional personnel could adversely affect the Company. There can be no assurance that the Company will be able to retain its existing senior management personnel or to attract additional qualified personnel. For a discussion of the terms of the Company's employment agreement with Brian J. Lipke, see "Management-- Employment Agreement".

HOLDING COMPANY STRUCTURE AND RELIANCE ON DISTRIBUTIONS FROM SUBSIDIARIES

  The Company has no direct business operations other than its ownership of the capital stock of its subsidiaries. As a holding company, the Company is dependent on dividends or other intercompany transfers of funds from its subsidiaries to enable it to pay dividends and to meet its direct obligations.

SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of shares of Common Stock by the Company or certain stockholders could adversely affect the prevailing market price of the Common Stock. The Company, each of its directors and executive officers and the Selling Stockholders have entered into "lock-up" agreements ("Lock-up Agreements") with Salomon Brothers Inc, as representative of the Underwriters (the "Representative"), whereby the Company and such directors, executive officers and Selling Stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of, any Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock, except for the shares of Common Stock offered hereby and in each case other than that of the Company, shares of Common Stock disposed of as bona fide gifts, for a period of 90 days from the date of this Prospectus, without the prior written consent of the Representative. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale".

ENVIRONMENTAL COMPLIANCE

  The Company's processing centers and manufacturing facilities are subject to many federal, state and local requirements relating to the protection of the environment, and the Company has made, and will continue to make, expenditures to comply with such provisions. The Company believes that its facilities are in material compliance with these laws and regulations and does not believe that future compliance with such laws and regulations will have a material adverse effect on its results of operations or financial condition. If environmental laws become more stringent, the Company's environmental capital expenditures and costs for environmental compliance could increase in the future. In addition, due to the possibility of unanticipated factual or regulatory developments, the amount and timing of future environmental expenditures could vary substantially from those currently anticipated. Moreover, certain of the Company's facilities have been in operation for many years and, over such time, the Company and other predecessor operators of such facilities have generated and disposed of wastes which are or may be considered hazardous. Accordingly, it is possible that additional environmental liabilities may arise in the future. The Company does not have sufficient information to estimate its potential liability in connection with any potential future remediation; however, the Company believes that if any such remediation were required, it would occur over an extended period of time.

  The Company has been named as a potentially responsible party with respect to the disposal of hazardous wastes at one site. Based on the facts currently known to the Company, management expects that the costs to the Company of remedial actions at this site will not have a material adverse effect on the Company's results of operations or financial condition. See "Business-- Governmental Regulation".

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from this offering, estimated to be approximately $38.2 million based upon an assumed public offering price of $20.50 per share and after deduction of estimated underwriting discounts, commissions and expenses associated with this offering, will be used to repay certain existing indebtedness under the Credit Facility (described below), a substantial portion of which was incurred to finance its recent acquisitions. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

  The Company has a $125.0 million revolving credit facility (the "Credit Facility") with Chase Manhattan Bank, N.A., Fleet Bank and Mellon Bank, N.A. which matures in November 1997. The amounts outstanding under the Credit Facility bear interest either at various amounts above the London InterBank Offered Rate ("LIBOR") or at the agent bank's prime rate, as selected by the Company. At March 31, 1996, amounts outstanding under the Credit Facility were approximately $75.1 million bearing interest at a weighted average interest rate of 6.2%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

  The Credit Facility is secured by substantially all of the accounts receivable, inventory, equipment and fixtures (but not real property) of the Company now owned or hereafter acquired. The Credit Facility contains covenants restricting the ability of the Company to make capital expenditures, incur additional indebtedness, sell a substantial portion of its assets, merge or make acquisitions or investments in an amount in excess of $25.0 million, and obligates the Company to meet certain financial requirements. In addition, the Credit Facility contains certain restrictions on Gibraltar Steel Corporation's ability to pay dividends.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1996 (i) on an actual basis, and (ii) as adjusted to give effect to this offering and the application of the estimated net proceeds received by the Company to repay indebtedness under the Credit Facility. See "Use of Proceeds". This table should be read in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                              MARCH 31, 1996
                                                           --------------------
                                                            ACTUAL  AS ADJUSTED
                                                           -------- -----------
                                                               (AMOUNTS IN
                                                                THOUSANDS)
Short-Term Debt:
  Current portion of long-term debt....................... $  1,215  $  1,215
                                                           --------  --------
    Total Short-Term Debt................................. $  1,215  $  1,215
                                                           ========  ========
Long-Term Debt, Net of Current Portion.................... $ 81,632  $ 43,482
Stockholders' Equity:
  Common stock, $.01 par value, 50,000,000 shares
   authorized, 10,173,900 shares issued and outstanding
   (12,173,900 shares issued and outstanding as
   adjusted)(a)...........................................      102       122
  Additional paid-in capital..............................   28,803    66,933
  Retained earnings.......................................   44,673    44,673
                                                           --------  --------
    Total Stockholders' Equity............................   73,578   111,728
                                                           --------  --------
    Total Capitalization.................................. $155,210  $155,210
                                                           ========  ========

- --------

(a) Excludes (i) an aggregate of 400,000 shares of Common Stock reserved for issuance under the Non-Qualified Plan, of which 200,000 shares were subject to outstanding options as of June 17, 1996 at a weighted average exercise price of $10.75 per share, (ii) an aggregate of 600,000 shares of Common Stock reserved for issuance under the Incentive Plan of which 270,000 shares were subject to outstanding options as of June 17, 1996 at a weighted average exercise price of $10.81 per share, and (iii) an aggregate of 100,000 shares of Common Stock reserved for issuance under the Restricted Stock Plan. See "Management--Employee Plans".

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is traded on NASDAQ under the symbol "ROCK". The following table sets forth, for the fiscal periods indicated, the high and low sale prices for the Common Stock on NASDAQ.

                                                                 PRICE RANGE OF
                                                                  COMMON STOCK
                                                                 ---------------
                                                                  HIGH     LOW
                                                                 ------- -------
   1994
   First Quarter................................................ $16 1/4 $12 1/2
   Second Quarter...............................................  15      10 3/4
   Third Quarter................................................  13 3/4  10 1/2
   Fourth Quarter...............................................  11 1/2   9 3/4
   1995
   First Quarter................................................  11 1/4  10 1/2
   Second Quarter...............................................  13 1/2  10 1/2
   Third Quarter................................................  14 1/4  12 3/4
   Fourth Quarter...............................................  13 1/2  10
   1996
   First Quarter................................................  15 3/4  12 1/8
   Second Quarter (through June 17, 1996).......................  22      15

  On June 17, 1996, the last reported sale price of the Common Stock on NASDAQ was $20.50 per share. As of June 17, 1996, there were approximately 142 record holders of Common Stock.

                                DIVIDEND POLICY

  The Company's present policy is to invest its earnings in the future development and growth of the Company and the Company currently does not anticipate paying cash dividends on the Common Stock. As a holding company, the Company's ability to pay dividends is dependent on the receipt of payments from its subsidiaries. Any determination to pay cash dividends in the future will be dependent on the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by the Company's Board of Directors. In any event, the payment of dividends by Gibraltar Steel Corporation is subject to restrictions under the Credit Facility. See "Use of Proceeds".

                            SELECTED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The selected financial data presented below have been derived from the Company's financial statements which have been audited by Price Waterhouse LLP, except that the data for the three months ended March 31, 1995 and 1996 are derived from unaudited consolidated financial statements which, in the opinion of the Company, reflect all adjustments necessary for a fair presentation. The consolidated balance sheets as of December 31, 1994 and 1995 and March 31, 1996 and the related consolidated statements of income, cash flow and shareholders' equity for the three years ended December 31, 1995 and the three months ended March 31, 1995 and 1996, and notes thereto (the "Consolidated Financial Statements") appear elsewhere in this Prospectus. Results for the three-month periods are not necessarily indicative of results for the full year. The selected financial data presented below should be read in conjunction with, and are qualified in their entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Consolidated Financial Statements and other financial information included elsewhere in this Prospectus.

                                                                             THREE MONTHS
                                   YEAR ENDED DECEMBER 31,(a)               ENDED MARCH 31,
                          ------------------------------------------------  ----------------
                            1991      1992      1993      1994    1995(b)    1995    1996(c)
                          --------  --------  --------  --------  --------  -------  -------
INCOME STATEMENT DATA:
Net Sales...............  $128,982  $145,680  $167,883  $200,142  $282,833  $58,765  $82,034
Cost of Sales...........   110,222   120,311   138,559   166,443   240,370   48,579   68,005
                          --------  --------  --------  --------  --------  -------  -------
Gross Profit............    18,760    25,369    29,324    33,699    42,463   10,186   14,029
Selling, General and
 Administrative.........    11,924    14,915    16,390    17,520    22,095    5,090    7,354
                          --------  --------  --------  --------  --------  -------  -------
Income from Operations..     6,836    10,454    12,934    16,179    20,368    5,096    6,675
Other Income (Expense):
 Interest Expense.......    (2,262)   (1,873)   (1,621)   (1,374)   (3,984)    (559)  (1,073)
 Other Income...........       --        --        200       --        --       --       --
                          --------  --------  --------  --------  --------  -------  -------
                            (2,262)   (1,873)   (1,421)   (1,374)   (3,984)    (559)  (1,073)
                          --------  --------  --------  --------  --------  -------  -------
Income Before Taxes.....     4,574     8,581    11,513    14,805    16,384    4,537    5,602
Income Taxes(d).........       454       339     6,300     5,996     6,662    1,860    2,268
                          --------  --------  --------  --------  --------  -------  -------
 Net Income.............  $  4,120  $  8,242  $  5,213  $  8,809  $  9,722  $ 2,677  $ 3,334
                          ========  ========  ========  ========  ========  =======  =======
 Net Income Per Share...                                $    .87  $    .96  $   .26  $   .33
                                                        ========  ========  =======  =======
Pro Forma Net
 Income(e)..............  $  3,278  $  5,853  $  7,337
                          ========  ========  ========
Pro Forma Net Income Per
 Share(f)...............  $    .32  $    .58  $    .72
                          ========  ========  ========

                                           DECEMBER 31,
                             ----------------------------------------- MARCH 31,
                              1991    1992    1993     1994     1995     1996
                             ------- ------- ------- -------- -------- ---------
BALANCE SHEET DATA(g):
Current Assets.............. $44,908 $44,941 $50,502 $ 70,552 $ 86,995 $101,472
Current Liabilities.........  28,116  26,111  21,905   22,028   29,480   40,048
Total Assets................  81,325  83,407  92,868  126,380  167,423  208,370
Total Debt..................  26,854  26,313  14,179   38,658   59,054   82,847
Stockholders' Equity........  34,930  38,010  51,587   60,396   70,244   73,578

- --------
(a) One of the Company's subsidiaries historically had a fiscal year end of October 31. Effective with the year ended December 31, 1993, such entity adopted a calendar year end. See Note 1 to the Consolidated Financial Statements. As a result of such change, other income for the year ended December 31, 1993 includes $200,000 of net income attributable to November and December 1992 for such entity.
(b) Includes the results of Hubbell Steel from its acquisition on April 3, 1995.
(c) Includes the results of CCHT from its acquisition on February 14, 1996.
(d) Includes $5,100,000 for reinstatement of deferred income taxes upon termination of the S Corporation status of certain of the Company's subsidiaries during the year ended December 31, 1993.
(e) Certain of the Company's subsidiaries historically were treated as S Corporations for federal and certain state income tax purposes. Immediately prior to consummation of the Company's initial public offering in November 1993, such S Corporation status was terminated. Pro forma net income assumes that each of the Company's subsidiaries had been subject to corporate income taxation as a C Corporation during periods prior to November 1993. See "Unaudited Pro Forma Financial Data".
(f) Pro forma net income per share has been computed by dividing pro forma net income by the pro forma weighted average number of common shares outstanding during 1993. Such pro forma weighted average number of common shares was computed giving effect to the number of shares the Company would have had to issue to retire $15,576,000 of indebtedness and pay an S Corporation distribution of $10,485,000 to the pre-public offering stockholders.
(g) See "Capitalization" for unaudited pro forma balance sheet data assuming that consummation of this offering and application of the estimated net proceeds therefrom to reduce indebtedness had occurred on March 31, 1996.

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The unaudited pro forma statements of income for the year ended December 31, 1995 and the three-month period ended March 31, 1996 set forth below present the results of operations for such year and such period as if the following had occurred on January 1, 1995: (i) the consummation of the acquisitions of both Hubbell Steel and CCHT and borrowings to finance such acquisitions; and
(ii) the consummation of this offering and the application of the estimated net proceeds therefrom to reduce indebtedness and the related reduction in interest expense. The unaudited pro forma statement of income for the year ended December 31, 1995 includes: (i) the Company's consolidated results of operations for the year then ended which includes Hubbell Steel since April 3, 1995; (ii) the consolidated results of operations for Hubbell Steel for the period January 1, 1995 through April 2, 1995; and (iii) the consolidated results of operations of CCHT for the year ended December 31, 1995. The unaudited pro forma statement of income for the three months ended March 31, 1996 includes: (i) the Company's consolidated results of operations for such period, which includes CCHT since February 14, 1996; and (ii) the consolidated results for CCHT for the period January 1, 1996 through February 13, 1996.

  See "Capitalization" for unaudited pro forma balance sheet data assuming that consummation of this offering and application of the estimated net proceeds therefrom to reduce indebtedness had occurred on March 31, 1996.

  The unaudited pro forma data has been prepared on the basis of certain assumptions and estimates. Accordingly, pro forma data may not be indicative of the actual results the Company would have obtained had such events occurred on January 1, 1995 with respect to income statement adjustments, or March 31, 1996 with respect to balance sheet adjustments, or the future results of the Company. The unaudited pro forma financial data should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                  PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1995
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                             THE      HUBBELL           ACQUISITION                  OFFERING     PRO FORMA
                          COMPANY(a)  STEEL(b)  CCHT(c) ADJUSTMENTS   PRO FORMA   ADJUSTMENTS(h) AS ADJUSTED
                          ----------  --------  ------- -----------   ----------  -------------- -----------
Net Sales...............  $  282,833  $17,445   $21,459               $  321,737                 $  321,737
Cost of Sales...........     240,370   15,215    15,285   $ (497)(d)     270,373                    270,373
                          ----------  -------   -------   ------      ----------                 ----------
Gross Profit............      42,463    2,230     6,174      497          51,364                     51,364
Selling, General and
 Administrative.........      22,095    4,239     3,137   (3,804)(e)      25,667                     25,667
                          ----------  -------   -------   ------      ----------                 ----------
Income (Loss) from
 Operations.............      20,368   (2,009)    3,037    4,301          25,697                     25,697
Other Income (Expense):
 Interest Expense.......      (3,984)    (327)       -    (2,530)(f)      (6,841)     $3,052         (3,789)
 Other Income...........          -        -         14       -               14          -              14
                          ----------  -------   -------   ------      ----------      ------     ----------
                              (3,984)    (327)       14   (2,530)         (6,827)      3,052         (3,775)
                          ----------  -------   -------   ------      ----------      ------     ----------
Income (Loss) Before
 Taxes..................      16,384   (2,336)    3,051    1,771          18,870       3,052         21,992
Income Taxes (Benefit)..       6,662     (960)       38    2,056(g)        7,796       1,236          9,032
                          ----------  -------   -------   ------      ----------      ------     ----------
 Net Income (Loss)......  $    9,722  $(1,376)  $ 3,013   $ (285)     $   11,074      $1,816     $   12,890
                          ==========  =======   =======   ======      ==========      ======     ==========
 Net Income Per Share...  $      .96                                  $     1.09                 $     1.06(i)
                          ==========                                  ==========                 ==========
 Weighted Average Common
  Shares Outstanding....  10,163,817                                  10,163,817                 12,163,817
                          ==========                                  ==========                 ==========

- --------
(a) Represents the Company's consolidated results of operations for the year ended December 31, 1995.
(b) Represents Hubbell Steel's unaudited consolidated results of operations for the period from January 1, 1995 through April 2, 1995.
(c) Represents CCHT's consolidated results of operations for the year ended December 31, 1995.
(d) Represents adjustment of depreciation based upon the fair value and depreciable lives of assets acquired.
(e) Represents adjustment of nonrecurring expenses, including a $3.3 million payment to certain Hubbell Steel employees and a $900,000 reduction of CCHT salaries and expenses to normalized levels, offset by amortization of goodwill.
(f) Represents additional interest expense, with a weighted average interest rate of 8.0% during 1995, resulting from incremental debt incurred to finance the acquisitions of Hubbell Steel and CCHT, as if such acquisitions had occurred on January 1, 1995.
(g) Represents the tax effects of acquisition adjustments assuming that Hubbell Steel and CCHT had been subject to corporate income taxation as C Corporations, calculated using the Company's effective tax rate as adjusted for amortization of goodwill. Historically, CCHT and certain affiliates of Hubbell Steel had been treated as S Corporations for federal and certain state income tax purposes.

(h) Represents the reduction in interest expense resulting from application of the estimated net proceeds of this offering on January 1, 1995 to repay $38,150,000 of indebtedness having a weighted average interest rate of 8.0% during 1995. See "Use of Proceeds".

(i) Pro forma net income per share, as adjusted, has been calculated by dividing pro forma net income, as adjusted, by the weighted average number of shares of Common Stock that the Company would have to issue to retire $38,150,000 of indebtedness on January 1, 1995. See "Use of Proceeds".

                  PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                             THE               ACQUISITION                 OFFERING     PRO FORMA
                          COMPANY(a)  CCHT(b)  ADJUSTMENTS  PRO FORMA   ADJUSTMENTS(g) AS ADJUSTED
                          ----------  -------  -----------  ----------  -------------- -----------
Net Sales...............  $   82,034  $2,245                $   84,279                 $   84,279
Cost of Sales...........      68,005   1,815      $ (59)(c)     69,761                     69,761
                          ----------  ------      -----     ----------                 ----------
Gross Profit............      14,029     430         59         14,518                     14,518
Selling, General and
 Administrative.........       7,354     464         44(d)       7,862                      7,862
                          ----------  ------      -----     ----------                 ----------
Income (Loss) from
 Operations.............       6,675     (34)        15          6,656                      6,656
Other Income (Expense):
 Interest Expense.......      (1,073)    --        (253)(e)     (1,326)      $668            (658)
 Other Income...........         --        3        --               3        --                3
                          ----------  ------      -----     ----------       ----      ----------
                              (1,073)      3       (253)        (1,323)       668            (655)
                          ----------  ------      -----     ----------       ----      ----------
Income (Loss) Before
 Taxes..................       5,602     (31)      (238)         5,333        668           6,001
Income Taxes (Benefit)..       2,268       4        (95)(f)      2,177        271           2,448
                          ----------  ------      -----     ----------       ----      ----------
 Net Income (Loss)......  $    3,334  $  (35)     $(143)    $    3,156       $397      $    3,553
                          ==========  ======      =====     ==========       ====      ==========
 Net Income Per Share...  $      .33                        $      .31                 $      .29(h)
                          ==========                        ==========                 ==========
 Weighted Average Common
  Shares Outstanding....  10,173,900                        10,173,900                 12,173,900
                          ==========                        ==========                 ==========

- --------
(a) Represents the Company's unaudited consolidated results of operations for the three months ended March 31, 1996.
(b) Represents CCHT's unaudited consolidated results of operations for the period from January 1, 1996 through February 13, 1996.
(c) Represents adjustment of depreciation based upon the fair value and depreciable lives of assets acquired.
(d) Represents amortization of goodwill resulting from the CCHT acquisition as if such acquisition occurred on January 1, 1995.
(e) Represents additional interest expense, with a weighted average interest rate of 7.0% during the period presented, resulting from incremental debt incurred to finance the acquisition of CCHT.
(f) Represents the tax effect of acquisition adjustments, assuming that CCHT had been subject to corporate income taxation as a C Corporation, calculated using the Company's effective tax rate as adjusted for amortization of goodwill. Historically, CCHT had been treated as an S Corporation for federal and certain state income tax purposes.

(g) Represents the reduction in interest expense resulting from application of the estimated net proceeds of this offering to repay $38,150,000 of indebtedness having a weighted average interest rate of 7.0%. See "Use of Proceeds".

(h) Pro forma net income per share, as adjusted, has been calculated by dividing pro forma net income, as adjusted, by the weighted average number of shares of Common Stock that the Company would have to issue to retire $38,150,000 of indebtedness. See "Use of Proceeds".

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  Since the Company's inception in 1972, its operations have been characterized by the four key elements of its business strategy: a focus on high value-added, high margin products and services; a commitment to internal growth and continuous cost reductions; a commitment to external expansion through the acquisition of related businesses with long-term growth potential; and a dedication to quality, service and customer satisfaction. Because of changes in the Company's activities from year to year, the results of operations for prior periods may not necessarily be comparable to, or indicative of, results of operations for current or future periods. Implementation of the Company's business strategy has resulted in a compound annual growth rate for sales of approximately 16% for the years 1972 through 1995, and a compound annual growth rate for pre-tax earnings of approximately 23% during the same period.

RESULTS OF OPERATIONS

  The following table sets forth for each of the periods presented certain income statement data for the Company expressed as a percentage of net sales:

                                                              THREE MONTHS
                                  YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                  -------------------------  ----------------
                                   1993     1994     1995     1995     1996
                                  -------  -------  -------  -------  -------
   Net Sales.....................   100.0%   100.0%   100.0%   100.0%   100.0%
   Cost of Sales.................    82.5     83.2     85.0     82.7     82.9
                                  -------  -------  -------  -------  -------
   Gross Profit..................    17.5     16.8     15.0     17.3     17.1
   Selling, General and
    Administrative...............     9.8      8.8      7.8      8.7      9.0
                                  -------  -------  -------  -------  -------
   Income from Operations........     7.7      8.0      7.2      8.6      8.1
   Other Income (Expense):
     Interest Expense............    (1.0)     (.6)    (1.4)     (.9)    (1.3)
     Other Income................      .2       -        -        -        -
                                  -------  -------  -------  -------  -------
                                      (.8)     (.6)    (1.4)     (.9)    (1.3)
                                  -------  -------  -------  -------  -------
   Income Before Taxes...........     6.9      7.4      5.8      7.7      6.8
   Income Taxes..................     3.8      3.0      2.4      3.1      2.7
                                  -------  -------  -------  -------  -------
     Net Income..................     3.1%     4.4%     3.4%     4.6%     4.1%
                                  =======  =======  =======  =======  =======

 Three Months Ended March 31, 1996 Compared to Three Months Ended March 31,
1995

  Net sales of $82.0 million for the first quarter ended March 31, 1996 increased 39.6% from sales of $58.8 million for the prior year's first quarter. This increase resulted primarily from the net sales of Hubbell Steel (acquired in April 1995) for the quarter and the net sales of CCHT since its acquisition (February 1996) during the first quarter.

  Cost of sales increased slightly to 82.9% of net sales for the first three months of 1996 from 82.7% for the prior year's first quarter. The decrease in gross profit margin to 17.1% for the first quarter in 1996 was primarily due to including Hubbell Steel's results. Hubbell Steel's products and services historically have generated slightly lower margins than the Company's other products and services.

  Selling, general and administrative expenses as a percentage of net sales increased to 9.0% for the first quarter from 8.7% the prior year comparable period primarily due to performance-based compensation linked to the Company's sales and profitability.

  Interest expense increased by $.5 million for the three months ended March 31, 1996 primarily due to higher average borrowings resulting from the Hubbell and CCHT acquisitions.

  As a result of the above, income before taxes increased by $1.1 million for the three months ended March 31, 1996 to $5.6 million.

  Income taxes for the three months ended March 31, 1996 approximated $2.3 million and was based on a 40.5% effective tax rate in 1996.

 Year Ended 1995 Compared to Year Ended 1994

  Net sales increased by $82.7 million, or 41%, to a record $282.8 million in 1995 from $200.1 million in 1994. This increase includes $63.2 million in net sales of Hubbell since the acquisition at the beginning of the second quarter. The remaining net sales increase was attributable to sales growth from existing operations and new operations begun during 1995.

  Cost of sales increased by $73.9 million, or 44%, to $240.3 in 1995 from $166.4 million in 1994. As a percentage of net sales, cost of sales increased to 85% of net sales from 83.2%. This increase was primarily due to lower margins attributable to sales from Hubbell and lower margins generated by start-up operations.

  Selling, general and administrative expense increased by $4.6 million, or 26%, to $22.1 million in 1995 from $17.5 million in 1994. As a percentage of net sales, selling, general and administrative expense decreased to 7.8% from 8.8% in 1994 primarily as a result of the lower costs as a percentage of sales attributable to Hubbell.

  Interest expense increased by $2.6 million primarily as a result of the Hubbell acquisition which resulted in higher average borrowings, in addition to higher interest rates compared to 1994 and additional borrowings resulting from higher inventory levels to service increased sales and capital expenditures.

  As a result of the above, income before taxes increased by $1.6 million, or 11%, to a record $16.4 million in 1995 from $14.8 million in 1994.

  Income taxes approximated $6.7 million in 1995, an effective rate of 40.7% in comparison with 40.5% for 1994.

 Year Ended 1994 Compared to Year Ended 1993

  Net sales increased by $32.2 million, or 19%, to $200.1 million in 1994 from $167.9 million in 1993. This increase reflects a 16% increase in tons sold attributed to an improving economy, increased auto production and improved demand for consumer durables, and the Company's efforts to increase market share. Selling prices also increased as a result of tighter steel markets and the Company's success in passing raw material price increases from steel mills through to customers.

  Cost of sales increased by $27.8 million, or 20%, to $166.4 million in 1994 from $138.6 million in 1993. As a percentage of net sales, cost of sales increased to 83.2% of net sales from 82.5%. The Company was able to offset a portion of the raw material price increases not immediately passed on to its customers due to timing differences through continued improvements in productivity and yield.

  Selling, general and administrative expense increased by $1.1 million, or 7%, to $17.5 million in 1994 from $16.4 million in 1993. This increase was primarily due to incentive-based compensation plans linked to the Company's sales and profitability and start-up expenses related to the new cold-rolled steel processing facility in Tennessee which began operations in late 1994. As a percentage of net sales, selling, general and administrative expenses decreased by 1% in 1994 primarily due to the Company's cost control programs.

  Interest expense decreased by $247,000 to $1.4 million in 1994 as a result of initially lower debt levels in the earlier part of 1994 resulting from the application of the proceeds of the Company's initial public stock offering in November 1993, subsequently offset by additional borrowings resulting from increased inventory levels to service increased sales and capital expenditures.

  Other income of $200,000 in 1993 was a result of a change in the year end of a subsidiary.

  As a result of the above, income before taxes increased by $3.3 million, or 29%, to $14.8 million in 1994 from $11.5 million in 1993. As a percentage of net sales, income before taxes increased to 7.4% of sales in 1994 from 6.9% in 1993.

  Income taxes approximated $6.0 million in 1994, an effective tax rate of 40.5%, during the Company's first full year as a C Corporation.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal capital requirements are to fund its working capital needs and raw material inventory requirements, and to fund acquisitions and the purchase and improvement of facilities, machinery and equipment. Historically, the Company has used income generated by operations as well as bank financing to fund these capital needs.

  Net cash provided by operating activities primarily represents net income plus non-cash charges for depreciation and amortization and changes in working capital positions. Because of the capital intensive nature of the Company's business, non-cash charges for depreciation and amortization are substantial. Net cash provided by operating activities for 1993, 1994, 1995 and the three months ended March 31, 1996 was $10.1 million, $(8.6) million, $35.7 million and $1.3 million, respectively.

  Net cash used by investing activities for 1993, 1994, 1995 and the three months ended March 31, 1996 was $6.6 million, $16.0 million, $35.0 million and $27.0 million, respectively. A significant portion of the net cash used for investment activities represents capital expenditures, such as the Company's investment in a new warehouse facility in 1993, a new steel processing facility in 1994 and the acquisitions of Hubbell Steel in April 1995 and CCHT in February 1996.

  The estimated net proceeds of this offering (based upon an assumed public offering price of $20.50 per share and after deduction of underwriting discounts, commissions and expenses associated with this offering) will be approximately $38.2 million ($46.9 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds of this offering to repay outstanding indebtedness under the Credit Facility. See "Use of Proceeds".

  Upon consummation of this offering and application of the estimated net proceeds therefrom, aggregate borrowings outstanding under the Credit Facility are expected to be approximately $44.7 million. The Company anticipates that it will be able to satisfy such obligations out of funds generated from operations.

  The availability under the Credit Facility after application of the estimated net proceeds of this offering is expected to be approximately $80.3 million. The Company believes that this availability, together with funds generated from operations, will be sufficient to provide the Company with the liquidity and capital resources necessary to fund its anticipated working capital requirements for at least the next twelve months. In addition, the Company believes that it will have the financial capability to incur additional long-term indebtedness if that becomes appropriate in connection with its internal and external expansion strategies. See "Risk Factors--Risks Associated with Future Expansion".

  The Company has financed its Chattanooga facility with industrial revenue bonds in the aggregate amount of $8.0 million, repayable in equal monthly installments through May 2002. At March 31, 1996, the outstanding principal amount of these bonds was approximately $7.0 million, bearing interest at an annual rate of LIBOR plus a fixed rate (6.0% at March 31, 1996). These bonds are secured by the Company's leasehold interest in the Chattanooga facility, as well as by fixtures and equipment located at such facility.

  The Company's Credit Facility limits the amount of the Company's capital expenditures. The Company does not believe that these limitations will affect its ability to implement its internal growth and external expansion strategies.

EFFECTS OF INFLATION

  The Company does not believe that inflation has had a material effect on its results of operations over the periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 establishes a fair-value-based method of accounting for stock-based compensation plans and encourages, but does not require, entities to adopt that method in place of the provisions of Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees", for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the stock. SFAS No. 123 also establishes fair value as the measurement basis for transactions in which an entity acquires goods or services from nonemployees in exchange for equity instruments.

  An entity may continue to apply APBO No. 25 in accounting for stock-based employee compensation arrangements. However, entities doing so will be required to disclose pro forma net income and earnings per share determined as if the fair-value-based method established by SFAS No. 123 had been applied in measuring compensation cost.

  The provisions of SFAS No. 123 are effective for fiscal years beginning after December 15, 1995. Following adoption of SFAS No. 123, the Company expects to continue measuring compensation cost for employee stock compensation plans in accordance with the provisions of APBO No. 25.

SEASONALITY

  Historically, the Company has experienced stronger first half of the year results from its business, primarily due to customer scheduled plant shutdowns for vacations, holidays and automotive model changeovers in the third and fourth quarters.

                                   BUSINESS

GENERAL

  The Company, through its subsidiaries, is a leading processor of high value-added steel products. The Company's primary focus is on a broad range of products and services based on cold-rolled strip and coated sheet steel, and also heavy duty steel strapping. To complement these products and services, the Company offers specialized metallurgical heat treating services, operates two state-of-the-art materials management facilities, and has an equity interest in two commercial steel pickling operations.

  Processed cold-rolled strip steel products comprise a segment of the cold-rolled sheet steel market that is defined by more precise widths, improved surface conditions and tighter gauge tolerances than are supplied by primary manufacturers of flat-rolled steel products. The Company's cold-rolled strip steel products are sold to manufacturers in the automotive, hand tool, appliance and hardware industries, as well as to other customers who demand critical specifications in their raw material needs. The Company's coated sheet steel products, which include galvanized, galvalume and pre-painted sheet products, are sold primarily to the commercial and residential metal building industry for roofing and siding applications. The Company's strapping products are used in heavy duty industrial applications. Heat treating, which refines the metallurgical properties of steel and other metals, is required to achieve critical performance characteristics in a wide variety of consumer and industrial applications.

  The following table sets forth the principal products and services provided by each of the business areas of the Company and their respective end-user markets.

BUSINESS AREA                        PRODUCTS/SERVICES                 END-USER MARKETS
- -------------                        -----------------                 ----------------
Cold-rolled Strip Steel  Precision-rolled high and low carbon and  Automotive, hand tool, alloy steel from 3/8" to 38" wide, .010"  appliance, hardware to .250" thick, with special edges and
                         finishes on ribbon wound and oscillated
                         coils
Coated Sheet Steel       Galvanized, galvalume and pre-painted     Metal buildings and
 (Hubbell Steel)         sheet steel in coils and cut lengths      roofs, HVAC, trailers
Heat Treating            Carburizing, martempering, gas            Automotive, hardware,
 (CCHT)                  nitriding, stress relieving, hardening,   office equipment,
                         brazing and austempering of customer-     military, consumer
                         owned parts and materials                 products
Strapping                High-tensile steel strapping, packaging   Steel, aluminum, forest
                         supplies, tools and tool repairs          products
Precision Metals         Hot-rolled, cold-rolled and coated        Automotive, office
                         sheets and coils which are slit, edged,   equipment, power
                         cut-to-length and oscillated              transmission,
                                                                   independent stampers,
                                                                   electrical
Materials Management     Inbound inspection, storage, just-in-     Automotive
                         time delivery, electronic data
                         interchange and communication with
                         supplier and end-user
Pickling                 Removal of oxide scale from hot-rolled    Automotive, service
 (Joint Venture)         steel, slitting, oiling and application   centers, independent
                         of pre-lubes to customer-owned steel      stampers

HISTORICAL GROWTH

  The predecessor to the Company was established in 1972 by the late Dr. Kenneth E. Lipke to acquire a Buffalo-based company that provided cold-rolling services, distributed steel coils and blanks and manufactured and sold steel strapping. This business grew from approximately $9 million in net sales at the time of acquisition to approximately $22 million in fiscal 1975. In 1976, following the acquisition by the Company of three steel processing businesses, the Company had combined net sales of approximately $45 million. Over the next few years, the Company successfully integrated the acquired companies with its existing businesses, generating combined net sales of approximately $77 million in fiscal 1979.

  During the period from 1980 through 1986, the Company focused on expanding internally and positioning its operations for continued growth. Advances implemented during this period include the addition of equipment that the Company considered integral to its growth strategy, including a 72-inch wide slitter for heavy gauge steel, a 60-inch wide slitter for light gauge steel, a 72-inch roll and cut line and a single head oscillator. In addition, the Company modernized certain of its rolling mills, added several new annealing furnaces and built an addition in which it installed a coil racking system at its precision metals facility. As a result of these internal expansion efforts and the economies realized following the integration of the acquired businesses, the Company generated net sales of approximately $103 million in fiscal 1986.

  Since 1987, the Company has developed or acquired the following operations:

  . The Company acquired a Cleveland based cold-rolling operation in December
    1987. Since that time, this operation has increased its annual sales more than fivefold while reducing the amount of production space by approximately 29%.

  . In 1989, the Company, through a subsidiary, became a minority joint venture partner in Samuel Steel Pickling. In 1995, this venture installed a second pickling line that more than doubled its steel pickling capacity from 360,000 to approximately 800,000 tons annually.

  . The Company opened a materials management facility in Buffalo in 1990, providing inventory management, quality control and just-in-time delivery services to a major automobile manufacturer and certain other customers. The Company opened a second facility in Woodhaven, Michigan in 1995, intended primarily to service the same end-user.

  . In 1993, the Company opened a warehouse facility in Brownsville, Texas to service a major customer and to expand its geographic presence to the southwestern United States and Mexico.

  . The Company constructed a new steel processing facility in Chattanooga, Tennessee which became operational in late 1994. This facility will enable the Company to expand its geographic coverage and diversify its customer base in the southeastern United States.

  . During April 1995, the Company acquired Hubbell Steel, a processor and supplier of galvanized, galvalume and pre-painted sheet steel products. This acquisition expanded the Company's product lines and provided it with access to the commercial and residential metal building industry.

  . The Company acquired CCHT, a metallurgical heat treater, in February
    1996. CCHT's services complement the existing products and services of the Company, provide access to new customers and expand its geographic coverage in the southeastern United States.

INDUSTRY OVERVIEW

  Steel processors occupy a market niche that exists between primary steel producers and end-user manufacturers. Primary steel producers typically focus on the sale of standard size and tolerance steel to large volume purchasers, including steel processors. At the same time, end-user manufacturers require steel with closer tolerances and on shorter lead times than the primary steel producers can provide efficiently. The Company believes that many end-user manufacturers are unwilling to commit to the investment in technology, equipment and labor required to further process steel for use in their manufacturing operations. The Company believes that these factors have caused many end-user manufacturers to find it more beneficial, from a cost, quality and manufacturing flexibility standpoint, to purchase more fully processed steel products from steel processors.

BUSINESS STRATEGY

  Since the Company's first acquisition in 1972 of a Buffalo-based steel processor with approximately $9 million in sales, management's strategy has been to continuously grow and enhance the profitability of existing operations and to expand into related value-added businesses with long-term growth potential. The Company attributes its operating and financial success to its aggressive pursuit of this strategy, the key elements of which include the following:

  Focus on High Value-Added, High Margin Products and Services: The Company concentrates on fully processed, high value-added steel products and services that typically generate high margins. This focus, together with the Company's ability to deliver consistently reliable products and services, has significantly contributed to profitability.

  Commitment to Internal Growth and Continuous Cost Reductions: The Company has an ongoing commitment to grow and improve the profitability of its existing operations. To achieve this goal, management seeks to expand its existing product lines into new markets and related products and focuses on rigorous cost containment. The Company has made ongoing investments in new and existing production equipment to improve yield, lower overall manufacturing costs and expand capacity. Additionally, the Company seeks to reduce costs in the area of inventory management by using a proprietary inventory control system to purchase, monitor and allocate inventory throughout the entire production process.

  Commitment to External Expansion: The Company remains committed to expansion into related businesses that offer long-term growth potential while providing profits within a short period of time. Since its formation, the Company has pursued this strategy by starting up new ventures as well as acquiring existing businesses. In the last three years, the Company has developed or acquired six significant operations. Of these, five have contributed, or are expected to contribute, to the Company's net income within the first full year of operation, and the new facility in Chattanooga is expected to be profitable within two years of start-up. In April 1993, the Company opened a warehouse facility in Brownsville, Texas to service a major customer and a growing industrial base in Mexico and the southwestern United States. The Company also built a new steel processing facility in Chattanooga, Tennessee, which it opened in late 1994 to service five manufacturing plants of two existing customers as well as other manufacturers in the region's expanding automobile and appliance industries. During April 1995, the Company acquired Hubbell Steel, a Franklin Park, Illinois based supplier of galvanized, galvalume and pre-painted sheet steel products. During the third quarter of 1995, the Company opened a new materials management facility in Woodhaven, Michigan which more than doubled the Company's capacity to over 950,000 tons per year. Also during the third quarter of 1995, the Company's joint venture opened its second pickling operation, which increased its total pickling capacity to approximately 800,000 tons per year. Finally, in February 1996, the Company acquired CCHT, a metallurgical heat treater serving the southeastern United States. The Company believes that there are numerous attractive acquisition candidates and plans to pursue strategic acquisitions of businesses whose operations and product lines are complementary to those of the Company, with an emphasis on expanding its geographic coverage and diversifying its customer base.

  Dedication to Quality, Service and Customer Satisfaction: The Company is dedicated to providing its customers with high quality products for just-in-time delivery, enabling it to establish strong relationships with existing customers as well as attract new customers. Accordingly, the Company has made significant investments in state-of-the-art equipment, technology and facilities. In addition, the Company utilizes an experienced team of skilled computer technicians and managers to provide solutions to its customers' inventory control problems. The Company has an inventory control system that allows customers to directly enter orders, monitor work in progress and receive invoices electronically. In addition, the Company has received preferred supplier awards from many of its customers, including each of the major domestic automobile manufacturers. These awards include the Chrysler Pentastar Award, the Ford Q1 Award and GM's Target for Excellence Award. The Company also was informed by Emerson Electric Company that it has been selected as an Emerson Distinguished Supplier for 1995.

PRODUCTS AND SERVICES

  The Company utilizes any one or a combination of 20 different processes and services to produce and deliver a variety of products on a just-in-time basis to industrial manufacturers and fabricators in the automotive, automotive supply, hand tool, steel, appliance, metal building, communications, hardware, electrical, leisure time, machinery and office equipment industries. The Company focuses on fully processed, high value-added steel products and services, which it believes results in high profit margins and enhanced profitability.

COLD-ROLLED STRIP STEEL

  Consistent with the Company's strategy of focusing on high value-added products and services, the Company produces a broad range of fully processed cold-rolled strip steel products. The Company buys wide, open tolerance sheet steel in coils from primary steel producers and processes it to specific customer orders by performing such computer-aided processes as cold reduction, annealing, edge rolling, roller leveling, slitting and cutting to length. Cold reduction is the rolling of steel to a specified thickness, temper and finish. Annealing is a thermal process which changes hardness and certain metallurgical characteristics of steel. Edge rolling involves conditioning edges of processed steel into square, full round or partially round shapes. Roller leveling applies pressure across the width of the steel to achieve precise flatness tolerances. Slitting is the cutting of steel to specified widths. Depending on customer specifications, one or more of these processes are utilized to produce steel strip of a precise grade, temper, tolerance and finish. Customers for the Company's strip steel products include manufacturers in the automotive, hand tool, appliance, hardware and other industries.

  The Company has committed to substantially increase its cold-rolling capacity at its Cleveland operation through the construction of a new rolling mill. The Company believes that this new mill, with a design capacity of approximately 120,000 tons per year and a maximum rolling width of 50 inches, will be the widest mill for the production of cold-rolled strip steel in North America, increasing productivity and yield and reducing raw materials costs. Start-up of the new mill is expected in late 1997.

  The Company operates ten rolling mills at its facilities in Cleveland, Ohio, Chattanooga, Tennessee and Buffalo, New York, and believes it is one of only a few steel processors capable of rolling widths of up to 38 inches. The Company has the capability to process coils up to a maximum 72-inch outside diameter, a size increasingly in demand by customers. Equipment at these facilities includes a computerized, three-stand, four-high tandem mill and nine single-stand, two- and four- high mills. The Company's rolling mills include a hydraulic roll force system and an automatic gauge control system which is linked to a statistical process control computer, allowing microsecond adjustments during processing. The Company's computerized mills enable it to satisfy industry demand for a range of steel from heavier gauge and special alloy steels to low carbon and light gauge steels, in each case having a high-quality finish and precision gauge tolerance. This equipment can process flat-rolled steel to specific customer requirements for thickness tolerances as close as .00025 inches.

  The Company's rolling facilities are further complemented by 15 high convection annealing furnaces, which allow for shorter annealing times than conventional annealers. The Company's three newest furnaces and bases employ state-of-the-art technology, incorporating the use of a hydrogen atmosphere for the production of cleaner and more uniform steel. As a result of its annealing capabilities, the Company is able to produce cold-rolled strip with improved consistency in terms of thickness, hardness, molecular grain structure and surface.

  The Company can produce certain of its strip steel products on oscillated coils, which wind steel strip similar to winding thread on a spool. Oscillating the steel strips enables the Company to put at least six times greater volume of finished product on a coil than standard ribbon winding, allowing customers to achieve longer production runs by reducing the number of equipment shut-downs to change coils. Customers are thus able to increase productivity, reduce downtime, improve yield and lengthen die life. These benefits to customers allow the Company to achieve higher margins on oscillated products. To the Company's knowledge, only a few other steel processors are able to produce oscillated coils, and the Company is not aware of any competitor that can produce up to a 12,000 pound oscillated coil, which is the maximum size produced by the Company.

OTHER PROCESSED METALS PRODUCTS AND SERVICES

  Hubbell Steel. In April 1995, the Company acquired Hubbell Steel. From its plant in Franklin Park, Illinois, Hubbell Steel supplies coated sheet steel, including galvanized, galvalume and pre-painted products which Hubbell Steel slits and cuts to length to customer specifications. Hubbell Steel's products are sold primarily to over 400 customers in the commercial and residential metal building industry for use in pre-fabricated buildings and metal roofs. The Company believes that Hubbell Steel has the largest sales volume in galvalume products of any steel processor in the United States. Hubbell Steel operates an office in Monterrey, Mexico, through which it sells products to customers in Mexico. A Hubbell Steel subsidiary, Mill Transportation Company ("MTC"), operates 23 terminals, including a major storage facility in Charleston, S.C. Through contract owner-operators, MTC provides transportation services for steel and other products.

  Carolina Commercial Heat Treating. In February 1996, the Company acquired CCHT. At four facilities located in North Carolina, South Carolina, Tennessee and Georgia, CCHT provides metallurgical heat treating services, including case-hardening, surface-hardening and through-hardening processes, for customers in a wide variety of industries. Using methods such as annealing, flame hardening, vacuum hardening, carburizing and nitrating, as well as a host of other services, CCHT can harden, soften or otherwise impart desired properties on parts made of steel, copper, and various alloys and other metals. In addition, CCHT offers a variety of brazing services to join metallic objects together. All parts treated by CCHT are customer-owned. CCHT maintains a metallurgical laboratory at each facility, providing a range of testing capabilities to add value to treated parts and enhance quality control. Consistent quality control is maintained by application of a statistical process control system. CCHT maintains a fleet of trucks and trailers to provide rapid turnaround time for its customers.

  Precision Metals. The Company operates two precision metals facilities in Buffalo, New York and Chattanooga, Tennessee for flat-rolled steel and other processed metal products that are sold to manufacturers in the automotive, hand tool, appliance, electronics and other industries. In addition to slitting and cutting to length, the Company's precision metals facilities produce higher value-added products that are held to close tolerances and tight specifications through cold-rolling, annealing, oscillating and edge rolling. The Buffalo facility also incorporates a coil storage racking system that holds over 1,200 coils, allowing instant access with a stacker crane, thereby resulting in less coil damage than typical pyramid stacking.

  Materials Management. The Company operates two state-of-the-art materials management facilities that link primary steel producers and end-user manufacturers by integrating the inventory purchasing, receiving, inspection, billing, storage and shipping functions and producing true just-in-time delivery of materials. The Company's facilities receive shipments of steel by rail and truck from primary steel producers, which retain ownership of the steel until it is delivered to the end-user manufacturer. The Company inspects the steel and stores it in a climate-controlled environment on a specialized stacker crane and rack system. When an order is placed, the Company is capable of delivering the steel to the end-user manufacturer within one hour using Company-owned trucks that have been custom designed to facilitate the loading and unloading process.

  These facilities have a proprietary computer system that links the primary steel producer with the end-user manufacturer and also links both parties to the facilities. This gives them direct computer access to inventory on hand, in transit and on order, and enables such manufacturers to transmit their required release schedule through the computer. The shipping personnel are then notified via computer of customer orders that have been released and materials are promptly retrieved and shipped.

  The Company believes its materials management facilities provide benefits to primary steel producers and end-user manufacturers. The primary steel producers can ship materials to the facilities by rail rather than by truck, thereby enabling them to ship products more efficiently. In addition, utilizing the specialized facilities allows primary steel producers to deliver shipments just-in-time and with minimal transportation damage. The end-user manufacturers can devote space previously used for raw material storage to more productive uses. The end-user manufacturers also reduce their inventory carrying costs because possession of inventory is not taken until shipped from the facilities. This enables end-user manufacturers to reduce their raw material inventory from several days or weeks to hours.

  The Company's materials management facilities primarily service Ford. See "Risk Factors--Reliance on Certain Customers".

  Cleveland Pickling Joint Venture. Through a subsidiary, the Company is a minority partner in Samuel Steel Pickling Company, a Cleveland-based steel pickling operation.

  After the hot-rolling process, the surface of sheet steel is left with a residue known as scale, which must be removed prior to further processing by a cleaning process known as pickling. Samuel Steel Pickling pickles steel on a toll basis, receiving fees for its services without acquiring ownership of the steel. Substantially all of the steel processed by the Company's Cleveland operation and a small amount of steel processed by the Company's Buffalo operations are pickled at Samuel Steel Pickling.

  In 1995, Samuel Steel Pickling installed a second pickling operation, more than doubling its capacity from 360,000 to approximately 800,000 tons annually.

STEEL STRAPPING PRODUCTS

  Steel strapping is banding and packaging material that is used to close and reinforce shipping units such as bales, boxes, cartons, coils, crates and skids. The Company is one of three major domestic manufacturers of high tensile steel strapping, which is used in heavy duty applications. High tensile steel strapping is subject to strength requirements imposed by the American Association of Railroads ("AAR") for packaging of different products for common carrier transport. This high tensile steel strapping is essential to producers of large, heavy products such as steel, aluminum, paper and lumber where reliability of the packaging material is critical to the safe transport of the product.

  The Company's strapping facility, located in Buffalo, New York, is ISO-9002 certified. This facility manufactures high tensile steel strapping by slitting, oscillating, heat treating, painting and packaging cold-rolled coils. In pursuit of its business strategy, the Company focuses on high value-added strapping products and superior customer service. Through consistent equipment upgrades and employee-driven productivity improvements, this facility has been able to maintain high quality products while reducing costs and increasing yields.

  Steel strapping is cold-rolled to precise gauge on the Company's rolling mills, which incorporate hydraulic screw downs and automatic gauge controls with statistical charting. This process ensures strapping of the most uniform gauge available and produces the maximum amount of strapping per pound of steel. All products are tested hourly by on-site laboratory personnel for width, thickness and metallurgical properties. The facility's detailed attention to the manufacturing process and product testing results in the production of high quality strapping that meets or exceeds AAR specifications.

  To meet the differing needs of its customers, the Company offers its strapping products in various thicknesses, widths and coil sizes. The Company also seeks to offer innovative products to its customers, including custom color and printed strapping. In addition, the Company offers related strapping products, such as seals and tools. At the request of customers, the Company is also able to manufacture tensional strapping for lighter duty applications.

QUALITY CONTROL

  The Company places great importance on providing its customers with high quality products for critical use applications. By carefully selecting its raw material vendors and using computerized inspection and analysis, the Company ensures that the steel that enters its production processes will be able to meet the most critical specifications of its customers. The Company uses carefully documented procedures at all steps of the production process, along with statistical process control systems linked directly to processing equipment, to monitor and ensure that such specifications are met. Physical, chemical and metallographic analyses are performed at all stages of the production process to verify that mechanical and dimensional properties, cleanliness, surface characteristics and chemical content are within specification. The Company has received numerous awards and citations from its customers recognizing its ability to consistently produce high quality products, including the Chrysler Pentastar Award, the Ford Q1 Award and the GM Target for Excellence Award, which are among the most prestigious awards in the automotive industry. In addition, the Company was recently notified by Emerson Electric Company that it has been selected as an Emerson Distinguished Supplier for 1995.

MANAGEMENT INFORMATION SYSTEMS; INVENTORY MANAGEMENT

  The Company operates a proprietary data processing system to purchase, monitor and allocate inventory throughout its production facilities, enabling it to effectively manage inventory costs and consistently achieve a high annual inventory turnover rate. For the 12 months ended March 31, 1996, the Company's inventory turned approximately five times.

  The system also includes a computerized order entry system enabling customers to link their computer system to the Company's system for direct electronic communication with respect to order entry, inventory status, work-in-process status, billing and payment. This service is designed to improve productivity for both customers and the Company. A number of key customers have taken advantage of this service, and the Company believes the availability of this service is becoming an important consideration in customers' purchasing decisions.

  In addition, the Company has linked its production equipment to its computer system to allow for the gathering of production data as each order is being processed. This information is stored in a database to be used as a basis for preparing cost estimates for future orders. This system enhances the Company's ability to analyze costs on an ongoing basis and allows for expeditious response time on quotation requests.

SUPPLIERS AND RAW MATERIALS

  Steel processing companies are required to maintain substantial inventories of raw materials to accommodate the short lead times and just-in-time delivery requirements of their customers. Accordingly, the Company generally maintains its inventory of raw materials at levels that it believes are sufficient to satisfy the anticipated needs of its customers based upon historic buying practices and market conditions. The primary raw material utilized by the Company in its processing operations is flat-rolled steel. The Company purchases flat-rolled steel at regular intervals from a number of suppliers; however, a majority of its steel is purchased from twelve major North American suppliers. The Company has no long-term commitments with any of its suppliers. The Company believes that it has adequate sources of supplies of raw materials for its operations. See "Risk Factors--Impact of Changing Steel Prices".

TECHNICAL SERVICES

  The Company employs a staff of engineers and other technical personnel and maintains fully-equipped, modern laboratories to support its operations. These facilities enable the Company to verify, analyze and document the physical, chemical, metallurgical and mechanical properties of its raw materials and products. Technical service personnel also work in connection with the Company's sales force to determine the types of flat-rolled steel required for the needs of the Company's customers.

SALES AND MARKETING

  The Company has 25 salespeople located in Buffalo, New York; Cleveland, Ohio; Detroit, Michigan; Bloomfield Hills, Michigan; Chicago, Illinois; Chattanooga, Tennessee; Charlotte, North Carolina and Bethlehem, Pennsylvania and one independent sales representative located in Simsbury, Connecticut. This marketing staff is supported by a vice president of sales for each of the Company's principal product lines, as well as by technical services and metallurgical personnel. This approach enables the Company to provide a specific sales focus on each of its principal product lines. In addition, the Company's Executive Vice President-Commercial acts as a coordinator of all sales activities.

CUSTOMERS AND DISTRIBUTION

  The Company services more than 3,400 customers located primarily in the midwestern, northeastern and southeastern United States, Mexico and Ontario, Canada. In 1995, sales to automakers and automotive supply manufacturers accounted for approximately 17% and 34%, respectively, of net sales. The Company also sells its products to customers in the steel, appliance, hand tool, metal building, communications, hardware, electrical, leisure time, machinery and office equipment industries.

  The Company manufactures its products almost exclusively to customer order rather than for inventory. Although the Company negotiates annual sales orders with a majority of its customers, these orders are subject to customer confirmation as to product amounts and delivery dates.

  The Company's largest customer is GM which, through its various subsidiaries and affiliates, accounted for approximately 16%, 14% and 11% of the Company's net sales in 1993, 1994 and 1995, respectively. No other customer of the Company represented more than 10% of the Company's net sales during this period. See "Risk Factors--Reliance on Certain Customers". The Company's export sales were primarily to customers in Canada and Mexico and accounted for approximately 9%, 7% and 6% of net sales in 1993, 1994 and 1995, respectively, and 6% for the first three months of 1995 and 1996.

COMPETITION

  The steel processing market is highly competitive and fragmented. The Company principally competes with a small number of other steel processors who also focus on fully processed, high value-added steel products. The Company competes on the basis of the precision and range of achievable tolerances, quality, price and the ability to meet delivery schedules dictated by customers. The Company's principal competitors are Worthington Industries, Inc. and Steel Technologies, Inc., each of which may have greater financial and other resources than the Company.

  The only other major domestic manufacturers of high tensile steel strapping are Acme Metals Incorporated and Signode Corporation, a subsidiary of Illinois Tool Works Inc., each of whom may have greater financial and other resources than the Company.

  Hubbell Steel competes with a small number of other companies, some of which may have greater financial and other resources.

  CCHT competes with a large number of small competitors. See "Risk Factors-- Competition".

EMPLOYEES

  At March 31, 1996, the Company employed 887 people. Approximately 170 of the Company's hourly plant personnel are represented by Local No. 55 of the United Automobile Workers under two separate contracts at the precision metals facility and the Buffalo-based cold-rolled strip steel and strapping facility, which expire in April 1997 and July 1999, respectively. In addition, under a contract which expires in February 1998, approximately 25 hourly plant personnel are represented by the Local Union No. 101, Chicago Truck Drivers, Helpers and Warehouse Workers at the Hubbell Steel facility. The Company has never experienced a work stoppage. The Company believes that its relationship with its employees is good.

  Approximately 700 of the Company's employees participate in performance-based incentive compensation programs. The Company is committed to such programs because it believes such programs motivate employees to enhance profitability.

BACKLOG

  Because of the nature of the Company's products and the short lead time order cycle, backlog is not a significant factor in the Company's business. The Company believes that substantially all of its backlog of firm orders existing on March 31, 1996 will be shipped prior to the end of 1996.

PROPERTIES

  The Company currently operates 16 facilities located in New York, Michigan, Ohio, Texas, Illinois, South Carolina, North Carolina, Tennessee and Georgia and, through a subsidiary, is a minority partner in a joint venture with two operations in Ohio.

  The Company believes that its primary existing facilities, listed below, and equipment are effectively utilized, well maintained, in good condition and, together with planned capital expenditures, will be able to accommodate its capacity needs through 1999.

        LOCATION                FUNCTION           SQUARE FOOTAGE OWNED OR LEASED
        --------                --------           -------------- ---------------
 Buffalo, NY........... Headquarters                   23,000         Leased
 Cleveland, OH......... Cold-rolled strip steel       226,200         Leased
                        processing
 Buffalo, NY........... Precision metals              207,000          Owned
                        processing; warehouse
 North Charleston, SC.. Distribution warehouse        190,000         Leased
 Cheektowaga, NY....... Cold-rolled strip steel       148,000          Owned
                        processing and strapping
                        products
 Tonawanda, NY......... Cold-rolled strip steel       128,000          Owned
                        and precision metals
                        processing
 Woodhaven, MI......... Materials management          100,000          Owned
                        facility
 Franklin Park, IL..... Coated sheet steel and         99,000          Owned
                        precision metals
                        processing
 Fountain Inn, SC...... Heat treating services         77,400         Leased
 Chattanooga, TN....... Steel processing               65,000          Owned
 Lackawanna, NY........ Materials management           65,000         Leased
                        facility
 Reidsville, NC........ Heat treating services         53,500         Leased
 Morristown, TN........ Heat treating services         24,200          Owned
 Conyers, GA........... Heat treating services         18,700         Leased
 Brownsville, TX....... Distribution warehouse         15,000         Leased
 Charlotte, NC......... Administrative offices          3,400         Leased
 Dearborn, MI.......... Strapping tool products         3,000          Owned

GOVERNMENTAL REGULATION

  The Company's processing centers and manufacturing facilities are subject to many federal, state and local requirements relating to the protection of the environment. The Company believes that it is in material compliance with all environmental laws, does not anticipate any material expenditures to meet environmental requirements and does not believe that future compliance with such laws and regulations will have a material adverse effect on its results of operations or financial condition.

  CERCLA and similar state superfund statutes generally impose joint and several liability on present and former owners and operators, transporters and generators for remediation of contaminated properties regardless of fault. The Company has been designated, along with others, as a potentially responsible party under CERCLA, or comparable state statutes, at one site. Based on the facts currently known to the Company, management expects that those costs to the Company of remedial actions at the site where it has been named a potentially responsible party will not have a material adverse effect on the Company's results of operations or financial condition.

  The Company's operations are also governed by many other laws and regulations, including those relating to workplace safety and worker health, principally the Occupational Safety and Health Act and regulations thereunder which, among other requirements, establish noise and dust standards. The Company believes that it is in material compliance with these laws and regulations and does not believe that future compliance with such laws and regulations will have a material adverse effect on its results of operations or financial condition.

LEGAL PROCEEDINGS

  From time to time, the Company is named a defendant in legal actions arising out of the normal course of business. The Company is not a party to any pending legal proceeding the resolution of which the management of the Company believes will have a material adverse effect on the Company's results of operations or financial condition or to any other pending legal proceedings other than ordinary, routine litigation incidental to its business. The Company maintains liability insurance against risks arising out of the normal course of business.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the directors and executive officers of the Company:

           NAME           AGE                  POSITION(S) HELD
           ----           ---                  ----------------
 Brian J. Lipke(a).......  44 Chairman of the Board, President, Chief Executive
                              Officer and  Director
 Neil E. Lipke(a)........  39 Executive Vice President--Marketing and Director
 Walter T. Erazmus.......  49 Executive Vice President--Finance, Chief
                              Financial Officer,  Secretary and Treasurer
 Joseph A. Rosenecker....  52 Executive Vice President--Commercial
 Carl P. Spezio..........  51 Executive Vice President--Manufacturing
 Curtis W. Lipke(a)......  41 Vice President--Corporate Development and
                              Director
 Joseph W. Wark..........  65 Vice President--Automotive
 Eric R. Lipke(a)........  36 Vice President--Transportation
 Gerald S. Lippes(b)(c)..  56 Director
 Arthur A. Russ, Jr.(b)..  53 Director
 David N. Campbell(b)....  54 Director
 William P. Montague(c)..  49 Director

- --------
(a)Brian J. Lipke, Neil E. Lipke, Curtis W. Lipke and Eric R. Lipke are brothers.
(b)Member of the Audit Committee.
(c)Member of the Compensation Committee.

  The Board of Directors of the Company is divided into three classes serving staggered terms. One-third of the directors are elected at each annual meeting of stockholders for a term of three years to hold office until their successors are elected and qualified. The terms of office of Curtis W. Lipke and David N. Campbell expire in 1997; the terms of office of Neil E. Lipke and Gerald S. Lippes expire in 1998; and the terms of office of Brian J. Lipke, Arthur A. Russ, Jr. and William P. Montague expire in 1999. All officers serve at the discretion of the Board of Directors.

  Brian J. Lipke has been Chairman of the Board, President, Chief Executive Officer and a director of the Company since its formation. He has been President and Chief Executive Officer of Gibraltar Steel Corporation of New York ("Gibraltar New York"), a predecessor and current subsidiary of the Company, since 1987, and has been in charge of the Company's other subsidiaries since their formation. From 1972 to 1987, Mr. Lipke held various positions with Gibraltar New York in production, purchasing and divisional management. He is a director of Dunlop Tire Corporation and a member of the Chase Manhattan Bank, N.A. Regional Advisory Board.

  Neil E. Lipke has been an Executive Vice President--Marketing and a director of the Company since its formation. He has been Executive Vice President of Gibraltar New York since 1988 and has been employed by Gibraltar New York since 1973 in various production, sales and marketing capacities.

  Walter T. Erazmus has been Executive Vice President--Finance and Chief Financial Officer of the Company since November 1994 and of Gibraltar New York since 1977 and has served as Secretary and Treasurer of the Company since its formation. He was Vice President--Finance and Chief Financial Officer of the Company from its formation to November 1994.

  Joseph A. Rosenecker has been Executive Vice President--Commercial of the Company since November 1994. He served as Vice President--Sales of the Company from its formation until

November 1994 and has been the director of Gibraltar New York's cold-rolled strip operations since 1989. He was President of Gibraltar New York's strip and strapping divisions from 1978 to 1989.

  Carl P. Spezio has been Executive Vice President--Manufacturing of the Company since November 1994. Prior thereto, he was Vice President-- Manufacturing and Quality Control of the Company since its formation. He has been the director of Gibraltar New York's metal processing operations since 1989. He was President of the precision metals division of Gibraltar New York from 1977 to 1989.

  Curtis W. Lipke has been Vice President--Corporate Development and a director of the Company since its formation and the director of Gibraltar New York's Strapping Division since 1989. Prior thereto, Mr. Lipke held various positions with Gibraltar New York, primarily in the areas of sales and divisional management.

  Joseph W. Wark has been Vice President--Automotive of the Company since its formation and has been in charge of automotive sales for Gibraltar New York since 1986.

  Eric R. Lipke has been Vice President--Transportation of the Company since its formation. Mr. Lipke has held various positions with Gibraltar New York since 1976 primarily in the areas of administration and executive support.

  Gerald S. Lippes has served as a director of the Company since its formation. He has been engaged in the private practice of law since 1965 and is a partner of the firm of Lippes, Silverstein, Mathias & Wexler LLP, Buffalo, New York. Mr. Lippes is also a director of Mark IV Industries, Inc.

  Arthur A. Russ, Jr. has served as a director of the Company since its formation. He has been engaged in the private practice of law since 1969 and is a member of the firm of Albrecht, Maguire, Heffern & Gregg, P.C., Buffalo, New York.

  David N. Campbell has served as a director of the Company since the consummation of the Company's initial public offering in November 1993. Since July 1995, Mr. Campbell has served a President of BBN Systems Technologies, a networking technology company based in Cambridge, Massachusetts. From November 1994 to July 1995, he served as Chairman of the Board of Dunlop Tire Corporation, and prior thereto, from March 1984 to September 1994, he served as the Chairman of the Board and Chief Executive Officer of Computer Task Group, Incorporated. Mr. Campbell is also a director of National Fuel Gas Company and an advisory director of First Empire State Corporation.

  William P. Montague has served as a director of the Company since consummation of its initial public offering. He served as Executive Vice President and Chief Financial Officer of Mark IV Industries, Inc., from 1986 to February 1996 and, since March 1, 1996, as President of said company. He is also a director of International Imaging Materials, Inc. and a member of the Chase Manhattan Bank, N.A. Regional Advisory Board.

BOARD COMMITTEES

  The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors.

DIRECTORS' COMPENSATION

  All directors other than directors who are employees of the Company receive a retainer of $12,000 per year. In addition, each such director also receives a fee of $1,000 for each Board of Directors or committee meeting attended and is reimbursed for any reasonable expenses incurred in attending such meetings.

EXECUTIVE COMPENSATION

  The following table sets forth certain information with respect to the compensation paid by the Company for services rendered during the years ended December 31, 1993, 1994 and 1995 for the chief executive officer and the other four most highly compensated executive officers of the Company. The amounts shown include compensation for services rendered in all capacities.

                          SUMMARY COMPENSATION TABLE

                                                             LONG-TERM
                                  ANNUAL COMPENSATION       COMPENSATION
                               ---------------------------- ------------
                                                     OTHER                  ALL
                                                    ANNUAL   SECURITIES    OTHER
NAME AND                FISCAL                      COMPEN-  UNDERLYING   COMPEN-
PRINCIPAL POSITION       YEAR   SALARY   BONUS      SATION    OPTIONS    SATION(a)
- ------------------      ------ -------- --------    ------- ------------ ---------
Brian J. Lipke.........  1995  $215,000 $140,000      --          --      $ 3,844
 Chairman of the Board,
 President               1994   204,750  110,000      --       15,000(b)    8,154
 and Chief Executive
  Officer                1993   332,292  101,000     $798         --       10,591
Joseph A. Rosenecker...  1995   153,000  215,620      --       12,500(c)    9,524
 Executive Vice
  President--            1994   153,000  207,605      --       10,000(c)   10,208
 Commercial              1993   152,000  168,846      798      37,500(c)    9,783
Joseph W. Wark.........  1995   175,000  171,174      --          --        7,938
 Vice President--
  Automotive             1994   177,692  124,428(d)   --       10,000(c)    9,934
                         1993   239,519   52,800(d)   488      25,000(c)    9,882
Neil E. Lipke..........  1995   183,474  115,000      --          --        7,186
 Executive Vice
  President              1994   140,000   85,000      --       10,000(b)    8,016
 and Director            1993   274,868   58,000      632         --        9,180
Walter T. Erazmus......  1995   152,548  130,000      --       12,500(c)    8,069
 Executive Vice
  President--            1994   141,025   85,000      --       10,000(c)    9,350
 Finance, Secretary and
  Treasurer              1993   110,641   78,000      798      37,500(c)    7,364

- --------
(a) Composed of: (i) the allocation in 1995 of contributions made by the Company pursuant to the Gibraltar Steel Corporation of New York Profit Sharing Plan in the amount of $3,318 to the account of each of Messrs. Brian J. Lipke, Rosenecker, Wark, Neil E. Lipke and Erazmus; (ii) the matching contributions made by the Company in 1995 pursuant to the Gibraltar Steel Corporation of New York 401(k) Retirement Savings Plan to Messrs. Brian J. Lipke, Rosenecker, Wark, Neil E. Lipke and Erazmus in the amount of $0, $4,620, $4,620, $3,868 and $3,963, respectively; and (iii)
    the payment in 1995 of insurance premiums on term life insurance policies provided for Messrs. Brian J. Lipke, Rosenecker, Wark, Neil E. Lipke and Erazmus in the amount of $526, $1,586, $0, $0 and $788, respectively.
(b) Represents options issued to Messrs. Brian J. Lipke and Neil E. Lipke pursuant to the Non-Qualified Plan.
(c) Represents options granted to Messrs. Rosenecker, Wark and Erazmus pursuant to the Incentive Plan.
(d) Includes sales commissions paid to Mr. Wark in the sum of $115,428 in 1994 and $52,800 in 1993.

OPTIONS GRANTED IN LAST FISCAL YEAR

  The following table contains information concerning the grant of stock options in 1995 to the executives named in the table above. The exercise price of all such options is equal to the market value of Common Stock on the date of the grant.

                                                                       POTENTIAL REALIZABLE
                                     PERCENT OF                          VALUE AT ASSUMED
                                    TOTAL OPTIONS                     ANNUAL RATES OF STOCK
                         NUMBER OF   GRANTED TO   EXERCISE              PRICE APPRECIATION
                         SECURITIES EMPLOYEES IN   PRICE                 FOR OPTION TERM
NAME AND PRINCIPAL       UNDERLYING    FISCAL       PER    EXPIRATION ----------------------
POSITION                  OPTIONS       YEAR       SHARE      DATE      5%(a)      10%(b)
- ------------------       ---------- ------------- -------- ---------- ---------- -----------
Brian J. Lipke,
 Chairman of the Board,
 President and Chief
 Executive Officer.....       --          --          --         --          --          --
Joseph A. Rosenecker,
 Executive Vice
 President--
 Commercial............    12,500       16.67%     $11.00   11/05/05  $   86,473 $   219,140
Joseph W. Wark,
 Vice President--
 Automotive............       --          --          --         --          --          --
Neil E. Lipke,
 Executive Vice
 President
 and Director..........       --          --          --         --          --          --
Walter T. Erazmus,
 Executive Vice
 President--Finance,
 Secretary and
 Treasurer.............    12,500       16.67%     $11.00   11/05/05  $   86,473 $   219,140

- --------
(a) Options granted pursuant to the Incentive Plan and the Non-Qualified Plan become exercisable in cumulative annual increments of 25% beginning one year from the date of grant; however, in the event of certain extraordinary transactions, including a change of control of the Company, the vesting of such options would automatically accelerate.
(b) Represents the potential appreciation of the options, determined by assuming an annual compounded rate of appreciation of 5% per year over the ten-year term of the grants, as prescribed by the rules. The amount set forth above is not intended to forecast future appreciation, if any, of the stock price. There can be no assurance that the appreciation reflected in this table will be achieved.
(c) Represents the potential appreciation of the options, determined by assuming an annual compounded rate of appreciation of 10% per year over the ten-year term of the grant. The amounts set forth above are not intended to forecast future appreciation, if any, of the stock price. There can be no assurance that the appreciation reflected in this table will be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth information concerning the exercise of options during 1995 and unexercised options held at the end of 1995 by the executives named above.

                                    NUMBER OF                  VALUE OF
                               SECURITIES UNDERLYING      UNEXERCISED IN THE
                                UNEXERCISED OPTIONS          MONEY OPTIONS
                                AT FISCAL YEAR END       AT FISCAL YEAR END(a)
                             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             ----------- ------------- ----------- -------------
Brian J. Lipke,
 Chairman of the Board,
 President and Chief
 Executive Officer.........     3,750       11,250       $ 7,969      $23,906
Joseph A. Rosenecker,
 Executive Vice President--
 Commercial................    21,250       38,750        26,407       51,095
Joseph W. Wark,
 Vice President--
 Automotive................    15,000       20,000        19,375       30,001
Neil E. Lipke,
 Executive Vice President
 and Director..............     2,500        7,500         5,313       15,938
Walter T. Erazmus,
 Executive Vice President--
 Finance, Secretary and
 Treasurer.................    21,250       38,750        26,407       51,095

- --------
(a) Represents the difference between $12.125, the closing market value of Common Stock as of December 31, 1995, and the exercise price of such options.

EMPLOYMENT AGREEMENT

  Pursuant to an Employment Agreement effective as of November 1, 1993 between the Company and Brian J. Lipke (the "Employment Agreement"), Mr. Lipke will serve as Chairman of the Board, President and Chief Executive Officer of the Company at an annual base salary of $195,000, subject to annual adjustment as determined by the Compensation Committee in its discretion. Currently, Mr. Lipke's salary is $235,000 per year. In addition to his base salary, Mr. Lipke will be eligible to participate in the Company's bonus compensation plans and other employee benefit plans available to the Company's executive officers. The Employment Agreement has an initial term of five years, which automatically is extended for an additional one-year period on each anniversary date, unless either party gives notice of intent to terminate.

  The Employment Agreement provides that if the Company terminates Mr. Lipke without cause, he shall be entitled to receive a lump sum benefit equal to 2 1/2 times his total cash compensation for the 12-month period immediately preceding the date of his termination.

  The Employment Agreement further provides for severance benefits upon a change in control of the Company. Events that trigger a "change in control" under the Employment Agreement include (i) certain consolidations or mergers,
(ii) certain sales or transfers of substantially all of the Company's assets,
(iii) the approval of the Company's shareholders of a plan of dissolution or liquidation of the Company, (iv) the acquisition of 20% or more of the Company's outstanding common stock by certain persons (other than the Company's executive officers and directors, whether individually or as a group) and (v) certain changes in the membership of the Company's Board of Directors. If Mr. Lipke's employment is terminated within three years of a change in control, he may be entitled to receive a lump sum severance payment equal to $100 less than three times the average of his total cash compensation during the three-year period immediately preceding his termination, plus medical, disability and life insurance benefits for the rest of his life. The payments and benefits otherwise payable in the event of a change in control are subject to an overall limitation so that the value thereof would not constitute parachute payments that would be subject to excise tax payments or corporate deduction disallowance under the Code. In addition, upon a termination of Mr. Lipke's employment other than by the Company for cause and other than voluntarily by Mr. Lipke, if he becomes entitled to receive benefits under any of the Company's tax-qualified retirement plans (the "Plans"), he will be entitled to receive from the general assets of the Company an additional benefit computed as if the Plans were not subject to any applicable limits imposed on such plans by the Code or the Employee Retirement Income Security Act of 1974, as amended.

  If Mr. Lipke dies during the term of the Employment Agreement, in addition to any death benefits payable under life insurance maintained by the Company and any death benefits payable under the Company's employee benefit plans, the Company will pay to the estate of Mr. Lipke a death benefit equal to 50% of his annual base salary plus an amount equal to all bonuses he would have received through the end of the then current fiscal year. If he becomes permanently disabled, Mr. Lipke will be entitled to receive from the Company annual benefits equal to his base salary, subject to a cap of $200,000 (adjusted for cost of living increases), less amounts received under any pension, profit sharing or disability plan or insurance policy.

  In the event Mr. Lipke's employment with the Company is terminated other than for cause, the Company will continue to provide medical, disability and life insurance benefits to Mr. Lipke for life, subject to reduction to the extent he receives such benefits from other sources.

  Mr. Lipke has agreed in the Employment Agreement that, in the event he terminates his employment other than following a change in control, he will not, for a period of one year after the date of termination, participate in any "competitive operation," as defined in the Employment Agreement.

EMPLOYEE PLANS

  Non-Qualified Stock Option Plan: The Company maintains the Gibraltar Steel Corporation Non-Qualified Stock Option Plan (the "Non-Qualified Plan") and has reserved 400,000 shares of Common Stock for issuance thereunder. Under the terms of the Non-Qualified Plan, options may be granted to officers and employees of the Company as well as to non-employee directors and advisors. The Company has granted options under the Non-Qualified Plan to certain of its officers and directors to purchase an aggregate of 200,000 shares of Common Stock. All of such options are exercisable pro rata over a four-year period commencing upon consummation of this offering at an exercise price equal to the initial public offering price of Common Stock. In the event of certain extraordinary transactions, including a change of control of the Company, vesting of such options would automatically accelerate.

  Incentive Stock Option Plan: The Company's Gibraltar Steel Corporation Incentive Stock Option Plan (the "Incentive Plan"), authorizes grants to officers and other key employees of the Company and its subsidiaries of stock options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. The Incentive Plan authorizes the granting of stock options for up to an aggregate of 600,000 shares. Options granted under the Incentive Plan become exercisable over a four-year period at the rate of 25% per year commencing one year from the date of grant at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant. The options will expire ten years from the date of grant. The Company has granted to certain of its officers options to purchase an aggregate of 215,000 shares of Common Stock. In the event of certain extraordinary transactions, including a change of control of the Company, the vesting of such options would automatically accelerate.

  Restricted Stock Plan: Gibraltar Steel Corporation Restricted Stock Plan (the "Restricted Stock Plan") has reserved for issuance 100,000 shares of Common Stock to be issued upon the grant of restricted stock awards thereunder. Under the terms of the Restricted Stock Plan, the Compensation Committee may grant to employees of the Company and its subsidiaries restricted stock awards to purchase shares of Common Stock at a purchase price of $.01 per share. Such shares, when and if issued, are subject to restrictions on transfer and to risk of forfeiture until the shares become vested. Grantees who remain continuously employed with the Company or its subsidiaries become vested in their shares five years after the date of the grant, or earlier upon death, disability, retirement or other special circumstances. No awards have been made under the Restricted Stock Plan. The restrictions on any such stock awards automatically lapse in the event of certain extraordinary transactions, including a change of control of the Company.

  Executive Incentive Bonus Plan: In September 1993, the Company adopted the Gibraltar Steel Corporation Executive Incentive Bonus Plan (the "Bonus Plan") to provide an incentive compensation program to its executive officers commencing with the quarter ending March 31, 1994. The Bonus Plan provides for a quarterly bonus pool (the "Bonus Pool") in an amount equal to the lesser of
(a) 60% of the aggregate base compensation of the participating executive officers; or (b) 15% of the Company's net income before taxes and any incentive bonuses for the quarter on which the bonuses are based. The Bonus Pool is then adjusted as follows: 50% of the Bonus Pool is available for bonus allocations regardless of the Company's performance; 25% is available only if the Company satisfied its operating profit goal for the quarter as established by the Board of Directors; and 25% is available only if the Company satisfies its return on equity goal for the quarter as established by the Board of Directors. Within these parameters, the Compensation Committee determines the amount to be paid to each officer, considering such factors as the officer's performance during the quarter and the Company's overall performance during the quarter.

  Profit Sharing Plans: Gibraltar Steel Corporation and certain of its subsidiaries maintain profit sharing plans covering certain salaried and hourly employees. Employer contributions are subject to determination by the Board of Directors each year.

  401(k) Plans: Gibraltar Steel Corporation and certain of its subsidiaries also maintain 401(k) retirement savings plans covering certain salaried and hourly employees who have completed at least six months of service. Employees may contribute up to 10% of their annual compensation, subject to an annual limitation as adjusted by the Code. Employee contributions may be matched by the Company as determined by the Board of Directors prior to the beginning of each calendar year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the executive officers of the Company serve on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions.

                             CERTAIN TRANSACTIONS

  On March 6, 1996, (i) 26,455 shares of Common Stock beneficially owned by Eric R. Lipke were sold to Gerald S. Lippes, a director of the Company, (ii) 26,455 shares of Common Stock beneficially owned by Neil E. Lipke were sold to William P. Montague, a director of the Company and (iii) 26,455 shares of Common Stock beneficially owned by Brian J. Lipke were sold to a third party, not affiliated with the Company. In each of these private resale transactions, the shares of Common Stock were sold at $12.60 per share, reflecting an approximate 10% discount from the approximate then-current NASDAQ price to account for, among other things, the limited transferability of such shares of Common Stock, which are "restricted" for purposes of Rule 144 under the Securities Act.

  The Lipke Family, the Lipke Trusts, the Estate of Kenneth E. Lipke (collectively the "Lipke Interests") and the Company have entered into an Indemnification Agreement relating to their respective tax liabilities. The agreement provides, among other things, for (a) the indemnification by the Company of the Lipke Interests against all losses, liabilities, interest, penalties, attorneys' and accountants' fees resulting from any additional federal or state income taxes imposed upon the Lipke Interests as a result of any change in S Corporation income of any of the subsidiaries of the Company for any period in which any such subsidiary was treated for federal and certain state income tax purposes as an S Corporation (the "S Corporation Periods"); and (b) indemnification of the Company by the Lipke Interests against certain liabilities and losses with respect to federal and state income taxes, including interest (but excluding penalties and attorneys' and accountants' fees), resulting from any decrease in the S Corporation income of the Lipke Interests from any of such subsidiaries during the S Corporation Periods.

  The law firm of Albrecht, Maguire, Heffern & Gregg, P.C., of which Arthur A. Russ, Jr. is a member, provided services to the Company in 1995 and the current year. Mr. Russ also serves as a trustee of the Lipke Trusts, which hold shares of Common Stock. Mr. Russ shares voting and investment power with respect to the shares of Common Stock held by the Lipke Trusts and disclaims beneficial ownership of such shares.

  The law firm of Lippes, Silverstein, Mathias & Wexler LLP, of which Gerald
S. Lippes is a partner, provided services to the Company in 1995 and the current year.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 31, 1996, and as adjusted to reflect the sale of 2,000,000 shares of Common Stock by the Company and the sale of 1,000,000 shares of Common Stock by the Selling Stockholders, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding Common Stock; (ii) each director of the Company;
(iii) each executive officer of the Company; and (iv) all current directors and executive officers and directors of the Company as a group.

                              BENEFICIAL OWNERSHIP         BENEFICIAL OWNERSHIP
                               PRIOR TO OFFERING              AFTER OFFERING
                              -------------------- SHARES  --------------------
            NAME              NUMBER(a) PERCENTAGE OFFERED  NUMBER   PERCENTAGE
            ----              --------- ---------- ------- --------- ----------
Brian J. Lipke(b)(c)........  1,303,298   12.60%   200,000 1,103,298    8.94%
Eric R. Lipke(b)(d).........  1,301,148   12.58    200,000 1,101,148    8.92
Neil E. Lipke(b)(e).........  1,300,248   12.57    200,000 1,100,248    8.92
Curtis W. Lipke(b)(f).......  1,314,203   12.71    200,000 1,114,203    9.03
Meredith A. Lipke-de
 Blok(b)(g).................  1,313,503   12.70    200,000 1,113,503    9.02
Patricia K. Lipke(b)(h).....    844,485    8.17        --    844,485    6.84
Walter T. Erazmus(b)(i).....     27,052     *          --     27,052     *
Joseph A. Rosenecker(b)(j)..     25,594     *          --     25,594     *
Carl P. Spezio(b)(k)........     24,915     *          --     24,915     *
Joseph W. Wark(b)(l)........     16,603     *          --     16,603     *
Gerald S. Lippes(m).........     61,768     *          --     61,768     *
 700 Guaranty Building
 28 Church Street Buffalo,
 New York 14202
Arthur A. Russ, Jr.(n)......     28,813     *          --     28,813     *
 2100 Main Place Tower
 Buffalo, New York 14202
William P. Montague(o)......     51,268     *          --     51,268     *
 501 John James Audubon Pky.
 P.O. Box 810
 Amherst, New York 14226
David N. Campbell(p)........     15,313     *          --     15,313     *
 800 Delaware Avenue
 Buffalo, New York 14202
All Directors and Executive
 Officers as a Group
 (12 persons)(q)............  5,470,223   52.90    800,000 4,670,223   37.85

- --------
* Less than 1%.

(a) Unless otherwise indicated in the footnotes, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.
(b) The address of each of the executive officers listed in the Summary Compensation Table, Meredith A. Lipke-de Blok, Carl P. Spezio, Curtis W. Lipke, Eric R. Lipke and Patricia K. Lipke is 3556 Lake Shore Road, P.O. Box 2028, Buffalo, New York 14219-0228.

(c) Includes (i) 1,275,948 shares of Common Stock held by two trusts for the benefit of Brian J. Lipke (of which 200,000 shares are being sold in this offering), (ii) 1,800 shares of Common Stock held by a trust for the benefit of the daughter of Brian J. Lipke, (iii) 1,800 shares of Common Stock held in a custodial account for the benefit of the daughter of Brian
    J. Lipke and (iv) 3,750 shares of Common Stock issuable under currently exercisable options pursuant to the Non-Qualified Plan. Excludes 11,250 shares of Common Stock issuable under options granted to Brian J. Lipke pursuant to the Non-Qualified Plan which are not exercisable within 60 days. Also excludes (i) 842,985 shares of Common Stock held by the Trust
    U/W of Kenneth E. Lipke f/b/o Patricia K. Lipke (the "Kenneth E. Lipke Trust"), as to which Brian J. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (ii) 4,934,182 shares of Common Stock held by several trusts for the benefit of each of Neil E. Lipke, Curtis W. Lipke, Eric R. Lipke and Meredith A. Lipke-de Blok, as to each of which Brian J. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (iii) 30,000 shares of Common
    Stock held by a trust for the benefit of Meredith A. Lipke-de Blok, as to which Brian J. Lipke serves as one of five trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (iv) 1,800 shares of Common Stock held by a trust for the benefit of the daughter of Meredith A. Lipke-de Blok, as to which Brian J. Lipke serves as one of four trustees and shares voting and investment power and as to which he disclaims beneficial ownership and (v) 900 shares of Common Stock held by a trust for the benefit of the son of Eric R. Lipke, as to which Brian J. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership.
(d) Includes (i) 1,222,568 shares of Common Stock held by a trust for the benefit of Eric R. Lipke (of which 200,000 shares are being sold in this offering), (ii) 900 shares of Common Stock held by a trust for the benefit of the son of Eric R. Lipke and (iii) 2,500 shares of Common Stock issuable under currently exercisable options granted to Eric R. Lipke pursuant to the Non-Qualified Plan. Excludes 7,500 shares of Common Stock issuable under options granted to Eric R. Lipke pursuant to the Non-Qualified Plan which are not exercisable within 60 days. Also excludes (i) 1,215,068 shares of Common Stock held by a trust for the benefit of Brian
    J. Lipke, as to which Eric R. Lipke serves as one of three trustees and shares voting and investment power and as to which Eric R. Lipke disclaims beneficial ownership, (ii) 60,880 shares of Common Stock held by a trust for the benefit of Brian J. Lipke and 30,000 shares of Common Stock held by a trust for the benefit of Meredith A. Lipke-de Blok, as to each of which Eric R. Lipke serves as one of five trustees and shares voting and investment power and as to which he disclaims beneficial ownership and
    (iii) 1,800 shares of Common Stock held by a trust for the benefit of the daughter of Brian J. Lipke, as to which Eric R. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership.
(e) Includes (i) 1,228,568 shares of Common Stock held by a trust for the benefit of Neil E. Lipke (of which 200,000 shares are being sold in this offering) and (ii) 2,500 shares of Common Stock issuable under currently exercisable options granted to Neil E. Lipke pursuant to the Non-Qualified Plan. Excludes 7,500 shares of Common Stock issuable under options granted to Neil E. Lipke pursuant to the Non-Qualified Plan which are not exercisable within 60 days. Also excludes (i) 60,880 shares of Common
    Stock held by a trust for the benefit of Brian J. Lipke and 30,000 shares of Common Stock held by a trust for the benefit of Meredith A. Lipke-de Blok, as to each of which Neil E. Lipke serves as one of five trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (ii) 1,800 shares of Common Stock held by a trust for the benefit of the daughter of Brian J. Lipke, as to which Neil E. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership and (iii) 900 shares of Common Stock held by a trust for the benefit of the son of Eric R. Lipke, as to which Neil E. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership.
(f) Includes (i) 1,241,523 shares of Common Stock held by a trust for the benefit of Curtis W. Lipke (of which 200,000 shares are being sold in this offering) and (ii) 2,500 shares of Common Stock issuable under currently exercisable options granted to Curtis W. Lipke pursuant to the Non-Qualified Plan. Excludes 7,500 shares of Common Stock issuable under options granted to Curtis W. Lipke pursuant to the Non-Qualified Plan which are not exercisable within 60 days. Also excludes (i) 60,880 shares of Common Stock held by a trust for the benefit of Brian J. Lipke and 30,000 shares of Common Stock held by a trust for the benefit of Meredith A. Lipke-de Blok, as to each of which Curtis W. Lipke serves as one of five trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (ii) 1,800 shares of Common Stock held by a trust for the benefit of the daughter of Meredith A. Lipke-de Blok, as to which Curtis W. Lipke serves as one of four trustees and shares voting and investment power and as to which he disclaims beneficial ownership, (iii) 1,800 shares of Common Stock held by a trust for the benefit of the daughter of Brian J. Lipke, as to which Curtis W. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership and (iv) 900 shares of Common Stock held by a trust for the benefit of the son of Eric R. Lipke, as to which Curtis W. Lipke serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership.
(g) Includes (i) 1,300,603 shares of Common Stock held by three trusts for the benefit of Meredith A. Lipke-de Blok (of which 200,000 shares are being sold in this offering), (ii) 3,600 shares of Common Stock held in a custodial account for the benefit of the daughter of Meredith A. Lipke-de Blok and (iii) 1,800 shares of Common Stock held by a trust for the benefit of the daughter of Meredith A. Lipke-de Blok. Excludes 60,880 shares of Common Stock held by a trust for the benefit of Brian J. Lipke, as to which Meredith A. Lipke-de Blok serves as one of five trustees and shares voting and investment power and as to which she disclaims beneficial ownership.
(h) Includes 842,985 shares of Common Stock held by the Kenneth E. Lipke
    Trust. Excludes 1,800 shares of Common Stock held by a trust for the benefit of the daughter of Meredith A. Lipke-de Blok, as to which Patricia
    K. Lipke serves as one of four trustees and shares voting and investment power and as to which she disclaims beneficial ownership.
(i) Includes (i) 21,250 shares of Common Stock issuable under currently exercisable options granted to Mr. Erazmus under the Incentive Plan, (ii) 800 shares of Common Stock held by an Individual Retirement Account for the benefit of Mr. Erazmus, (iii) 500 shares of Common Stock held by an Individual Retirement Account for the benefit of the spouse of Mr. Erazmus and (iv) 1,502 shares of Common Stock allocated to Mr. Erazmus's self-directed account under the Company's 401(k) Retirement Savings Plan. Excludes 38,750 shares of Common Stock issuable under options granted to Mr. Erazmus pursuant to the Incentive Plan which are not exercisable within 60 days.
(j) Includes 21,250 shares of Common Stock issuable under currently exercisable options granted to Mr. Rosenecker under the Incentive Plan and
    (ii) 1,844 shares of Common Stock allocated to Mr. Rosenecker's self-directed account under the Company's 401(k) Retirement Savings Plan. Excludes 38,750 shares of Common Stock issuable under options granted to Mr. Rosenecker pursuant to the Incentive Plan which are not exercisable within 60 days.
(k) Includes (i) 21,250 shares of Common Stock issuable under currently exercisable options granted to Mr. Spezio under the Incentive Plan and
    (ii) 1,638 shares of Common Stock allocated to Mr. Spezio's self-directed account under the Company's 401(k) Retirement Savings Plan. Excludes
    38,750 shares of Common Stock issuable under options granted to Mr. Spezio pursuant to the Incentive Plan which are not exercisable within 60 days.
(l) Includes (i) 15,000 shares of Common Stock issuable under currently exercisable options granted to Mr. Wark under the Incentive Plan and (ii) 1,603 shares of Common Stock allocated to Mr. Wark's self-directed account under the Company's 401(k) Retirement Savings Plan. Excludes 20,000 shares of Common Stock issuable under options granted to Mr. Wark pursuant to the Incentive Plan which are not exercisable within 60 days.
(m) Includes 25,313 shares of Common Stock issuable under currently exercisable options granted to Mr. Lippes pursuant to the Non-Qualified Plan. Excludes 25,937 shares of Common Stock issuable under options granted to Mr. Lippes pursuant to the Non-Qualified Plan which are not exercisable within 60 days.
(n) Includes (i) 25,313 shares of Common Stock issuable under currently exercisable options granted to Mr. Russ pursuant to the Non-Qualified Plan and (ii) an aggregate of 1,500 shares of Common Stock held by three (3) trusts for the benefit of Mr. Russ' children as to each of which Mr. Russ serves as a trustee. Excludes 25,937 shares of Common Stock issuable under options granted to Mr. Russ pursuant to the Non-Qualified Plan which are not exercisable within 60 days. Also excludes an aggregate of (i)
    6,149,250 shares of Common Stock owned by the Lipke Trusts, as to each of which Mr. Russ serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership and
    (ii) 842,985 shares of Common Stock held by the Kenneth E. Lipke Trust, as to which Mr. Russ serves as one of three trustees and shares voting and investment power and as to which he disclaims beneficial ownership.
(o) Includes 12,813 shares of Common Stock issuable under currently exercisable options granted to Mr. Montague pursuant to the Non-Qualified Plan. Excludes 13,437 shares of Common Stock issuable under options granted to Mr. Montague pursuant to the Non-Qualified Plan which are not exercisable within 60 days.
(p) Includes 12,813 shares of Common Stock issuable under currently exercisable options granted to Mr. Campbell pursuant to the Non-Qualified Plan. Excludes 13,437 shares of Common Stock issuable under options granted to Mr. Campbell pursuant to the Non-Qualified Plan which are not exercisable within 60 days.
(q) Includes options to purchase an aggregate of 78,750 shares of Common Stock issuable to certain executive officers under the Incentive Plan and an aggregate of 87,502 shares of Common Stock issuable to certain executive officers and directors under the Non-Qualified Plan, all of which are exercisable within 60 days. Excludes options to purchase an aggregate of 136,250 shares of Common Stock issued to certain executive officers under the Incentive Plan and an aggregate of 112,498 shares of Common Stock issued to certain executive officers and directors under the Non-Qualified Plan, none of which are exercisable within 60 days.

                         DESCRIPTION OF CAPITAL STOCK

  Upon consummation of this offering, the authorized capital stock of the Company will consist of 50.0 million shares of Common Stock and 10.0 million shares of preferred stock, $.01 par value per share (the "Preferred Stock"). As of May 31, 1996, there were 10,173,900 shares of Common Stock issued and outstanding. Upon completion of this offering, there will be 12,173,900 shares of Common Stock issued and outstanding, assuming no exercise of the Underwriters' over-allotment option. There are no shares of the Company's Preferred Stock outstanding.

COMMON STOCK

  The issued and outstanding shares of Common Stock are, and the shares being offered by the Company hereby will be, upon payment therefor, duly authorized, validly issued, fully paid and nonassessable. Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy". The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. There is no cumulative voting. Therefore, the holders of a majority of the shares of Common Stock voted in an election of directors can elect all of the directors then standing for election, subject to any rights of the holders of any outstanding preferred stock. See "Risk Factors--Control by Certain Stockholders; Anti-Takeover Provisions".

PREFERRED STOCK

  The Board of Directors is authorized, subject to any limitations prescribed by law, to issue the Preferred Stock in one or more classes or series and to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions of any such class or series. Presently, no shares of Preferred Stock are outstanding.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

  Under the Company's Certificate of Incorporation, upon consummation of this offering (assuming no exercise of the Underwriters' over-allotment option) there will be 36,726,100 shares of Common Stock and 10,000,000 shares of Preferred Stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. See "Risk Factors--Risks Associated with Future Expansion".

  One of the effects of the existence of unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

  The Board of Directors is authorized without any further action by the stockholders to determine the rights, preferences, privileges and restrictions of the unissued Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The Board of Directors may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock, and which could, among other things, have the effect of delaying, deterring or preventing a change in control of the Company.

  The Company currently has no plans to issue additional shares of Common Stock or Preferred Stock other than shares of Common Stock which may be issued upon the exercise of options which have been granted or which may be granted in the future to the Company's employees or directors.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Certificate of Incorporation of the Company provides that the Company shall indemnify each officer and director of the Company to the fullest extent permitted by applicable law. The Certificate of Incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

  The Certificate of Incorporation and By-Laws of the Company contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also render the removal of the current Board of Directors and of management more difficult.

  Pursuant to the Certificate of Incorporation, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Vacancies on the Board of Directors may only be filled by the remaining directors and not by the stockholders.

  The By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of the Company. In general, notice must be received by the Company not less than 60 nor more than 90 days prior to the date of the prior year's annual meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal.

  Special meetings of stockholders may be called only by the Chairman of the Board, the President of the Company or a majority of the Board of Directors. The Certificate of Incorporation provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent.

  The Certificate of Incorporation also provides that certain mergers, sales of assets, issuances of securities, liquidations or dissolutions, reclassifications or recapitalizations involving Interested Stockholders must be approved by holders of at least 80% of the outstanding Voting Stock, unless such transactions are approved by a majority of the Disinterested Directors (as defined in the Company's Certificate of Incorporation) of the Company or certain minimum price, form of consideration and procedural requirements are satisfied. An Interested Stockholder is defined as a holder of stock representing 20% or more of the shares of Voting Stock then outstanding. The Certificate of Incorporation provides that the affirmative vote of the holders of 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal such provisions. The requirement of such a super-majority vote could enable a minority of the Company's stockholders to exercise veto powers over such amendments, alterations, changes or repeals.

DELAWARE ANTI-TAKEOVER LAW

  The Company is a Delaware corporation subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides that, with certain exceptions, a Delaware corporation may not engage in any of a broad range of "business combinations" with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the time that such person became an interested stockholder unless: (a) the transaction resulting in a person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person became an interested stockholder; (b) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation outstanding at the time the transaction commenced in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation and shares held by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (c) at or after the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

  Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

  An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation; or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

  A "business combination" is defined to encompass a wide variety of transactions with or committed by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest in the corporation directly owned by the interested stockholder, transactions with the corporation which increase the proportionate interest in the corporation directly owned by the interested stockholder or transactions in which the interested stockholder receives certain other benefits.

  Section 203 could have the effect of delaying, deterring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the Certificate of Incorporation or By-Laws of the Company, may elect not to be governed by Section 203, effective 12 months after adoption. Neither the Certificate of Incorporation nor the By-Laws of the Company currently exclude the Company from the restrictions imposed by Section 203.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 12,173,900 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option). Of these shares, the 3,000,000 shares of Common Stock (3,450,000 shares if the Underwriters' over-allotment option is exercised in full) sold in this offering, plus 2,662,900 shares sold in the Company's initial public offering in November 1993 (other than any shares sold then or subsequently to, and not resold by, any Affiliates, as defined below), will be freely transferable by persons other than Affiliates without restriction or further registration under the Securities Act. 7,461,959 shares of outstanding Common Stock (the "Affiliate Shares") are held by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), of which 52,910 shares are also "restricted securities" within the meaning of Rule 144 under the Securities Act; an additional 26,455 shares of Common Stock, held by a third party not affiliated with the Company, are also "restricted securities" (together, "Restricted Shares"). The Restricted Shares may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption afforded by Rule 144, as described below. The Affiliate Shares also may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available; however, due to the length of time for which they have been held by the Affiliates, the Affiliate Shares (other than the 52,910 shares which are also Restricted Shares) are transferable, subject to the Lock-up Agreements described below, in accordance with the volume and other requirements (but not the holding period requirement) of Rule 144.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years, including an Affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume in the Common Stock in composite trading on all exchanges during the four calendar weeks preceding such sale. A person (or persons whose shares are aggregated) who is not deemed an Affiliate and who has beneficially owned shares for at least three years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

  The Securities and Exchange Commission has recently proposed amendments to Rule 144 and 144(k) that would permit resales of Restricted Shares under Rule 144 after a one-year, rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resale of such Common Stock by non-affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. Adoption of such amendments could result in resales of any existing or future Restricted Shares sooner than would be the case under Rule 144 and 144(k) as currently in effect.

  The Company and each of its directors and executive officers and the Selling Stockholders have entered into Lock-up Agreements wherein they have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of, any shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock, except for the shares of Common Stock offered hereby, and in each case other than that of the Company, shares of Common Stock disposed of as bona fide gifts, for a period of 90 days from the date of this Prospectus, without the prior written consent of the Representative.

  The Company has reserved 400,000 shares of Common Stock to be issued under its Non-Qualified Plan and 600,000 shares to be issued under its Incentive Plan. Options to purchase an aggregate of 200,000 and 270,000 shares of Common Stock, respectively, are currently outstanding under the Non-Qualified Plan and the Incentive Plan.

                                 UNDERWRITING

  Upon the terms and subject to the conditions set forth in the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below (the "Underwriters"), for whom Salomon Brothers Inc is acting as Representative, and each of the Underwriters has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

      UNDERWRITER                                               NUMBER OF SHARES
   -----------------                                            ----------------
   Salomon Brothers Inc........................................
   Smith Barney Inc............................................


                                                                    ---------
   Total.......................................................     3,000,000
                                                                    =========

  In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the above-listed shares of Common Stock offered hereby (other than the shares of Common Stock covered by the Underwriters' over-allotment option described below) if any such shares are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances the purchase commitments of the non defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company and the Selling Stockholders have been advised by the Representative that the several Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a
concession not in excess of $.   per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $.   per share to
other dealers. After this initial offering, the public offering price and such concessions may be changed.

  The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock from the Company at the same price per share as the initial shares of Common Stock to be purchased by the Underwriters. The Underwriters may exercise such option only to cover over-allotments, if any, in the sale of the shares of Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of the option shares as the number of shares of Common Stock to be purchased and offered by such Underwriter in the above table bears to the total number of shares of Common Stock initially offered by the Underwriters hereby.

  The Company, each of its directors and executive officers, the Selling Stockholders and certain other stockholders of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of, any other shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, except the shares of Common Stock offered hereby, for a period of 90 days following the commencement of this offering, without the prior written consent of the Representative. See "Shares Eligible for Future Sale".

  In connection with this offering, certain Underwriters and selling group members who are qualifying registered market makers on NASDAQ may engage in passive market making transactions in Common Stock on NASDAQ in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the two business day period before commencement of offers or sales of Common Stock in this offering. Passive market making transactions must comply with certain volume and price limitations and must be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security, and if all independent bids are lowered below the passive market maker's bid, then such bid must be lowered when certain purchase limits are exceeded.

  The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.


                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Lippes, Silverstein, Mathias & Wexler LLP, Buffalo, New York. Certain legal matters related to this offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

  Gerald S. Lippes, a partner of Lippes, Silverstein, Mathias & Wexler LLP, is a director of the Company, and beneficially owns 36,455 shares and has been awarded options to purchase an additional 51,250 shares of Common Stock. See "Management--Employee Plans--Non-Qualified Stock Option Plan".

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The financial statements of Hubbell Steel as of December 31, 1993 and 1994 and for each of the two years in the period ended December 31, 1994 included in this Prospectus have been so included in reliance upon the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The financial statements of CCHT as of December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance upon the report of Scharf Pera & Co., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company is subject to the information reporting requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy amendments and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661.

  The Company has filed with the Commission a Registration Statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered pursuant to this Prospectus. This Prospectus does not contain all of the information, exhibits and undertakings contained in the Registration Statement, to which reference is hereby made. For further information concerning the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS

GIBRALTAR STEEL CORPORATION--CONSOLIDATED FINANCIAL STATEMENTS AS OF
 DECEMBER 31, 1995
  Report of Independent Accountants......................................  F-2
  Consolidated Balance Sheet at December 31, 1995 and 1994...............  F-3
  Consolidated Statement of Income for the years ended December 31, 1995,
   1994
   and 1993..............................................................  F-4
  Consolidated Statement of Cash Flows for the years ended December 31,
   1995, 1994
   and 1993..............................................................  F-5
  Consolidated Statement of Shareholders' Equity for the years ended
   December 31, 1995, 1994 and 1993......................................  F-6
  Notes to Consolidated Financial Statements.............................  F-7
GIBRALTAR STEEL CORPORATION--CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 AS OF MARCH 31, 1996 (UNAUDITED)
  Condensed Consolidated Balance Sheet at March 31, 1996 and December 31,
   1995.................................................................. F-15
  Condensed Consolidated Statement of Income for the three months ended
   March 31, 1996 and 1995............................................... F-16
  Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 1996 and 1995......................................... F-17
  Notes to Condensed Consolidated Financial Statements................... F-18
WM. R. HUBBELL STEEL CORPORATION--COMBINED FINANCIAL STATEMENTS AS OF
 DECEMBER 31, 1994
  Independent Auditors' Report........................................... F-20
  Combined Balance Sheets at December 31, 1994 and 1993.................. F-21
  Combined Statements of Earnings and Retained Earnings for the years ended December 31, 1994 and 1993...................................... F-22
  Combined Statements of Cash Flows for the years ended December 31, 1994 and 1993.............................................................. F-23
  Notes to Combined Financial Statements................................. F-24
CAROLINA COMMERCIAL HEAT TREATING, INC.--FINANCIAL STATEMENTS AS OF
 DECEMBER 31, 1995
  Independent Auditors' Report........................................... F-30
  Balance Sheets at December 31, 1995 and 1994........................... F-31
  Statements of Income for the years ended December 31, 1995 and 1994.... F-33
  Statements of Stockholders' Equity for the years ended December 31,
   1995 and 1994......................................................... F-34
  Statements of Cash Flows for the years ended December 31, 1995 and
   1994.................................................................. F-35
  Notes to Financial Statements.......................................... F-36

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Gibraltar Steel Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Gibraltar Steel Corporation and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Buffalo, New York January 25, 1996

                          GIBRALTAR STEEL CORPORATION
                           CONSOLIDATED BALANCE SHEET
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
ASSETS                                                        -------- --------
Current assets:
  Cash and cash equivalents.................................. $  4,123 $  1,124
  Accounts receivable........................................   35,634   26,007
  Inventories................................................   45,274   41,988
  Other current assets.......................................    1,964    1,433
                                                              -------- --------
    Total current assets.....................................   86,995   70,552
Property, plant and equipment, net...........................   67,275   52,503
Other assets.................................................   13,153    3,325
                                                              -------- --------
                                                              $167,423 $126,380
                                                              ======== ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................... $ 25,845 $ 19,025
  Accrued expenses...........................................    2,367    1,987
  Current maturities of long-term debt.......................    1,214      740
  Deferred income taxes......................................       54      276
                                                              -------- --------
    Total current liabilities................................   29,480   22,028
Long-term debt...............................................   57,840   37,918
Deferred income taxes........................................    9,251    5,544
Other non-current liabilities................................      608      494
Shareholders' equity
  Preferred shares, $.01 par value; authorized:
   10,000,000 shares; none outstanding.......................      --       --
  Common shares, $.01 par value; authorized:
   50,000,000 shares; issued and outstanding:
   10,173,900 shares in 1995 and 10,162,900 in 1994..........      102      102
  Additional paid-in capital.................................   28,803   28,677
  Retained earnings..........................................   41,339   31,617
                                                              -------- --------
    Total shareholders' equity...............................   70,244   60,396
                                                              -------- --------
                                                              $167,423 $126,380
                                                              ======== ========


   The accompanying notes are an integral part of these financial statements.

                          GIBRALTAR STEEL CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                               YEAR ENDED DECEMBER 31,
                                           ----------------------------------
                                              1995        1994        1993
                                           ----------  ----------  ----------
Net sales................................. $  282,833  $  200,142  $  167,883
Cost of sales.............................    240,370     166,443     138,559
                                           ----------  ----------  ----------
  Gross profit............................     42,463      33,699      29,324
Selling, general and administrative
expense...................................     22,095      17,520      16,390
                                           ----------  ----------  ----------
  Income from operations..................     20,368      16,179      12,934
Other income (expense):
Interest expense..........................     (3,984)     (1,374)     (1,621)
Other income, net.........................        --          --          200
                                           ----------  ----------  ----------
                                               (3,984)     (1,374)     (1,421)
                                           ----------  ----------  ----------
  Income before taxes.....................     16,384      14,805      11,513
Income taxes:
Taxes on income...........................      6,662       5,996       1,200
Reinstatement of deferred income taxes....        --          --        5,100
                                           ----------  ----------  ----------
                                                6,662       5,996       6,300
                                           ----------  ----------  ----------
  Net income.............................. $    9,722  $    8,809  $    5,213
                                           ==========  ==========  ==========
Net income per share...................... $      .96  $      .87
                                           ==========  ==========
Pro forma (unaudited):
Income before taxes.......................                         $   11,513
Pro forma interest savings................                                818
Pro forma provision for taxes.............                              4,994
                                                                   ----------
Pro forma net income......................                         $    7,337
                                                                   ==========
Pro forma net income per share............                         $      .72
                                                                   ==========
Weighted average shares outstanding
 (Pro forma at December 31, 1993)......... 10,163,817  10,162,900  10,162,900
                                           ==========  ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                          GIBRALTAR STEEL CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income......................................  $  9,722  $  8,809  $  5,213
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization.................     4,538     3,445     3,399
  Provision for deferred taxes..................       218       676     5,100
  Equity investment income......................      (641)     (882)     (909)
  Dividends from equity investment..............       275       377       370
  (Gain) loss on disposition of property and
equipment.......................................      (146)      (37)     (177)
  Increase (decrease) in cash resulting from
changes in
   (net of effects from acquisition in Hubbell):
    Accounts receivable.........................       838    (6,451)    1,137
    Inventories.................................    17,979   (13,354)   (6,633)
    Other current assets........................      (503)     (390)     (232)
    Accounts payable and accrued expenses.......     3,390      (497)    3,835
    Other assets................................        70      (318)   (1,026)
                                                  --------  --------  --------
  Net cash provided by (used in) operating
activities......................................    35,740    (8,622)   10,077
                                                  --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Hubbell, net of cash acquired....   (20,859)      --        --
Purchases of property, plant and equipment......   (14,504)  (16,171)  (10,468)
Proceeds from sale of property and equipment....       317       173     1,817
Proceeds from sale of marketable securities.....       --        --        131
Payments received on mortgages and notes
receivable, net.................................       --        --      1,913
                                                  --------  --------  --------
  Net cash used in investing activities.........   (35,046)  (15,998)   (6,607)
                                                  --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments of notes payable.......................       --        --     (8,598)
Long-term debt reduction........................   (64,527)  (15,381)  (17,832)
Proceeds from notes payable.....................       --        --      3,848
Proceeds from long-term debt....................    66,832    39,860    10,242
Net proceeds from initial public stock
offering........................................       --        --     26,061
Distributions to shareholders...................       --        --    (17,252)
                                                  --------  --------  --------
  Net cash provided by (used in) financing
activities......................................     2,305    24,479    (3,531)
                                                  --------  --------  --------
Net increase (decrease) in cash and cash
equivalent......................................     2,999      (141)      (61)
Cash and cash equivalents at beginning of year..     1,124     1,265     1,326
                                                  --------  --------  --------
Cash and cash equivalents at end of year........  $  4,123  $  1,124  $  1,265
                                                  ========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                          GIBRALTAR STEEL CORPORATION
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          COMMON SHARES   ADDITIONAL
                                        -----------------  PAID-IN   RETAINED
                                          SHARES   AMOUNT  CAPITAL   EARNINGS
                                        ---------- ------ ---------- --------
Balance at December 31, 1992...........        --   $--    $ 2,718   $ 35,292
 Net income............................        --    --        --       5,213
 Distributions to shareholders.........        --    --        --     (17,697)
 Reorganization........................  7,500,000    75       (75)       --
 Public sale of common shares at $11
per share, net.........................  2,662,900    27    26,034        --
                                        ----------  ----   -------   --------
Balance at December 31, 1993........... 10,162,900   102    28,677     22,808
 Net income............................        --    --        --       8,809
                                        ----------  ----   -------   --------
Balance at December 31, 1994........... 10,162,900   102    28,677     31,617
 Net income............................        --    --        --       9,722
 Issuance of common shares to profit
sharing plan
  at $11.50 per share..................     11,000   --        126        --
                                        ----------  ----   -------   --------
Balance at December 31, 1995........... 10,173,900  $102   $28,803   $ 41,339
                                        ==========  ====   =======   ========





   The accompanying notes are an integral part of these financial statements.

                          GIBRALTAR STEEL CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE BUSINESS

  Gibraltar Steel Corporation is an intermediate steel processor which primarily supplies high quality flat rolled steel to industrial customers, located in the midwest, northeast and southeast United States, Canada and Mexico, who require steel of precise thickness, width, length, edge, shape, surface finish and temper for their own manufacturing processes.

SHAREHOLDERS' EQUITY

  In November 1993, Gibraltar Steel Corporation issued 7,500,000 of its common shares to the shareholders of several companies under common control in a tax-free exchange for all of their outstanding common shares (the Reorganization). Since the combining entities were under common control, the historical cost basis was used in these consolidated financial statements.

  Immediately after the Reorganization, Gibraltar Steel Corporation completed its initial public offering of 2,662,900 common shares. The net proceeds from the offering of approximately $26,061,000 were used for the repayment of debt.

  In December 1995, the Company issued 11,000 of its common shares as a contribution to one of its profit sharing plans.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of Gibraltar Steel Corporation and its wholly-owned subsidiaries (the Company) and require the use of management's estimates for preparation in conformity with generally accepted accounting principles. Significant intercompany accounts and transactions have been eliminated.

  The effect of changing the accounting year end of a subsidiary from October 31 to a calendar year end was to include $200,000 of net income of that subsidiary in other income for the year ended December 31, 1993.

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include cash on hand, checking accounts and all highly liquid investments with a maturity of three months or less.

INVENTORIES

  Inventories are valued at the lower of cost or market. Cost is determined by using the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost and are depreciated over their estimated useful lives using the straight-line method. Accelerated methods are used for income tax purposes. Interest is capitalized in connection with construction of qualified assets. Under this policy, interest of $683,000, $361,000 and $113,000 was capitalized in 1995, 1994 and 1993, respectively.

                          GIBRALTAR STEEL CORPORATION

INTEREST RATE EXCHANGE AGREEMENTS

  Interest rate swap agreements, which are used by the Company in the management of interest rate risk, are accounted for on an accrual basis. Amounts to be paid or received under interest rate swap agreements are recognized as interest expense or income in the periods in which they accrue. Swaps are not used for trading purposes.

INCOME TAXES

  Prior to the Reorganization and the initial public offering, certain subsidiaries were taxed as S Corporations under the provisions of the Internal Revenue Code and where permitted for state purposes. Accordingly, no provision was made for income taxes for these subsidiaries and taxable income was taxed directly to shareholders.

  In November 1993, the Company terminated the S Corporation status of the applicable subsidiaries and became fully subject to corporate income taxes on its earnings as a C Corporation. A final distribution was paid to pre-public offering shareholders in the amount of $10,485,000, which represented the Company's undistributed S Corporation earnings at the time of the S Corporation termination. Total distributions to pre-public offering shareholders for the year ended December 31, 1993 aggregated $17,697,000, including a dividend in kind of approximately $445,000.

  Upon termination of S Corporation status, $5,100,000 in cumulative deferred tax liabilities were reinstated with an offsetting charge to net income.

  The financial statements of the Company have been prepared using the assets and liability approach in accounting for income taxes which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

EARNINGS PER SHARE

  Net income per share in 1995 and 1994 is based upon the weighted average number of shares outstanding during the year. As certain of the subsidiaries were S Corporations during 1993 and were not subject to Federal and State income taxes, historical per share data for 1993 is not considered meaningful, and accordingly, has not been presented. See Note 15 for discussion of unaudited pro forma per share data.

2. ACQUISITION

  On April 3, 1995, the Company purchased all of the outstanding capital stock of Wm. R. Hubbell Steel Company and its subsidiary and certain of its affiliates (Hubbell) for an aggregate cash purchase price of $21 million. In addition, the Company repaid approximately $18 million of Hubbell's existing bank indebtedness. Hubbell, headquartered in Chicago, Illinois, is a processor and supplier of galvanized, galvalume and prepainted steel to the commercial and residential metal building industries.

  The acquisition has been accounted for under the purchase method, and Hubbell's results of operations have been consolidated with the Company's results of operations from the acquisition date. The excess of the aggregate purchase price ($21 million) over the fair market value of assets acquired ($37 million) less liabilities assumed ($26 million) of Hubbell approximated $10 million and will be amortized over 35 years using the straight-line method.

                          GIBRALTAR STEEL CORPORATION

  The following information presents the pro forma consolidated condensed results of operations as if the acquisition of Hubbell had occurred on January 1, 1994. The pro forma amounts may not be indicative of the results that actually would have been achieved had the acquisition occurred as of January 1, 1994 and is not necessarily indicative of future results of the combined companies.

                                                             (IN THOUSANDS,
                                                         EXCEPT PER SHARE DATA)
                                                         YEAR ENDED DECEMBER 31,
                                                            1995        1994
                                                         ----------- -----------
                                                               (UNAUDITED)
Net sales...............................................    $300,278    $273,079
                                                         =========== ===========
Income before taxes..................................... $    16,868 $    18,017
                                                         =========== ===========
Net income.............................................. $    10,025 $    10,590
                                                         =========== ===========
Net income per share.................................... $       .99 $      1.04
                                                         =========== ===========

3. ACCOUNTS RECEIVABLE

  Accounts receivable are expected to be collected within one year and are net of reserves for doubtful accounts of $491,000 and $327,000 for 1995 and 1994, respectively.

4. INVENTORIES

  Inventories at December 31 consist of the following:

                                                                 (IN THOUSANDS)
                                                                 ---------------
                                                                  1995    1994
                                                                 ------- -------
Raw material.................................................... $28,307 $25,791
Finished goods and work-in-process..............................  16,967  16,197
                                                                 ------- -------
  Total inventories............................................. $45,274 $41,988
                                                                 ======= =======

5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment, at cost less accumulated depreciation, at December 31 consists of the following:

                                                                (IN THOUSANDS)
                                                                ---------------
                                                                 1995    1994
                                                                ------- -------
Land and land improvements..................................... $ 2,776 $ 2,260
Building and improvements......................................  24,031  15,537
Machinery and equipment........................................  60,267  48,353
Construction in progress.......................................   5,135   7,384
                                                                ------- -------
                                                                 92,209  73,534
Less accumulated depreciation and amortization.................  24,934  21,031
                                                                ------- -------
  Total property, plant and equipment.......................... $67,275 $52,503
                                                                ======= =======

                          GIBRALTAR STEEL CORPORATION

6. OTHER ASSETS

  Other assets at December 31 consist of the following:

                                                                 (IN THOUSANDS)
                                                                 --------------
                                                                  1995    1994
                                                                 ------- ------
Equity interest in partnership.................................. $ 2,764 $2,398
Goodwill, net...................................................   9,656     --
Other...........................................................     733    927
                                                                 ------- ------
  Total other assets............................................ $13,153 $3,325
                                                                 ======= ======

  The Company's 26% partnership interest is accounted for using the equity method of accounting. The partnership provides a steel cleaning process called pickling to steel processors, including the Company. Goodwill is amortized over 35 years using the straight-line method.

7. DEBT

  Long-term debt at December 31 consists of the following:

                                                                 (IN THOUSANDS)
                                                                 ---------------
                                                                  1995    1994
                                                                 ------- -------
Revolving credit notes payable.................................. $51,000 $30,150
Industrial Development Revenue Bond.............................   7,333   8,000
Other debt......................................................     721     508
                                                                 ------- -------
                                                                  59,054  38,658
Less current maturities.........................................   1,214     740
                                                                 ------- -------
  Total long-term debt.......................................... $57,840 $37,918
                                                                 ======= =======

  In December 1995, the Company increased its working capital credit facility available to $125 million expiring on November 17, 1997. This credit facility has various interest rate options which are no greater than the bank's prime rate and may be converted to a four year amortizing loan at any time prior to expiration. In addition, the Company entered into an interest rate exchange agreement (swap), as a means of managing interest rate risk related to borrowings under the Company's revolving credit agreement. Interest rate swaps allow the Company to convert long-term borrowings at floating rates into fixed rates. This enables the Company to minimize the impact of interest rate fluctuations on its operations. At December 31, 1995, the Company had one interest rate swap agreement outstanding with a financial institution, having a nominal amount of $25 million and a termination date of November 20, 2000 or 2002 at the option of the financial institution. At December 31, 1995, borrowings outstanding consisted of $51 million with an interest rate of LIBOR plus a fixed rate. The weighted average interest rate of these borrowings was 6.6% at December 31, 1995. Borrowings are secured by accounts receivable, inventory, property, plant and equipment and other assets of the Company.

  In addition, the Company has an Industrial Development Revenue Bond payable in equal installments through May 2002, with an interest rate of LIBOR plus a fixed rate (6.7% at December 31, 1995), which financed the cost of its Tennessee expansion under a capital lease agreement. The cost of the facility and equipment equal the amount of the bond and includes accumulated amortization of $404,000. The agreement provides for the purchase of the facility and equipment at any time during the term of the lease at scheduled amounts or at the end of the lease in 2002 for a nominal amount.

                          GIBRALTAR STEEL CORPORATION

  The aggregate maturities on long-term debt including lease purchase obligations for the five years following December 31, 1995 are as follows:
1996, $1,214,000; 1997, $2,282,000; 1998, $13,974,000; 1999, $14,056,000; and
2000, $13,908,000.

  The Company had no amounts outstanding under short-term borrowing for the year ended December 31, 1995 and 1994.

  The various loan agreements, which do not require compensating balances, contain provisions that limit additional borrowings, capital expenditures and require maintenance of minimum net worth and financial ratios. The Company is in compliance with the terms and provisions of all its financing agreements.

  Total cash paid for interest in the years ended December 31, 1995, 1994 and 1993 was $4,715,000, $1,345,000 and $1,801,000, respectively.

8. LEASES

  The Company leases certain facilities and equipment under operating leases. Rent expense under operating leases for the years ended December 31, 1995, 1994 and 1993 was $1,693,000, $824,000 and $795,000, respectively. Future minimum lease payments under these operating leases are $1,587,000, $1,393,000, $551,000, $461,000 and $471,000 for the years 1996, 1997, 1998,
1999 and 2000, respectively, and $2,832,000 thereafter through 2038.

9. EMPLOYEE RETIREMENT PLANS

  Non-union employees participate in various profit sharing plans. Contributions to these plans are funded annually and are based on a percentage of pretax income or amounts determined by the Board of Directors.

  Certain subsidiaries have multi-employer non-contributory retirement plans providing for defined contributions to union retirement funds.

  A supplemental pension plan, established in 1992, provides defined pension benefits to certain salaried employees upon retirement. Net unfunded periodic pension costs of $201,000 were accrued under this plan since the inception of the plan and consisted primarily of service cost using a discount rate of 8%.

  Total expense for all plans was $637,000, $699,000 and $682,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

10. OTHER POST-RETIREMENT BENEFITS

  The Company provides health and life insurance to substantially all of its employees, and to a number of retirees and their spouses from certain of its subsidiaries. A summary of the components of the net periodic post-retirement benefit cost charged to expense consists of the following:

                                                                 (IN THOUSANDS)
                                                                 --------------
                                                                 1995 1994 1993
                                                                 ---- ---- ----
Service cost.................................................... $ 64 $ 53 $ 60
Interest cost...................................................   98   72   70
Amortization of transition obligations..........................   45   45   45
                                                                 ---- ---- ----
Net periodic post-retirement benefit cost....................... $207 $170 $175
                                                                 ==== ==== ====

                          GIBRALTAR STEEL CORPORATION

  The approximate unfunded accumulated post-retirement benefit obligation at December 31, consists of the following:

                                                                (IN THOUSANDS)
                                                                ---------------
                                                                 1995    1994
                                                                ------- -------
Retirees....................................................... $   476 $   324
Other fully eligible participants..............................     181     185
Other active participants......................................     684     527
                                                                ------- -------
                                                                 $1,341  $1,036
                                                                ======= =======

  The accumulated post-retirement benefit obligation was determined using a weighted average discount rate of 7.5%. The medical inflation rate was assumed to be 10% in 1995, with a gradual reduction to 5% over five years. The effect of a 1% annual increase in the medical inflation rate would increase the accumulated post-retirement benefit obligation by approximately $217,000 and $150,000 and the annual service and interest costs by approximately $31,000 and $20,000 for 1995 and 1994, respectively.

  One of the Company's subsidiaries also provides post-retirement health care benefits to its unionized employees through contributions to a multi-employer health care plan.

11. INCOME TAXES

  The provision for income taxes consists of the following:

                                                              (IN THOUSANDS)
                                                           ---------------------
                                                            1995   1994    1993
                                                           ------ ------  ------
Current tax expense
  Federal................................................. $5,611 $4,275  $  915
  State...................................................    833  1,045     285
                                                           ------ ------  ------
  Total current...........................................  6,444  5,320   1,200
                                                           ------ ------  ------
Deferred tax expense
  Federal.................................................    198    740   4,077
  State...................................................     20    (64)  1,023
                                                           ------ ------  ------
  Total deferred..........................................    218    676   5,100
                                                           ------ ------  ------
  Total provision......................................... $6,662 $5,996  $6,300
                                                           ====== ======  ======

  Deferred tax liabilities (assets) at December 31, consists of the following:

                                                               (IN THOUSANDS)
                                                               ----------------
                                                                1995     1994
                                                               -------  -------
Depreciation.................................................. $ 7,560  $ 6,014
Inventory.....................................................   1,989      --
Other.........................................................   1,168    1,103
                                                               -------  -------
Gross deferred tax liabilities................................  10,717    7,117
                                                               -------  -------
State taxes...................................................    (450)    (460)
Other.........................................................    (962)    (837)
                                                               -------  -------
Gross deferred tax assets.....................................  (1,412)  (1,297)
                                                               -------  -------
  Net deferred tax liabilities................................ $ 9,305  $ 5,820
                                                               =======  =======

                          GIBRALTAR STEEL CORPORATION

  The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income from continuing operations as a result of the following differences:

                                                             (IN THOUSANDS)
                                                          ---------------------
                                                           1995   1994   1993
                                                          ------ ------ -------
Statutory U.S. tax rates................................. $5,734 $5,182 $ 3,914
Increase (decrease) in rates resulting from:
  State and local taxes, net.............................    554    638      83
  Effect of S Corporation status.........................    --     --   (2,797)
  Reinstatement of deferred income taxes.................    --     --    5,100
  Other..................................................    374    176     --
                                                          ------ ------ -------
                                                          $6,662 $5,996 $ 6,300
                                                          ====== ====== =======

  Prior to the Reorganization and the public offering, the Company and its pre-public offering shareholders entered into a tax indemnification agreement relating to changes in their respective tax liabilities for the periods in which any subsidiary was treated for federal and certain state income tax purposes as an S Corporation.

  Total cash paid for income taxes in the years ended December 31, 1995, 1994 and 1993 was $6,250,000, $6,100,000 and $379,000, respectively.

12. SIGNIFICANT CUSTOMERS

  The Company sells its products to a wide variety of customers, primarily in the automobile manufacturing and supply industries. Sales of processed steel to a major automobile manufacturer purchasing through decentralized divisions and subsidiaries in different geographical areas were $32,100,000 in 1995, $28,700,000 in 1994 and $26,600,000 in 1993.

13. COMMITMENTS AND CONTINGENCIES

  The Company is a party to certain claims and legal actions generally incidental to its business. Management does not believe that the outcome of these actions, which is not clearly determinable at the present time, would significantly affect the Company's financial condition or results of operations.

14. STOCK OPTIONS

  Non-Qualified Stock Option Plan: The Company's Non-Qualified Stock Option Plan, adopted in September 1993, provides for granting officers and employees as well as non-employee directors and advisers to acquire an aggregate of 200,000 common shares at an exercise price equal to 100% of the market price on the date of grant. The Company granted options to certain officers and non-employee directors to purchase an aggregate of 200,000 shares (200,000 shares outstanding at both December 31, 1995 and 1994) at prices ranging from $10 to $11 per share. The options may be exercised in cumulative annual increments of 25% commencing one year after the date of grant. None of these options have been exercised.

  Incentive Stock Option Plan: The Company's Incentive Stock Option Plan, adopted in September 1993, provides for granting officers and other key employees stock options to acquire an aggregate of 400,000 common shares at an exercise price of not less than 100% of the fair market value of the shares on the date of grant. These options are exercisable at the rate of 25% per year commencing one year from the date of grant and expire ten years from date of grant. The Company granted options

                          GIBRALTAR STEEL CORPORATION
to certain officers and employees to purchase 270,000 shares (270,000 and 197,500 shares outstanding at December 31, 1995 and 1994, respectively) at prices ranging from $10 to $11 per share. None of these options have been exercised.

  Restricted Stock Plan: The Company's Restricted Stock Plan, adopted in September 1993, reserved for issuance 100,000 common shares for the grant of restricted stock awards to employees at a purchase price of $.01 per share. Compensation expense will be measured at the date of grant of the restricted shares for the difference between the market price of the shares and the $.01 exercise price and charged to income over the period during which the shares vest. Such shares are subject to restrictions on transfer and to risk of forfeiture until the shares vest. No awards have been granted under this plan.

15. UNAUDITED PRO FORMA INFORMATION

  The unaudited pro forma net income for the year ended December 31, 1993 assumes (i) a reduction in interest expense resulting from the application of a portion of the net proceeds of the initial public offering to repay $15,576,000 of indebtedness having a weighted average interest rate of 6%, and
(ii) that all subsidiaries have been subject to income taxation as C Corporations during 1993.

  Pro forma net income per share has been computed by dividing pro forma net income by the pro forma weighted average number of common shares outstanding during 1993. Such pro forma weighted average number of common shares was computed giving effect to the Reorganization, and the number of shares the Company would have had to issue to retire the above-mentioned indebtedness and pay an S Corporation distribution of $10,485,000 to the pre-public offering shareholders.

                          GIBRALTAR STEEL CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                         MARCH 31,  DECEMBER 31,
                                                           1996         1995
                                                        ----------- ------------
                                                        (UNAUDITED)  (AUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................  $  2,215     $  4,123
  Accounts receivable..................................    45,639       35,634
  Inventories..........................................    51,101       45,274
  Other current assets.................................     2,517        1,964
                                                         --------     --------
    Total current assets...............................   101,472       86,995
                                                         --------     --------
Property, plant and equipment, net.....................    81,465       67,275
Other assets...........................................    25,433       13,153
                                                         --------     --------
                                                         $208,370     $167,423
                                                         ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................  $ 33,224     $ 25,845
  Accrued expenses.....................................     5,467        2,367
  Current maturities of long-term debt.................     1,215        1,214
  Deferred income taxes................................       142           54
                                                         --------     --------
    Total current liabilities..........................    40,048       29,480
                                                         --------     --------
Long-term debt.........................................    81,632       57,840
Deferred income taxes..................................    12,418        9,251
Other non-current liabilities..........................       694          608
Shareholders' equity
  Preferred shares.....................................       --           --
  Common shares........................................       102          102
  Additional paid-in capital...........................    28,803       28,803
  Retained earnings....................................    44,673       41,339
                                                         --------     --------
    Total shareholders' equity.........................    73,578       70,244
                                                         --------     --------
                                                         $208,370     $167,423
                                                         ========     ========

                 See accompanying notes to financial statements

                          GIBRALTAR STEEL CORPORATION

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                          ---------------------
                                                             1996       1995
                                                          ---------- ----------
                                                               (UNAUDITED)
Net sales................................................ $   82,034 $   58,765
Cost of sales............................................     68,005     48,579
                                                          ---------- ----------
  Gross profit...........................................     14,029     10,186
Selling, general and administrative expense..............      7,354      5,090
                                                          ---------- ----------
  Income from operations.................................      6,675      5,096
Interest expense.........................................      1,073        559
                                                          ---------- ----------
  Income before taxes....................................      5,602      4,537
Provision for income taxes...............................      2,268      1,860
                                                          ---------- ----------
  Net income............................................. $    3,334 $    2,677
                                                          ========== ==========
Net income per share..................................... $      .33 $      .26
                                                          ========== ==========
Weighted average number of shares outstanding............ 10,173,900 10,162,900
                                                          ========== ==========



                 See accompanying notes to financial statements

                          GIBRALTAR STEEL CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                          THREE MONTHS ENDED
                                                              MARCH 31,
                                                          --------------------
                                                            1996       1995
                                                          ---------  ---------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................................... $   3,334  $  2,677
Adjustments to reconcile net income to net cash provided
by operating activities:
  Depreciation and amortization..........................     1,395       924
  Provision for deferred income taxes....................       424       (55)
  Equity investment income...............................      (136)     (209)
  Gain on disposition of property and equipment..........       (25)      (27)
  Increase (decrease) in cash resulting from changes in
     (net of effects from acquisition of CCHT):
    Accounts receivable..................................    (6,758)   (2,420)
    Inventories..........................................    (5,827)   (2,232)
    Other current assets.................................      (848)      (52)
    Accounts payable and accrued expenses................     9,814     1,445
    Other assets.........................................       (47)       26
                                                          ---------  --------
  Net cash provided by operating activities..............     1,326        77
                                                          ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of CCHT, net of cash acquired................   (23,715)      --
Purchases of property, plant and equipment...............    (3,262)   (5,527)
Proceeds from sale of property and equipment.............        26        60
                                                          ---------  --------
  Net cash used in investing activities..................   (26,951)   (5,467)
                                                          ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
Long-term debt reduction.................................   (12,283)   (2,013)
Proceeds from long-term debt.............................    36,000     7,332
                                                          ---------  --------
  Net cash provided by financing activities..............    23,717     5,319
                                                          ---------  --------
Net decrease in cash and cash equivalents................    (1,908)      (71)
Cash and cash equivalents at beginning of year...........     4,123     1,124
                                                          ---------  --------
Cash and cash equivalents at end of period............... $   2,215  $  1,053
                                                          =========  ========


                 See accompanying notes to financial statements

                          GIBRALTAR STEEL CORPORATION

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The accompanying condensed consolidated financial statements as of March 31, 1996 and 1995 have been prepared by the Company without audit. In the opinion of management, all adjustments necessary to present fairly the financial position, results of operations and cash flows at March 31, 1996 and 1995 have been included.

  Certain information and footnote disclosures including significant accounting policies normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements included in the Company's Annual Report to Shareholders for the year ended December 31, 1995.

  The results of operations for the three month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.

2. INVENTORIES

  Inventories consist of the following:

                                                             (IN THOUSANDS)
                                                         MARCH 31,  DECEMBER 31,
                                                           1996         1995
                                                        ----------- ------------
                                                        (UNAUDITED)  (AUDITED)
Raw material...........................................   $34,739     $28,307
Finished goods and work-in-process.....................    16,362      16,967
                                                          -------     -------
Total inventories......................................   $51,101     $45,274
                                                          =======     =======

3. RETAINED EARNINGS

  The change in retained earnings consists of:

                                                                (IN THOUSANDS)
                                                              THREE MONTHS ENDED
                                                                MARCH 31, 1996
                                                              ------------------
                                                                 (UNAUDITED)
Balance, beginning of year...................................      $41,339
Net income...................................................        3,334
                                                                   -------
Balance, end of period.......................................      $44,673
                                                                   =======

4. EARNINGS PER SHARE

  Net income per share for the three months ended March 31, 1996 and 1995 was computed by dividing net income by the weighted average number of common shares outstanding.

5. ACQUISITION

  On April 3, 1995, the Company purchased all of the outstanding capital stock of Wm. R. Hubbell Steel Company and its subsidiary and certain of its affiliates (Hubbell) for an aggregate cash purchase price of $21 million. In addition, the Company repaid approximately $18 million of Hubbell's existing bank indebtedness.

                          GIBRALTAR STEEL CORPORATION

                                  (UNAUDITED)

  On February 14, 1996, the Company purchased all of the outstanding capital stock of Carolina Commercial Heat Treating, Inc. (CCHT) for an aggregate cash purchase price of approximately $25 million. The funding for the purchase was provided by borrowings under the Company's existing credit facility. CCHT, headquartered in Charlotte, North Carolina, provides heat treating, brazing and related metal-processing services to a broad range of industries, including the automotive, hand tools, construction equipment and industrial machinery industries.

  These acquisitions have been accounted for under the purchase method, and Hubbell's and CCHT's results of operations have been consolidated with the Company's results of operations from the respective acquisition dates. The excess of the aggregate purchase price over the fair market value of net assets of Hubbell and CCHT approximated $10 million and $12 million, respectively, and is being amortized over 35 years from the respective acquisition dates using the straight-line method.

  The following information presents the pro forma consolidated condensed results of operations as if the acquisitions had occurred on January 1, 1995. The pro forma amounts may not be indicative of the results that actually would have been achieved had the acquisitions occurred as of January 1, 1995 and are not necessarily indicative of future results of the combined companies.

                                                             (IN THOUSANDS,
                                                         EXCEPT PER SHARE DATA)
                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                         -----------------------
                                                            1996        1995
                                                         ----------- -----------
                                                               (UNAUDITED)
Net sales............................................... $    84,279 $    81,964
                                                         =========== ===========
Income before taxes..................................... $     5,333 $     5,747
                                                         =========== ===========
Net income.............................................. $     3,156 $     3,376
                                                         =========== ===========
Net income per share.................................... $       .31 $       .33
                                                         =========== ===========

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
 Wm. R. Hubbell Steel Corporation
  and Affiliated Entities:

  We have audited the accompanying combined balance sheets of Wm. R. Hubbell Steel Corporation and affiliated entities as of December 31, 1994 and 1993, and the related combined statements of earnings and retained earnings and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Wm. R. Hubbell Steel Corporation and affiliated entities as of December 31, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP
Chicago, Illinois
March 17, 1995

                        WM. R. HUBBELL STEEL CORPORATION
                            AND AFFILIATED ENTITIES

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993

                                                            1994        1993
                                                         ----------- ----------
                         ASSETS
Current assets:
  Cash.................................................. $   112,865    125,094
  Marketable securities.................................     472,551    504,497
  Trade accounts receivable, net of allowance for
   doubtful accounts of $100,000 in 1994 and 1993.......   9,292,290  8,821,191
  Current portion of net investment in direct financing
   leases (note 3)......................................     156,718    151,135
  Due from affiliates...................................      19,570     82,226
  Inventories...........................................  15,306,779 10,887,870
  Prepaid expenses and other current assets.............     468,587    505,866
  Refundable income taxes...............................     125,036        --
  Deferred income taxes (note 6)........................      78,000     69,600
                                                         ----------- ----------
Total current assets....................................  26,032,396 21,147,479
                                                         ----------- ----------
Net investment in direct financing leases, excluding
 current portion (note 3)...............................     359,889    398,476
Property, plant, and equipment, net (note 4)............   3,266,584  3,406,306
                                                         ----------- ----------
                                                         $29,658,869 24,952,261
                                                         =========== ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable (note 5)................................ $10,624,164 10,752,411
  Current installments of long-term debt (note 5).......   1,030,060  1,278,084
  Trade accounts payable................................   8,152,503  5,289,795
  Accrued liabilities...................................     359,452    590,999
  Due to affiliates.....................................         --       3,941
  Income taxes payable..................................         --      69,256
                                                         ----------- ----------
Total current liabilities...............................  20,166,179 17,984,486
                                                         ----------- ----------
Long-term debt, excluding current installments (note
 5).....................................................   1,033,057  1,880,960
Deferred income taxes (note 6)..........................     654,000    663,100
                                                         ----------- ----------
Total liabilities.......................................  21,853,236 20,528,546
                                                         ----------- ----------
Stockholders' equity:
  Wm. R. Hubbell Steel Corp. common stock, no par value.
   Authorized 1,000 shares; issued and outstanding 200
   shares...............................................      10,000     10,000
  Hubbell International Trading Company common stock,
   $1 par value.
   Authorized, issued, and outstanding 1,000 shares.....       1,000      1,000
  Hubbell Leasing Company common stock, no par value.
   Authorized 100,000 shares; issued and outstanding
   1,000 shares.........................................       1,000      1,000
  Retained earnings.....................................   7,793,633  4,411,715
                                                         ----------- ----------
Total stockholders' equity..............................   7,805,633  4,423,715
                                                         ----------- ----------
Commitments and contingencies (notes 8 and 9)...........         --         --
                                                         ----------- ----------
                                                         $29,658,869 24,952,261
                                                         =========== ==========

            See accompanying notes to combined financial statements.

                        WM. R. HUBBELL STEEL CORPORATION
                            AND AFFILIATED ENTITIES

             COMBINED STATEMENTS OF EARNINGS AND RETAINED EARNINGS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                           1994         1993
                                                        -----------  ----------
Net sales/revenues..................................... $72,936,884  81,328,958
Cost of sales..........................................  61,258,022  69,632,044
                                                        -----------  ----------
Gross profit...........................................  11,678,862  11,696,914
Selling, general, and administrative expenses..........   6,831,561   8,559,353
                                                        -----------  ----------
Operating income.......................................   4,847,301   3,137,561
Other income (expense):
  Interest expense.....................................    (983,281)   (705,809)
  Life insurance proceeds (note 10)....................   1,000,000         --
  Other income net.....................................     197,898     135,452
                                                        -----------  ----------
Earnings before income taxes...........................   5,061,918   2,567,204
Income taxes...........................................   1,574,000   1,152,000
                                                        -----------  ----------
Net earnings...........................................   3,487,918   1,415,204
Retained earnings at beginning of year.................   4,411,715   3,646,511
Dividends paid.........................................    (106,000)   (650,000)
                                                        -----------  ----------
Retained earnings at end of year....................... $ 7,793,633   4,411,715
                                                        ===========  ==========





            See accompanying notes to combined financial statements.

                        WM. R. HUBBELL STEEL CORPORATION
                            AND AFFILIATED ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                           1994        1993
                                                        ----------  ----------
Cash flows from operating activities:
  Net earnings......................................... $3,487,918   1,415,204
  Adjustments to reconcile net earnings to net cash
   provided by
   (used in) operating activities:
    Depreciation and amortization......................    475,201     475,378
    Gain on sale of equipment..........................    (93,537)    (17,076)
    Deferred income taxes..............................    (17,500)       (600)
    Change in assets and liabilities:
      Trade accounts receivable, net...................   (471,099)   (992,049)
      Net investment in direct financing leases........     33,004     394,472
      Inventories...................................... (4,418,909) (2,149,680)
      Prepaid expenses and other current assets........     37,279      64,140
      Refundable income taxes..........................   (125,036)        --
      Trade accounts payable...........................  2,862,708  (4,841,737)
      Income taxes payable.............................    (69,256)   (494,861)
      Accrued liabilities..............................   (231,547)    (58,505)
                                                        ----------  ----------
Net cash provided by (used in) operating activities....  1,469,226  (6,205,314)
                                                        ----------  ----------
Cash flows from investing activities:
  Net proceeds from sales of marketable securities.....     31,946    (273,321)
  Additions to property, plant, and equipment..........   (369,014)   (840,692)
  Net proceeds from sale of equipment..................    127,072      98,758
                                                        ----------  ----------
Net cash used in investing activities..................   (209,996) (1,015,255)
                                                        ----------  ----------
Cash flows from financing activities:
  Net proceeds (repayments) of notes payable...........   (128,247)  8,077,178
  Net repayments of long-term debt..................... (1,095,927)   (243,141)
  Net proceeds of due to affiliates....................     58,715      14,835
  Dividends paid.......................................   (106,000)   (650,000)
                                                        ----------  ----------
Net cash provided by (used in) financing activities.... (1,271,459)  7,198,872
                                                        ----------  ----------
Net decrease in cash...................................    (12,229)    (21,697)
Cash at beginning of year..............................    125,094     146,791
                                                        ----------  ----------
Cash at end of year.................................... $  112,865     125,094
                                                        ==========  ==========
Supplemental disclosures of cash flow information--
 cash paid during the year for:
  Interest............................................. $  996,094     704,522
                                                        ==========  ==========
  Income taxes, net of refunds received................  1,785,792   1,619,861
                                                        ==========  ==========
Supplemental disclosures of noncash investing and fi-
 nancing activities-- equipment acquired under capital
 lease obligations..................................... $   35,540      57,788
                                                        ==========  ==========

            See accompanying notes to combined financial statements.

                       WM. R. HUBBELL STEEL CORPORATION
                            AND AFFILIATED ENTITIES

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                          DECEMBER 31, 1994 AND 1993

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) PRINCIPLES OF COMBINATION

    The combined financial statements include the accounts of Wm. R. Hubbell Steel Corporation (Hubbell Steel) and its wholly owned subsidiary, Mill Transportation Company (MTC), Hubbell International Trading Company (Hubbell International), and Hubbell Leasing Company (Hubbell Leasing), collectively referred to as the Company. These entities are combined on the basis of common ownership and control. All significant intercompany balances and transactions have been eliminated in combination.

  (b) MARKETABLE SECURITIES

    Marketable securities consist principally of common stocks and are stated at fair value based on quoted market prices. Realized and unrealized gains and losses on marketable securities are included in other income.

  (c) INVENTORIES

    Inventories are stated at the lower of cost or market (net realizable value). Cost is determined using the last-in, first-out (LIFO) method.

  (d) PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment are stated at cost less accumulated depreciation.

    Building depreciation is computed using the straight-line method over 35 years. Depreciation on equipment and furniture and fixtures is computed principally using accelerated methods, generally over five to ten years.

  (e) INCOME TAXES

    Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 (Statement No.
    109), Accounting for Income Taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Hubbell Steel and MTC have elected to be treated as C Corporations and file consolidated federal and state tax returns.

    Hubbell International and Hubbell Leasing have elected to be treated as S Corporations under the provisions of subchapter S of the Internal Revenue Code. The stockholders of these companies are responsible for federal and certain state income tax liabilities arising from company earnings.

                       WM. R. HUBBELL STEEL CORPORATION
                            AND AFFILIATED ENTITIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  (f) LEASE-RELATED POLICIES

    Hubbell Leasing's lease transactions are classified in accordance with FASB Statement of Financial Accounting Standards No. 13.

    Hubbell Leasing primarily enters into direct financing leases. The present value of the future lease payments and the present value of the residual value are recorded as the initial investment in such leases (however, residual values are generally assumed to have no value). This initial investment generally represents Hubbell Leasing's leased equipment cost. Unearned lease income is equal to the difference between the future minimum lease payments plus the residual value and their corresponding present values. Unearned lease income is amortized and recorded as revenue over the term of the lease by applying a constant periodic rate of return to the declining net investment.

  (g) RECLASSIFICATIONS

    Certain amounts included in the 1993 financial statements have been reclassified to conform with the 1994 presentation.

(2)INVENTORIES

  Had the specific cost identification method (replacement cost) been used, inventories would have been $6,552,000 greater than reported at December 31, 1994, and $5,197,000 greater than reported at December 31, 1993.

(3)NET INVESTMENT IN DIRECT FINANCING LEASES

  Net investment in direct financing leases is as follows:

                                                              1994       1993
                                                            ---------  --------
   Minimum lease payments receivable (less allowance for
    lease receivable bad debts of $158,900 and $291,000 at
    December 31, 1994 and 1993, respectively).............  $ 643,655   681,285
   Unearned lease income..................................   (127,048) (131,674)
                                                            ---------  --------
   Net investment in direct financing leases..............    516,607   549,611
   Less current portion...................................    156,718   151,135
                                                            ---------  --------
                                                            $ 359,889   398,476
                                                            =========  ========

  At December 31, 1994, future minimum lease payments to be received are as follows:

   YEAR ENDING DECEMBER 31                                             AMOUNT
   -----------------------                                            ---------
   1995.............................................................. $ 374,979
   1996..............................................................   224,139
   1997..............................................................   131,157
   1998..............................................................    53,124
   1999..............................................................    19,156
                                                                      ---------
                                                                        802,555
   Less allowance for lease receivable bad debts.....................  (158,900)
                                                                      ---------
                                                                      $ 643,655
                                                                      =========

                       WM. R. HUBBELL STEEL CORPORATION
                            AND AFFILIATED ENTITIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(4)PROPERTY, PLANT, AND EQUIPMENT

  A summary of property, plant, and equipment is as follows:

                                                             1994        1993
                                                          ----------- ----------
   Land.................................................. $   380,000    380,000
   Building and improvements.............................   2,743,574  2,711,791
   Warehouse equipment...................................   2,188,215  2,041,238
   Automobiles, trucks, and other equipment..............     514,820    538,611
   Furniture and fixtures................................     266,100    266,100
   Office equipment......................................     597,237    541,266
                                                          ----------- ----------
                                                            6,689,946  6,479,006
   Less accumulated depreciation.........................   3,423,362  3,072,700
                                                          ----------- ----------
                                                          $ 3,266,584  3,406,306
                                                          =========== ==========

(5)DEBT OBLIGATIONS

  NOTES PAYABLE

  A summary of notes payable is as follows:

                                                             1994        1993
                                                          ----------- ----------
   Notes payable to bank................................. $10,340,001 10,546,127
   Other notes payable...................................     284,163    206,284
                                                          ----------- ----------
                                                          $10,624,164 10,752,411
                                                          =========== ==========

  Hubbell Steel, MTC, and Hubbell International maintain a line of credit with their primary bank which provides for borrowings equal to the lesser of $15,000,000 or a calculated amount based upon qualifying accounts receivable and inventories with interest at prime (8.5% at December 31, 1994) plus 1/2%. Borrowings, which are payable upon demand, are secured by a subordinated interest in certain of Hubbell Steel's property, plant, and equipment and a primary interest in substantially all other assets. The loan agreement contains various covenants. At December 31, 1994, all covenants have been met or waived.

  Borrowings under the line of credit are subject to cross default provisions with all long-term debt.

  Other notes payable represent unsecured notes payable due upon demand to employees and persons related to employees with interest at prime.

                        WM. R. HUBBELL STEEL CORPORATION
                            AND AFFILIATED ENTITIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
  LONG-TERM DEBT

  A summary of long-term debt is as follows:

                                                             1994      1993
                                                          ---------- ---------
   Mortgage note issued in connection with Industrial
    Development Revenue Bond with interest at 92.26% of
    prime, due in monthly installments of $11,111 plus
    interest through July, 1996 and a final installment
    on August 1, 1996.................................... $  211,125   344,457
   Mortgage note issued in connection with a building
    purchase with interest at 8%, due in monthly
    installments of $3,429 through September 2002 and a
    final balloon payment of $286,389 due November 1,
    2002.................................................    390,626   400,019
   $1,500,000 term note payable which bears interest at
    prime (8.5% at December 31, 1994) plus 1/2%, due in
    monthly installments of $46,725 plus interest through
    May 1996, secured by substantially all the assets of
    Hubbell Steel, MTC, and Hubbell International........    749,125 1,309,825
   $1,200,000 term note payable which bears interest at
    prime (8.5% at December 31, 1994) plus 1/2%, paid in
    1994.................................................        --    281,398
   $500,000 term note payable which bears interest at
    prime (8.5% at December 31, 1994) plus 1/2%, due in
    monthly installments of $8,333 plus interest through
    September 1997, secured by substantially all the
    assets of Hubbell Leasing and guaranteed by Hubbell
    Steel and MTC........................................    275,009   375,005
   $330,000 term note payable which bears interest at
    prime (8.5% at December 31, 1994) plus 1/2%, due in
    monthly installments of $9,167 plus interest through
    August 1996, secured by substantially all the assets
    of Hubbell Leasing and guaranteed by Hubbell Steel
    and MTC..............................................    192,500   302,500
   $250,000 term note payable which bears interest at
    prime (8.5% at December 31, 1994) plus 1/2%, due in
    monthly installments of $6,944 plus interest through
    September 1995, secured by substantially all the
    assets of Hubbell Leasing and guaranteed by Hubbell
    Steel and MTC........................................     62,512   145,840
   $100,000 term note payable which bears interest at
    prime (8.5% at December 31, 1994) plus 1/2%, due in
    monthly installments of $1,667 plus interest through
    August 1999 secured by substantially all the assets
    of Hubbell Leasing and guaranteed by Hubbell Steel
    and MTC..............................................     93,332       --
   $100,000 term note payable which bears interest at
    prime (8.5% at December 31, 1994) plus 1/2%, due in
    monthly installments of $2,778 plus interest through
    August 1997 secured by substantially all the assets
    of Hubbell Leasing and guaranteed by Hubbell Steel
    and MTC..............................................     88,888       --
                                                          ---------- ---------
   Total long-term debt..................................  2,063,117 3,159,044
   Less current installments.............................  1,030,060 1,278,084
                                                          ---------- ---------
                                                          $1,033,057 1,880,960
                                                          ========== =========

                       WM. R. HUBBELL STEEL CORPORATION
                            AND AFFILIATED ENTITIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

    Hubbell Steel's mortgage note issued in connection with the Industrial Development Revenue Bond is secured by Hubbell Steel's property, plant, and equipment, substantially all other assets of Hubbell Steel, and the unconditional guarantees of MTC and Hubbell International. The loan agreement contains covenants regarding maintenance of minimum net worth and restrictions on dividends, stock repurchases, and capital expenditures. At December 31, 1994, all covenants have been met or waived.

  The aggregate maturities of long-term debt are as follows:

   YEAR ENDING DECEMBER 31                                             AMOUNT
   -----------------------                                           ----------
   1995............................................................. $1,030,060
   1996.............................................................    513,075
   1997.............................................................    129,182
   1998.............................................................     32,946
   1999.............................................................     27,337
   Thereafter.......................................................    330,517
                                                                     ----------
                                                                     $2,063,117
                                                                     ==========

(6) INCOME TAXES

  Income tax expense consists of the following:

                                                    CURRENT   DEFERRED    TOTAL
                                                   ---------- --------  ---------
   1994:
     Federal...................................... $1,288,500 (35,500)  1,253,000
     State........................................    303,000  18,000     321,000
                                                   ---------- -------   ---------
                                                   $1,591,500 (17,500)  1,574,000
                                                   ========== =======   =========
   1993:
     Federal......................................    848,000  20,000     868,000
     State........................................    277,000   7,000     284,000
                                                   ---------- -------   ---------
                                                   $1,125,000  27,000   1,152,000
                                                   ========== =======   =========

  Consolidated income tax expense for the Company amounted to $1,574,000 for 1994 (an effective rate of 31%) and $1,152,000 for 1993 (an effective rate of 42.0%). The actual tax expense differs from the "expected" tax expense as shown below:

                                                            1994       1993
                                                         ----------  ---------
   Computed "expected" income tax expense at 34%........ $1,721,000    873,000
   Increase (reduction) in income taxes resulting from:
     Nontaxable life insurance proceeds.................   (340,000)       --
     Subchapter S Corporations' losses..................      7,000     60,000
     State income taxes, net of related federal income
      taxes.............................................    211,900    187,400
     Nondeductible travel and entertainment expenses....     12,600      7,500
     Other..............................................    (38,500)    24,100
                                                         ----------  ---------
                                                         $1,574,000  1,152,000
                                                         ==========  =========

                       WM. R. HUBBELL STEEL CORPORATION
                            AND AFFILIATED ENTITIES

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are as follows:

                                                                1994    1993
                                                              -------- -------
   Deferred tax assets:
     Allowance for doubtful accounts......................... $ 42,000  42,000
     Other...................................................   36,000  27,600
                                                              -------- -------
                                                                78,000  69,600
                                                              -------- -------
   Deferred tax liabilities:
     Excess tax over financial statement depreciation........  173,000 166,800
     Excess of tax loss in limited partnership over book
      loss...................................................  481,000 496,300
                                                              -------- -------
                                                               654,000 663,100
                                                              -------- -------
   Net deferred tax liabilities.............................. $576,000 593,500
                                                              ======== =======

  The Company has not recorded a valuation allowance related to its deferred tax assets. In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

(7)EMPLOYEE BENEFIT PLAN

  The Company has a 401(k) defined contribution plan (Plan) covering all of its employees. The Company contributes a percentage of participants' earnings to the Plan. Contributions amounted to approximately $26,000 and $28,000 for the years ended December 31, 1994 and 1993, respectively.

(8)LEASE COMMITMENTS

  The Company leases certain warehouse and office facilities. Total rent expense under these operating lease agreements was approximately $427,000 and $398,000 for the years ended December 31, 1994 and 1993, respectively. Minimum annual rental commitments under these leases are as follows:

                                                                         AMOUNT
                                                                        --------
   1995................................................................ $505,000
   1996................................................................   72,000
   1997................................................................   33,000
                                                                        --------
                                                                        $610,000
                                                                        ========

(9)CONTINGENCIES

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's combined financial position.

(10)LIFE INSURANCE PROCEEDS

  In 1994, the Company received $1,000,000 of life insurance proceeds on a policy related to the death of a key officer. This amount is included in other income.

Board of Directors
Carolina Commercial Heat Treating, Inc.
Charlotte, North Carolina

                         INDEPENDENT AUDITORS' REPORT

  We have audited the accompanying balance sheets of Carolina Commercial Heat Treating, Inc. as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carolina Commercial Heat Treating, Inc. as of December 31, 1995 and 1994, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

Scharf Pera & Co.
Charlotte, North Carolina
January 18, 1996

                    CAROLINA COMMERCIAL HEAT TREATING, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                                           1995        1994
                                                        ----------- -----------
ASSETS
CURRENT ASSETS:
  Cash and temporary investments....................... $ 1,361,491 $ 1,166,003
  Trade accounts receivable............................   2,294,394   2,261,594
  Current portion of notes receivable..................      20,453      10,453
  Prepaid and other assets.............................      10,312      60,215
                                                        ----------- -----------
    Total current assets...............................   3,686,650   3,498,265
                                                        ----------- -----------
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land.................................................     339,236     295,175
  Buildings............................................     446,352     446,352
  Building equipment...................................     432,682     428,570
  Shop equipment.......................................  15,416,261  13,737,233
  Sales equipment......................................      55,624      56,175
  Office equipment.....................................     459,142     446,547
  Motor vehicles.......................................     423,720     457,941
  Leasehold improvements...............................     168,185     167,408
  Equipment deposits...................................      65,798     450,853
                                                        ----------- -----------
                                                         17,807,000  16,486,254
    Less--accumulated depreciation.....................  10,991,277  10,072,635
                                                        ----------- -----------
                                                          6,815,723   6,413,619
                                                        ----------- -----------
OTHER ASSETS:
  Long-term portion of notes receivable................     616,434     458,044
  Cash surrender value of officers' life insurance.....   1,037,824     872,177
  Intangible assets....................................      10,592      11,412
                                                        ----------- -----------
                                                          1,664,850   1,341,633
                                                        ----------- -----------
                                                        $12,167,223 $11,253,517
                                                        =========== ===========

                    CAROLINA COMMERCIAL HEAT TREATING, INC.

                           DECEMBER 31, 1995 AND 1994

                                                          1995         1994
                                                       -----------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................................  $   652,588  $   555,418
  Current portion of long-term debt..................      214,681      465,305
  Accrued pension contribution.......................      129,851      109,211
  Accrued expenses...................................      328,354      767,928
  Accrued withholdings and taxes, other than income..      121,308      120,626
  Income taxes payable...............................       11,849        5,009
                                                       -----------  -----------
    Total current liabilities........................    1,458,631    2,023,497
                                                       -----------  -----------
LONG-TERM DEBT--less current portion.................      273,786      676,863
                                                       -----------  -----------
DEFERRED INCOME TAXES................................       18,000       14,000
                                                       -----------  -----------
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; 75,000 shares
     authorized,
     49,200 shares issued and outstanding............       49,200       49,200
  Additional paid-in capital.........................      102,414      102,414
  Retained earnings..................................   10,506,235    8,628,586
                                                       -----------  -----------
                                                        10,657,849    8,780,200
  Less treasury stock at cost--2,100 shares..........     (241,043)    (241,043)
                                                       -----------  -----------
                                                        10,416,806    8,539,157
                                                       -----------  -----------
                                                       $12,167,223  $11,253,517
                                                       ===========  ===========


                       See Notes to Financial Statements

                    CAROLINA COMMERCIAL HEAT TREATING, INC.

                              STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                          1995         1994
                                                       -----------  -----------
NET SALES............................................. $21,458,596  $20,621,268
COST OF SALES.........................................  15,293,976   15,011,995
                                                       -----------  -----------
  Gross profit........................................   6,164,620    5,609,273
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE...........   3,274,209    3,462,784
                                                       -----------  -----------
  Income from operations..............................   2,890,411    2,146,489
OTHER INCOME (EXPENSE):
  Interest expense....................................     (54,183)     (90,579)
  Other income, net...................................     215,028       73,709
                                                       -----------  -----------
                                                           160,845      (16,870)
                                                       -----------  -----------
  Income before taxes.................................   3,051,256    2,129,619
  Taxes on income.....................................      38,200       29,825
                                                       -----------  -----------
  NET INCOME.......................................... $ 3,013,056  $ 2,099,794
                                                       ===========  ===========


                       See Notes to Financial Statements

                    CAROLINA COMMERCIAL HEAT TREATING, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                    YEARS ENDED DECEMBER 31, 1995 AND 1994

                          COMMON STOCK   TREASURY STOCK
                         -------------- ----------------
                                                          ADDITIONAL
                                                           PAID-IN    RETAINED
                         SHARES AMOUNT  SHARES  AMOUNT      CAPITAL   EARNINGS       TOTAL
                         ------ ------- ------ ---------  ---------- -----------  -----------
Balance at December 31,
1993, as previously
stated.................. 49,200 $49,200 2,100  $(241,043)  $102,414  $ 7,754,150  $ 7,664,721
  Prior period
adjustment..............    --      --    --         --         --      (225,358)    (225,358)
                         ------ ------- -----  ---------   --------  -----------  -----------
Balance at December 31,
1993, as restated....... 49,200  49,200 2,100   (241,043)   102,414    7,528,792    7,439,363
  Dividends paid........    --      --    --         --         --    (1,000,000)  (1,000,000)
  Net income, as
previously stated.......    --      --    --         --         --     2,301,581    2,301,581
  Prior period
adjustment..............    --      --    --         --         --      (201,787)    (201,787)
                         ------ ------- -----  ---------   --------  -----------  -----------
  Net income, as
restated................    --      --    --         --         --     2,099,794    2,099,794
                         ------ ------- -----  ---------   --------  -----------  -----------
Balance at December 31,
1994, as restated....... 49,200  49,200 2,100   (241,043)   102,414    8,628,586    8,539,157
  Dividends paid........    --      --    --         --         --    (1,135,407)  (1,135,407)
  Net income............    --      --    --         --         --     3,013,056    3,013,056
                         ------ ------- -----  ---------   --------  -----------  -----------
Balance at December 31,
1995.................... 49,200 $49,200 2,100  $(241,043)  $102,414  $10,506,235  $10,416,806
                         ====== ======= =====  =========   ========  ===========  ===========

                       See Notes to Financial Statements

                    CAROLINA COMMERCIAL HEAT TREATING, INC.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                          1995        1994
                                                       ----------  ----------
Cash flows from operating activities:
  Net income.......................................... $3,013,056  $2,099,794
  Adjustments to reconcile net income to net cash
     provided by
     operating activities:
    Depreciation and amortization.....................  1,311,762   1,113,383
    (Gain) loss on sale of equipment..................    (13,352)     84,103
    (Increase) decrease in:
      Trade accounts receivable.......................    (32,800)   (636,820)
      Prepaid and other assets........................     49,903     (27,886)
      Income tax refund receivable....................        --        3,108
    Increase (decrease) in:
      Accounts payable................................     97,170     109,396
      Accrued pension contribution....................     20,640      10,250
      Accrued salaries and wages......................   (439,574)    415,625
      Accrued taxes other than income.................        682      29,731
      Income tax payable..............................      6,840       5,009
      Deferred income taxes...........................      4,000       7,144
                                                       ----------  ----------
    Net cash provided by operations...................  4,018,327   3,212,837
                                                       ----------  ----------
Cash flows from investing activities:
  Payments received on notes receivable...............     15,641      11,258
  Additions on notes receivable.......................   (184,031)    (44,100)
  Increase in cash surrender value of officers' life
insurance.............................................   (165,647)   (121,923)
  Proceeds from the sale of property, plant and
equipment.............................................     67,227      48,470
  Purchase of property, plant and equipment........... (1,766,920) (1,768,573)
                                                       ----------  ----------
    Net cash used in investing activities............. (2,033,730) (1,874,868)
                                                       ----------  ----------
Cash flows from financing activities:
  Distributions to shareholders....................... (1,135,407) (1,000,000)
  Payments on long-term debt obligations..............   (510,803)   (316,181)
  Proceeds from long-term debt obligations............     15,996     245,000
  Payments on notes payable...........................   (158,895)        --
                                                       ----------  ----------
    Net cash flows used in financing activities....... (1,789,109) (1,071,181)
                                                       ----------  ----------
Net increase in cash..................................    195,488     266,788
Cash--beginning of year...............................  1,166,003     899,215
                                                       ----------  ----------
Cash--end of year..................................... $1,361,491  $1,166,003
                                                       ==========  ==========

                       See Notes to Financial Statements

                    CAROLINA COMMERCIAL HEAT TREATING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1995 AND 1994
NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 THE COMPANY:

  Carolina Commercial Heat Treating, Inc. (the Company) is engaged in heat treating industrial users' metal parts. The Company's corporate headquarters and marketing division are located in Charlotte, North Carolina. The Company operates heat treating plants in Fountain Inn, South Carolina; Morristown, Tennessee; Reidsville, North Carolina; and Conyers, Georgia. The Company's primary customers are manufacturers.

 CASH AND CASH EQUIVALENTS:

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment are recorded at cost. Depreciation is recorded on the straight-line method over the estimated useful lives of 25-32 years for buildings and building equipment, 5-7 years for shop equipment, sales equipment and office equipment, 5 years for motor vehicles and 32 years for leasehold improvements. Equipment deposits consists of commercial heat treating equipment not yet placed in service. Maintenance and repair costs are expensed as incurred. Gains or losses on dispositions are reflected in income.

 INTANGIBLE ASSETS:

  During 1993, the Company acquired intangible assets of $12,300 in connection with the acquisition of the Conyers, Georgia heat treating plant. These intangible assets are being amortized on the straight-line method over the estimated useful lives of 15 years.

 INCOME TAXES:

  The Company's stockholders have elected for the corporation to be taxed under the provision of Subchapter S of the Internal Revenue Code. Under this provision, the stockholders are taxed on their proportionate share of the Company's taxable income.

  The State of Tennessee does not recognize the Subchapter S provision of the Internal Revenue Code. Income taxes have been provided on the proportionate share of income attributable to Tennessee. Deferred income taxes are provided on timing differences between financial and taxable income and result principally from the use of different depreciation methods for tax and financial reporting purposes. The Company has adopted SFAS 109, Accounting for Income Taxes, to account for deferred income taxes. Deferred taxes are computed based on the tax liability or benefit in future years of the reversal of temporary differences in the recognition of income or deduction of expenses between financial and tax reporting purposes. Under the provisions of SFAS 109, the Company elected not to restate prior years' financial statements because the effect was not significant.

 SELF-INSURANCE:

  The company is generally self-insured for losses and liabilities related to workers' compensation and health insurance claims. The Company's maximum self-insured exposure for workers' compensation claims is limited to $100,000 per individual and $1,000,000 in aggregate. The Company's maximum self-insured exposure for health insurance claims is limited to $35,000 per individual and $960,000 in aggregate. Losses are accrued based upon the Company's estimates of the aggregate liability for claims incurred based on Company experience.

                    CAROLINA COMMERCIAL HEAT TREATING, INC.

                    YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 2--PRIOR PERIOD ADJUSTMENT:

  Prior period adjustments have been made to reflect a change in accounting for bonuses payable to the Company's executive officers. The net effect of this change in accounting policy has been to decrease ending retained earnings for the year ended December 31, 1993 by $225,358, increase selling, general and administrative expense for the year ended December 31, 1994 by $201,787, and to increase accrued expenses at December 31, 1994 by $427,145, from amounts previously reported. All amounts affected have been restated in the financial statements.

NOTE 3--RELATED PARTY TRANSACTIONS:

  The Company leases its corporate headquarters from Old Pineville Properties. Rents paid to this partnership were $27,000 during the years ended December 31, 1995 and 1994. The Company leases its Fountain Inn, South Carolina, and Reidsville, North Carolina heat treating plants from Blacksmith Leasing. During the years ended December 31, 1995 and 1994, the Company paid this partnership rents totaling $243,000. These partnerships are comprised of certain of the Company's shareholders.

NOTE 4--NOTES RECEIVABLE--RELATED PARTIES:

  Notes receivable from related parties at December 31, 1995 and 1994 consisted of the following:

                                                                 1995     1994
                                                               -------- --------
Note receivable from Old Pineville Properties dated December,
 1986,
 due in 120 monthly payments of $1,187 including interest at
 9 percent;
 secured by the corporate headquarters building..............  $ 14,647 $ 26,959
Note receivable--trust; increased monthly by a portion of the life insurance
 policies premiums; payment due out of the life insurance
 proceeds upon
 death of the insured........................................   460,568  441,538
Note receivable--stockholder dated July, 1995, due in 180
 monthly payments
 of $1,430 including interest at 6.42 percent; unsecured.....   161,672      --
                                                               -------- --------
                                                                636,887  468,497
Less current portion.........................................    20,453   10,453
                                                               -------- --------
                                                               $616,434 $458,044
                                                               ======== ========

NOTE 5--DEFINED CONTRIBUTION PLAN:

  The Company sponsors a defined contribution plan covering substantially all of its employees which have met certain specified service qualifications. All contributions to this plan are at the discretion of the Company's Board of Directors and are limited to the maximum amount allowable under Internal Revenue Service regulations. The expense for the contribution to this plan for the years ended December 31, 1995 and 1994, was $130,686 and $109,211, respectively.

                    CAROLINA COMMERCIAL HEAT TREATING, INC.

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 6--LONG-TERM DEBT:

  Long-term debt at December 31, 1995 and 1994 consisted of the following:

                                                              1995      1994
                                                            -------- ----------
Commercial note payable dated December 21, 1993; due in 60
 monthly
 installments of $12,023, including interest at 7.5
 percent; secured by
 equipment costing $6,963,429.............................. $386,366 $  497,168
Promissory note payable dated December 31, 1993; due in 3
 annual installments of $200,000 plus interest payable
 quarterly at 8 percent; first installment due December 31,
 1994; secured by equipment costing $1,017,700.............      --     400,000
Promissory note payable dated December 31, 1994; due in 19
 monthly installments of $12,895; first installment due
 January 1, 1995; unsecured................................   90,260    245,000
Capitalized lease payable dated February, 1995; payable in
 36 monthly installments of $486.75 plus interest at 6
 percent beginning April, 1995; secured by shop equipment..   11,841        --
                                                            -------- ----------
                                                             488,467  1,142,168
Less current portion.......................................  214,681    465,305
                                                            -------- ----------
                                                            $273,786 $  676,863
                                                            ======== ==========

  At December 31, 1995, long-term debt was due in aggregate annual installments as follows:

      Year ending December 31,
          1996.......................................................  214,681
          1997.......................................................  134,143
          1998.......................................................  139,643
         Thereafter..................................................      --
                                                                      --------
                                                                      $488,467
                                                                      ========

NOTE 7--INCOME TAXES:

  The provision for Tennessee state income taxes at December 31, 1995 and 1994 consisted of the following:

                                                                1995     1994
                                                               -------  -------
   State income tax at statutory rates........................ $40,121  $27,816
   Tax credits................................................  (5,921)  (5,135)
   Deferred income taxes......................................   4,000    7,144
                                                               -------  -------
                                                               $38,200  $29,825
                                                               =======  =======

                    CAROLINA COMMERCIAL HEAT TREATING, INC.

                    YEARS ENDED DECEMBER 31, 1995 AND 1994

NOTE 8--COMMITMENTS AND CONTINGENCIES:

  The Company occupies certain facilities and uses certain equipment under operating leases. Commitments under operating leases with terms extending beyond one year at December 31, 1995, were as follows:

                                               RELATED PARTIES   REAL
                                                REAL PROPERTY  PROPERTY VEHICLES
                                               --------------- -------- --------
 1996.........................................     270,000      60,219  147,240
 1997.........................................     270,000      64,130  132,990
 1998.........................................     256,500      65,412  113,715
 1999.........................................     256,500      38,598  108,240
 2000.........................................     256,500         --    97,265
Thereafter....................................     702,000         --    35,913

  For the years ended December 31, 1995 and 1994, operating lease expense was $358,619 and $352,290, respectively. Operating lease expenses paid to related parties for the years ended December 31, 1995 and 1994 was $270,000.

NOTE 9--OTHER MATTERS:

 MAJOR CUSTOMERS:

  For the years ended December 31, 1995 and 1994, respectively, the Company had sales to one customer representing 16 percent and 15 percent of its total for the years then ended.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OF THE UNDER-WRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITA-TION OF AN OFFER TO BUY THE COMMON STOCK OFFERED HEREBY TO ANY PERSON BY ANY-ONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  10
Capitalization...........................................................  11
Price Range of Common Stock..............................................  12
Dividend Policy..........................................................  12
Selected Financial Data..................................................  13
Unaudited Pro Forma Financial Data.......................................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  21
Management...............................................................  32
Certain Transactions.....................................................  39
Principal and Selling Stockholders.......................................  40
Description of Capital Stock.............................................  43
Shares Eligible for Future Sale..........................................  46
Underwriting.............................................................  48
Legal Matters............................................................  49
Experts..................................................................  49
Additional Information...................................................  49
Index to Financial Statements............................................ F-1

UNTIL       , 1996 (25 DAYS AFTER THE DATE OF THIS OFFERING), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.
3,000,000 SHARES

GIBRALTAR STEEL CORPORATION

COMMON STOCK
($.01 PAR VALUE)

                                   (L O G O)



SALOMON BROTHERS INC

SMITH BARNEY INC.


PROSPECTUS
DATED    , 1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all expenses, other than selling commissions, payable by the registrant in connection with the sale of the Common Stock being registered. All of the amounts shown are estimates, except for the registration fee, the NASD filing fee and the NASDAQ listing fee.

   Filing fee for registration statement.............................. $ 22,753
   NASD filing fee....................................................    7,099
   Blue Sky fees and expenses.........................................   15,000
   Printing and engraving expenses....................................  200,000
   Legal fees and expenses............................................  175,000
   Accounting fees and expenses.......................................  175,000
   NASDAQ listing fee.................................................   17,500
   Miscellaneous......................................................  187,648
                                                                       --------
     TOTAL............................................................ $800,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Indemnification of directors is authorized under Section 145 of the Delaware General Corporation Law, which generally provides as follows:

    Under Section 145(a) of the General Corporation Law of Delaware, Registrant may indemnify any officer or director in any action other than actions by or in the right of Registrant, whether civil, criminal, administrative or investigative, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Registrant, and, with respect to any criminal action or proceedings has no reasonable cause to believe his conduct was unlawful. Under Section 145(b) Registrant may indemnify any officer or director in any action by or in the right of Registrant against expenses actually and reasonably incurred by him in the defense or settlement of such action if such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Registrant, except where such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Registrant, unless, on application, the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person in view of all the circumstances is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Section 145(c) provides for mandatory indemnification of officers or directors who have been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b)). Section 145(d) authorizes indemnification under subsections (a) and (b) in specific cases if approved by Registrant's Board of Directors or stockholders upon a finding that the officer or director in question has met the requisite statutory standards of conduct. Section 145(g) empowers Registrant to purchase insurance coverage for any director, officer, employee or agent against any liability incurred by him in his capacity as such, whether or not Registrant would have the power to indemnify him under the provisions of the General Corporation Law. The foregoing is only a summary of the described sections of the Delaware General Corporation Law and is qualified in its entirety by referenced to such sections.

  The Certificate of Incorporation of the Company provides that the Company shall indemnify each officer and director of the Company to the fullest extent permitted by applicable law. The Certificate of Incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

ITEM 16. RECENT SALES OF UNREGISTERED SECURITIES

  Except as hereinafter set forth, there have been no sales of unregistered securities of the Registrant by the Registrant within the past three years:

  Immediately prior to the consummation of its initial public offering in November 1993, the Company consummated a reorganization whereby it issued an aggregate of 7,500,000 shares of Common Stock to the then-existing stockholders of each of its subsidiaries in exchange for all of the outstanding capital stock of the subsidiaries. No underwriters, brokers or finders were employed in connection with this reorganization. The number of shares of Common Stock issued by the Company in connection with this reorganization was determined by the existing stockholders of each of the subsidiaries based upon an independent appraisal of each of the subsidiaries and was not the result of an arms-length negotiation. The shares of Common Stock issued in connection with this reorganization were issued in transactions not involving a public offering in reliance on the exemption provided under Section 4(2) of the Securities Act.

ITEM 17. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                          EXHIBIT                          NUMBERED PAGE
 -------                         -------                          -------------
  **1.1  Form of Underwriting Agreement
   *3.1  Certificate of Incorporation of the Registrant
         (incorporated by reference to Exhibit 3.1 to the
         Registrant's Registration Statement on Form S-1
         (Registration No. 33-69304))
   *3.2  By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration
         Statement on Form S-1 (Registration No. 33-69304))
   *4.1  Specimen Common Share Certificate (incorporated by
         reference to Exhibit 4.1 to the Registrant's
         Registration Statement on Form S-1 (Registration
         No. 33-69304)).
   *5.1  Opinion of Lippes, Silverstein, Mathias & Wexler LLP
  *10.1  Credit Agreement dated November 10, 1994 among
         Gibraltar Steel Corporation and Gibraltar Steel
         Corporation of New York and Chase Manhattan Bank, N.A.
         as Administrative Agent and the Banks listed in
         Schedule 1 thereof (incorporated by reference to
         Exhibit 10.1 to the Registrant's Current Report on
         Form 8-K dated November 14, 1994).
  *10.2  Amendment Agreement dated as of December 28, 1995
         among Gibraltar Steel Corporation, Gibraltar Steel
         Corporation of New York, The Chase Manhattan Bank,
         N.A., Fleet Bank, Mellon Bank, N.A. and The Chase
         Manhattan Bank, N.A., as Administrative Agent
         (incorporated by reference to Exhibit 10.32 to the
         Registrant's Annual Report on Form l0-K for the year
         ended December 31, 1995).
  *10.3  Partnership Agreement of Samuel Pickling Management
         Company dated June 1, 1988 between Cleveland Pickling,
         Inc. and Samuel Manu-Tech, Inc. (incorporated by
         reference to Exhibit 10.7 to the Registrant's
         Registration Statement on Form S-1 (Registration No.
         33-69304))
  *10.4  Partnership Agreement dated May 1988 among Samuel
         Pickling Management Company, Universal Steel Co., and
         Ruscon Steel Corp., creating Samuel Steel Pickling
         Company, a general partnership (incorporated by
         reference to Exhibit 10.8 to the Registrant's
         Registration Statement on Form S-1(Registration No.
         33-69304)).

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                          EXHIBIT                          NUMBERED PAGE
 -------                         -------                          -------------
 *10.7   Agreement dated April 24, 1994 between Gibraltar
         Metals Division and International Union, United
         Automobile, Aerospace and Agricultural Implement
         Workers of America (UAW) and its Amalgamated Local No.
         55. (incorporated by reference to Exhibit 10.26 to the
         Registrant's Annual Report on Form 10-K for the year
         ended December 31, 1994).
 *10.8   Agreement dated July 30, 1993 between Gibraltar Strip
         and Strapping Division and International Union United
         Automobile Aerospace and Agricultural Implement
         Workers of America (UAW) and its Amalgamated Local No.
         55. (incorporated by reference to Exhibit 10.10 to the
         Registrant's Registration Statement on Form S-1
         (Registration No. 33-69304)).
 *10.9   Lease dated December 1, 1987 between American Steel
         and Wire Corporation as Lessor and Gibraltar Strip
         Steel, Inc., as Lessee, as amended by an Amendment to
         Lease dated February 1, 1992. (incorporated by
         reference to Exhibit 10.11 to the Registrant's
         Registration Statement on Form S-1 (Registration No.
         33-69304)).
 *10.10  Bond Purchase Agreement dated June 16, 1994 among the
         Industrial Development Board of the County of
         Hamilton, Tennessee, Fleet Bank of New York and
         Gibraltar Steel Corporation of Tennessee.
 *10.11  Lease dated September 1, 1990 between Erie County
         Industrial Development Agency and Integrated
         Technologies International, Ltd. (incorporated by
         reference to Exhibit 10.13 to the Registrant's
         Registration Statement on Form S-1 Registration No.
         33-69304)).
 *10.12  Lease dated June 4, 1993 between Buffalo Crushed
         Stone, Inc. and Gibraltar Steel Corporation
         (incorporated by reference to Exhibit 10.14 to the
         Registrant's Annual Report on Form 10-K for the year
         ended December 31, 1995).
 *10.13  Employment Agreement dated as of November 1, 1993
         between the Registrant and Brian J. Lipke
         (incorporated by reference to Exhibit 10.15 to the
         Registrant's Registration Statement on Form S-1
         (Registration
         No. 33-69304)).
 *10.14  Gibraltar Steel Corporation Executive Incentive Bonus
         Plan (incorporated by reference to Exhibit 10.16 to
         the Registrant's Registration Statement on Form S-1
         (Registration No. 33-69304)).
 *10.15  Agreement dated June 29, 1992 for Adoption by
         Gibraltar Steel Corporation of Chase Lincoln First
         Bank, N.A. (now Chase Manhattan Bank, N.A.) Non-
         Standardized Prototype 401(k) Retirement Savings Plan
         (incorporated by reference to Exhibit 10.17 to the
         Registrant's Registration Statement on Form S-1
         (Registration No. 33-69304)).
 *10.16  Gibraltar Steel Corporation Incentive Stock Option
         Plan, Second Amendment and Restatement.
 *10.17  Gibraltar Steel Corporation Non-Qualified Stock Option
         Stock Plan, First Amendment and Restatement.
 *10.18  Gibraltar Steel Corporation Profit Sharing Plan dated
         August 1, 1984, as Amended April 14, 1986 and May 1,
         1987 (incorporated by reference to Exhibit 10.21 to
         the Registrant's Registration Statement on Form S-1
         (Registration No. 33-69304)).
 *10.19  Gibraltar Steel Corporation 401(k) Plan (incorporated by reference to
         Exhibit 4.1 to the Registrant's Registration Statement
         on Form S-8 (Registration Number 33-87034)).

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                          EXHIBIT                          NUMBERED PAGE
 -------                         -------                          -------------
  *10.20 Gibraltar Strip Steel, Inc. Profit Sharing and
         Retirement Plan (incorporated by reference to Exhibit
         4.2 to the Registrant's Registration Statement on Form
         S-8 (Registration Number 33-87034)).
  *10.21 Lease dated January 11, 1996 between Turn Key
         Warehousing, Inc., as Lessor and Gibraltar Metals, a
         division of Gibraltar Steel Corporation of New York,
         as Lessee.
  *10.22 Stock Purchase Agreement dated as of April 3, 1995
         among Gibraltar Steel Corporation of New York and
         Albert Fruman, Marshall Fruman, Lee Fruman, Dale
         Fruman and William R. Hubbell Trust under agreement
         dated July 20, 1980 (incorporated by reference to
         Exhibit 10.1 to the Registrant's Current Report on
         Form 8-K dated April 6, 1995).
  *10.23 Purchase Agreement dated as of February 14, 1996 among
         Gibraltar Steel Corporation and Harold J. Hendershot,
         Jr., James M. Hendershot, Nancy Hendershot Preston,
         Martha M. Hendershot, Harold J. Hendershot, III,
         Kirsten P. Hendershot, Traci H. Kennedy, Christine L.
         Collins, Wayne D. Collins, Jason P. Collins and
         Michael N. Preston (incorporated by reference to
         Exhibit 10.1 to the Registrant's Current Report on
         Form 8-K dated February 26, 1996).
  *10.24 Lease dated November 2, 1992 between MGI Properties and Mill Transportation Company, as modified by Lease
         Extension and Modification Agreement dated as of July
         24, 1995 between MGI Holdings, Inc. and Mill
         Transportation Company.
  *10.25 Real Property Lease Agreement dated February 14, 1996 between Blacksmith Leasing and Carolina Commercial
         Heat Treating, Inc.
  *10.26 Real Property Lease Agreement dated February 14, 1996 between Blacksmith Leasing and Carolina Commercial
         Heat Treating, Inc.
  *10.27 Lease dated as of August 1, 1995 between John W. Rex and Carolina Commercial Heat Treating, Inc.
  *21.1  Subsidiaries of the Registrant
  *23.1  Consent of Lippes, Silverstein, Mathias & Wexler LLP
         (contained in Exhibit 5.1 to this registration
         statement)
 **23.2  Consent of Price Waterhouse LLP
 **23.3  Consent of KPMG Peat Marwick LLP
 **23.4  Consent of Scharf Pera & Co.
  *24.1  Power of Attorney

- --------
* Previously filed
** Filed herewith

  (b) Financial Statement Schedules:

  Schedule VIII -- Valuation and Qualifying Accounts and Reserves.

  Schedule X -- Supplementary Income Statement Information.

ITEM 18. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes that:

    (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                                                   SCHEDULE VIII

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

                                          ADDITIONS
                                    ----------------------
                         BALANCE AT CHARGED TO CHARGED TO              BALANCE AT
                         JANUARY 1, COSTS AND     OTHER       (1)     DECEMBER 31,
                            1993     EXPENSES   ACCOUNTS   DEDUCTIONS     1993
Description              ---------- ---------- ----------- ---------- ------------
Allowance for bad
debts...................    $260       $178       $--        $(125)       $313
                            ====       ====       ====       =====        ====
                                          ADDITIONS
                                    ----------------------
                         BALANCE AT CHARGED TO CHARGED TO              BALANCE AT
                         JANUARY 1, COSTS AND     OTHER       (1)     DECEMBER 31,
                            1994     EXPENSES   ACCOUNTS   DEDUCTIONS     1994
Description              ---------- ---------- ----------- ---------- ------------
Allowance for bad
debts...................    $313       $ 53       $ 15       $ (54)       $327
                            ====       ====       ====       =====        ====
                                          ADDITIONS
                                    ----------------------
                         BALANCE AT CHARGED TO CHARGED TO              BALANCE AT
                         JANUARY 1, COSTS AND     OTHER       (1)     DECEMBER 31,
                            1995     EXPENSES  ACCOUNTS(2) DEDUCTIONS     1995
Description              ---------- ---------- ----------- ---------- ------------
Allowance for bad
debts...................    $327       $ 50       $149       $ (35)       $491
                            ====       ====       ====       =====        ====

(1) Deductions relate to write-off of specific accounts.

(2) Includes $161,000 from acquired company and subsidiaries.

                                                                     SCHEDULE X

                  SUPPLEMENTARY INCOME STATEMENT INFORMATION
                                (IN THOUSANDS)

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                       1995    1994     1993
                                                      ------- ------- ---------
Maintenance and repairs.............................. $   *   $   *   $   1,882
Depreciation and amortization of intangible assets,
 preoperating costs
 and similar deferrals...............................     *       *          *
Taxes, other than payroll and income taxes...........     *       *          *
Royalties............................................     *       *          *
Advertising costs....................................     *       *          *

*  Less than 1% of total sales.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BUFFALO, STATE OF NEW YORK ON JUNE 18, 1996.

                                          GIBRALTAR STEEL CORPORATION

                                                     s/ Brian J. Lipke
                                          By __________________________________
                                                      BRIAN J. LIPKE
                                             CHAIRMAN OF THE BOARD, PRESIDENT
                                                            AND
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

          s/ Brian J. Lipke            Chairman of the Board,
- -------------------------------------   President and Chief     June 18, 1996
           BRIAN J. LIPKE               Executive Officer
                                        (Principal Executive
                                        Officer)

        s/ Walter T. Erazmus           Executive Vice
- -------------------------------------   President--Finance      June 18, 1996
          WALTER T. ERAZMUS             and Chief Financial
                                        Officer (Principal
                                        Financial Officer and
                                        Principal Accounting
                                        Officer)

         s/ Curtis W. Lipke            Director
- -------------------------------------                           June 18, 1996
           CURTIS W. LIPKE

          s/ Neil E. Lipke             Director
- -------------------------------------                           June 18, 1996
            NEIL E. LIPKE

         s/ Gerald S. Lippes           Director
- -------------------------------------                           June 18, 1996
          GERALD S. LIPPES

       s/ Arthur A. Russ, Jr.          Director
- -------------------------------------                           June 18, 1996
         ARTHUR A. RUSS, JR.


                                     III-1

              SIGNATURE                         TITLE                DATE


       s/ William P. Montague           Director
- -------------------------------------                           June 18, 1996
         WILLIAM P. MONTAGUE

                                        Director
- -------------------------------------
          DAVID N. CAMPBELL

                                     III-2